Exhibit 10.67
ACQUISITION AND PROJECT LOAN
AGREEMENT
among
ACADIA-PA EAST FORDHAM ACQUISITIONS, LLC,
a Delaware limited liability company
as Lead Borrower
and
ACADIA-PA EAST FORDHAM ACQUISITIONS, LLC,
a Delaware limited liability company
FORDHAM PLACE OFFICE, LLC
a Delaware limited liability company
as Borrower,
and
The LENDERS Party Hereto,
as Lenders
and
EUROHYPO AG, NEW YORK BRANCH
as Administrative Agent
Date: As of October 5, 2007

i

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Legal Description
Exhibit B	Budget
Exhibit C-1	Form of Project Loan Note
Exhibit C-2	Form of Building Loan Note
Exhibit C-3	Form of Acquisition Loan Note
Exhibit D	Form of Assignment and Assumption
Exhibit E	Notices for Conversion and Continuations

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Exhibit F-1	Form of Request for Loan Advance (Project Loans)
Exhibit F-2	Form of Request for Loan Advance (Building Loans)
Exhibit F-3	Form of Request for Loan Advance (Acquisition Loans)
Exhibit G Schedule 1	Controlled Account Agreement Commitments
Schedule 1.1(130)	Leasing Guidelines
Schedule 1.1(193)	Proportionate Share
Schedule 2.4(1)	Wire Instructions
Schedule 3.1(1)(J)	Insurance Requirements for Construction Managers, Major Contractors, Architects and Design Professionals
Schedule 4	Advance Conditions
Schedule 7.6	Permitting Schedules
Schedule 7.27	Organizational Chart
Schedule 7.32	Tenant Improvement Allowances

ACQUISITION AND PROJECT LOAN AGREEMENT
     ACQUISITION AND PROJECT LOAN AGREEMENT is entered into as of October 5, 2007 among ACADIA-PA EAST FORDHAM ACQUISITIONS, LLC, a limited liability company duly organized and validly existing under the laws of the State of Delaware (“Lead Borrower”), FORDHAM PLACE OFFICE, LLC, a limited liability company duly organized and validly existing under the laws of the State of Delaware (“Fordham Office”, hereinafter, jointly and severally with Lead Borrower, and singly and collectively, “Borrower”); each of the lenders that is a signatory hereto identified under the caption “LENDERS” on the signature pages hereof and each lender that becomes a “Lender” after the date hereof pursuant to Section 12.23(1) (individually, a “Lender” and, collectively, the “Lenders”); and EUROHYPO AG, NEW YORK BRANCH, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).
RECITALS
     A. Lead Borrower is the fee owner of that certain tract of land located in the County of Bronx, State of New York and being more fully described in Exhibit A attached hereto (the “Land”) and the improvements currently located thereon.
     B. Borrower proposes to renovate, alter, improve, install and construct the Improvements (as hereinafter defined) on the Land and, in connection therewith has requested and applied to the Lenders for a loan in the amount of $75,339,243.00 (the “Total Building Loan Commitment”) for the purposes of paying certain of the Cost of Improvement pertaining to the Project (as hereinafter defined) including certain costs with respect to the construction and equipping of the Improvements. The Lenders have agreed to make such loan pursuant to the Building Loan Agreement, of even date herewith, entered into by Borrower, the Lenders and Administrative Agent (as the same may be modified, amended and/or supplemented and in effect from time to time, the “Building Loan Agreement”)
     C. Borrower has also requested and applied to the Lenders for a loan in the amount of $1,930,757.00 (the “Total Project Loan Commitment”) for the purpose of paying certain costs pertaining to the Project, which costs do not constitute a Cost of Improvement. The Lenders are willing to make such loan on and subject to the terms and conditions hereinafter set forth.
     D. Borrower has also requested and applied to the Lenders for a loan in the amount of $18,000,000.00 (the “Total Acquisition Loan Commitment”) for the purpose of re-financing Borrower’s acquisition of the Land and the improvements located thereon. The Lenders are willing to make such loan on and subject to the terms and conditions hereinafter set forth.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS
     Section 1.1 Certain Definitions. As used herein, the following terms have the meanings indicated:
          (1) “Access Laws” has the meaning assigned to such term in Section 9.17(1).
          (2) “Acquisition Loan” and “Acquisition Loans” have the respective meanings assigned in Section 2.1(1)(b).
          (3) “Acquisition Loan Commitment” means, as to each Lender, the obligation of such Lender to make Acquisition Loans in a principal amount up to but not exceeding the amount set opposite the name of such Lender on Schedule 1 under the caption “Acquisition Loan Commitment” or, in the case of a Person that becomes a Lender pursuant to an assignment permitted under Section 12.23(1), as specified in the respective instrument of assignment pursuant to which such assignment is effected.
          (4) “Acquisition Loan Mortgage” shall mean the Acquisition Loan Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing in the amount of the Total Acquisition Loan Commitment and executed, dated and delivered by Borrower to Administrative Agent (on behalf of the Lenders) on the Closing Date, securing the Acquisition Loan Notes, as the same may be modified, amended and/or supplemented and in effect from time to time.
          (5) “Acquisition Loan Notes” shall mean, collectively, the promissory note given to each of the Lenders, each note in principal amount equal to such Lender’s Acquisition Loan Commitment and substantially in the form of Exhibit C-3 attached hereto, to be executed, dated and delivered by Borrower to each of the Lenders as of the Closing Date, secured by the Acquisition Loan Mortgage, as the same may be modified, amended and/or supplemented and in effect from time to time.
          (6) “Additional Interest” means any and all amounts which may become due and payable by Borrower in accordance with the terms and provisions of any Hedge Agreement provided by a Eurohypo Counterparty which is secured by the Mortgages in accordance with Section 9.15, which amounts shall be evidenced by and payable pursuant to the Notes in favor of Eurohypo and/or such Affiliate; provided, however, that Additional Interest shall not include any amounts which may become due and payable pursuant to any Hedge Agreement which is not secured by the Mortgages.
          (7) “Adjusted Libor Rate” means, for any Interest Period for any LIBOR-based Loan, a rate per annum (rounded upwards, if necessary, to the nearest 1/32 of 1%) determined by Administrative Agent to be equal to (a) the Libor Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
          (8) “Administrative Agent” has the meaning assigned to such term in the Preamble.

          (9) “Advance Date” has the meaning assigned to such term in Section 2.6(5).
          (10) “Advanced Amount” has the meaning assigned to such term in Section 14.12(2).
          (11) “Affiliate” means with respect to any Person, another Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person and, if such Person is an individual, any member of the immediate family (including parents, spouse, children and siblings) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person that owns directly or indirectly securities having 10% or more of the voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership, membership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person. Notwithstanding the foregoing, no individual shall be an Affiliate of a Person solely by reason of his or her being a director, officer, trustee or employee of such Person or one of its Affiliates.
          (12) “Agency Fee” means the agency fee agreed to by Borrower and Administrative Agent pursuant to the Fee Letter.
          (13) “Agreement” means this Acquisition and Project Loan Agreement, as the same may be modified, amended and/or supplemented and in effect from time to time.
          (14) “Annual Budget” has the meaning assigned to such term in Section 9.23(1).
          (15) “Applicable Law” means any statute, law (including Environmental Laws), regulation, ordinance, rule, judgment, rule of common law, order, decree, Government Approval, approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether now or hereinafter in effect and, in each case, as amended (including any thereof pertaining to land use, zoning and building ordinances and codes).
          (16) “Applicable Lending Office” means, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an Affiliate of such Lender) designated for such Type of Loan on the respective signature pages hereof or such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to Administrative Agent and Borrower as the office by which its Loans of such Type are to be made and maintained.
          (17) “Applicable Margin” shall mean, for LIBOR-based Loans, 1.75% per annum.

          (18) “Appraisal” means an appraisal of the Project prepared by an MAI appraiser satisfactory to Administrative Agent, which appraisal must also (a) satisfy the requirements of Title XI of the Federal Institution Reform, Recovery and Enforcement Act of 1989 and the regulations promulgated thereunder (including the appraiser with respect thereto) and (b) be otherwise in form and substance satisfactory to Administrative Agent.
          (19) “Appraised Value” means that certain appraised value of the Project as determined by the Appraisal.
          (20) “Approved Annual Budget” shall have the meaning assigned in Section 9.23(1).
          (21) “Approved Fund” shall mean any Person (other than a natural person), including, without limitation, any collateralized debt obligation, that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, (c) an entity or an Affiliate of an entity that administers or manages a Lender, or (d) an Eligible Assignee.
          (22) “Approved Lease” means (a) each lease with each Existing Tenant and (b) each lease entered into after the Closing Date in accordance with the terms and conditions contained in Section 6.2 as such leases and related documents may be modified or amended pursuant to the terms of this Agreement.
          (23) “Approved Mezzanine Lender” means Eurohypo or its subsidiary.
          (24) “Approved Mezzanine Loan” means a loan (i) from the Approved Mezzanine Lender to the Mezzanine Borrower and secured solely by a pledge of the direct or indirect ownership interests in the Borrower, (ii) which is evidenced and secured by the Approved Mezzanine Loan Documents, (iii) which has a term expiring on or after the Maturity Date, and (iv) which is the subject of an intercreditor agreement between Administrative Agent and Approved Mezzanine Lender, which shall be in form and content acceptable to Administrative Agent.
          (25) “Approved Mezzanine Loan Documents” means the documents which will evidence or secure the Approved Mezzanine Loan which shall be subject to the approval of Administrative Agent.
          (26) “Approved Mezzanine Loan Liens” means liens in favor of Approved Mezzanine Lender created pursuant to the Approved Mezzanine Loan Documents as security for the Approved Mezzanine Loan and approved by Administrative Agent pursuant to the terms of the subordination and intercreditor agreement to be entered into between Administrative Agent and Approved Mezzanine Lender.
          (27) “Assignment and Assumption” means an Assignment and Assumption duly executed by the parties thereto, in substantially the form of Exhibit D hereto and consented to by Administrative Agent in accordance with Section 12.23(1).

          (28) “Authorized Officer” means with respect to Borrower, the President or Senior Vice President of Borrower whose names appear on a certificate of incumbency executed by the Secretary of the Borrower and delivered concurrently with the execution of this Agreement, as such certificate of incumbency may be amended from time to time to identify the names of the individuals then holding such offices and certified by the Secretary of the Borrower.
          (29) “Base Rate” means, for any day, a rate per annum equal to the higher of (a) the Federal Funds Rate for such day plus 1/2 of 1% or (b) the Prime Rate for such day. Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect at the time of such change in the Base Rate.
          (30) “Base Rate Loans” means Loans that bear interest at rates based upon the Base Rate.
          (31) “Best Buy Lease” means that certain Lease, dated June 29, 2007, between Borrower and Best Buy Stores, L.P., a Viriginia limited partnership.
          (32) “Bifurcation” has the meaning assigned to such term in Section 12.28.
          (33) “Bond” has the meaning assigned to such term in Section 1.1 of the Building Loan Agreement.
          (34) “Borrower” has the meaning assigned to such term in the Preamble. With respect to the definition of “Borrower”, except where the context otherwise provides, (i) any representations contained herein of Borrower shall be applicable to each Borrower, (ii) any affirmative covenants contained herein shall be deemed to be covenants of each Borrower and shall require performance by all Borrowers, (iii) any negative covenants contained herein shall be deemed to be covenants of each Borrower, and shall be breached if any Borrower fails to comply therewith, (iv) the occurrence of any Event of Default with respect to any Borrower shall be deemed to be an Event of Default hereunder, and (v) any Indebtedness and/or obligations of Borrower shall be deemed to include any Indebtedness and/or obligations of the Borrowers, or any Indebtedness and/or obligations of any one of them.
          (35) “Borrower Party” means Borrower, any Guarantor or Managing Member.
          (36) “Borrower’s Architect” has the meaning assigned to such term in Section 1.1 of the Building Loan Agreement.
          (37) “Borrower’s Architect’s Agreement” has the meaning assigned to such term in Section 1.1 of the Building Loan Agreement.
          (38) “Borrower’s Project Interest” means, from and after the establishment of the Condominium, collectively, Borrower’s right, title and interest in and to: (a) all Units; (b) the Improvements; (c) the Project Amenities; (d) Borrower’s rights, powers, privileges and obligations (including, without limitation, maintenance obligations and rights to reimbursement with respect to the Units and Project Amenities), whether as the Declarant or otherwise, under the Condominium Declaration; and (e) all other right, title and interest of Borrower in and to the Project, together with rights and appurtenances to the interests described in clause (a) through (d) above.
          (39) “Budget” means the budget attached as Exhibit B hereto as the same may be modified from time to time in accordance with the provisions of this Agreement.
          (40) “Budget Line Items” has the meaning assigned to such term in Section 4.5.
          (41) “Building Loan” and “Building Loans” has the meaning assigned to such term in Section 1.1 of the Building Loan Agreement.
          (42) “Building Loan Agreement” has the meaning assigned to such term in the Recitals.
          (43) “Building Loan Commitment” has the meaning assigned to such term in Section 1.1 of the Building Loan Agreement.
          (44) “Building Loan Mortgage” has the meaning assigned to such term in Section 1.1 of the Building Loan Agreement.
          (45) “Building Loan Notes” shall mean, collectively, the promissory note given to each of the Lenders, each note in principal amount equal to such Lender’s Building Loan Commitment and substantially in the form of Exhibit C-2 attached hereto, to be executed, dated and delivered by Borrower to each of the Lenders as of the Closing Date, secured by the Building Loan Mortgage, as the same may be modified, amended and/or supplemented and in effect from time to time.
          (46) “Business Day” means (a) any day other than a Saturday, a Sunday, or other day on which commercial banks located in New York City are authorized or required by law to remain closed and (b) in connection with a borrowing of, a payment or prepayment of principal of or interest on, a Conversion of or into, or an Interest Period for, a LIBOR-based Loan or a notice by Lead Borrower with respect to any such borrowing, payment, prepayment or Conversion, the term “Business Day” shall also exclude a day on which banks are not open for dealings in Dollar deposits in the London interbank market.
          (47) “Cash Management Agreement” means that certain Cash Management and Security Agreement which may be executed and delivered by Borrower, Administrative Agent (on behalf of the Lenders) and the Depository Bank in accordance with the terms and provisions of Section 15.1, as the same may be modified, amended and/or supplemented and in effect from time to time.
          (48) “Change in Law” means, to the extent that the Administrative Agent, the Lenders, the Borrower or the Project is subject thereto or required to comply therewith, the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or

(c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
          (49) “Change of Control” shall mean any transaction, transfer, admission, redemption, withdrawal, change in organizational documents or structure, or otherwise, whether directly or indirectly, as a result of which (a)(i) Sponsor, whether directly or indirectly, owns less than 18% of the membership interests in and rights to distributions from Borrower, or (ii) any Person other than Managing Member has the responsibility for managing and administering the day-to day business and affairs of Borrower or (iii) in any other respects, any Person other than Sponsor directly or indirectly Control Borrower, (b) (i) Sponsor no longer directly or indirectly owns at least 18% of the membership interests in and rights to distributions from the Managing Member, or (ii) Sponsor no longer directly or indirectly has responsibility for managing and administering the day-to day business and affairs of the Managing Member or (iii) in any other respects, any Person other than Sponsor directly or indirectly Controls the Managing Member, (c)(i) anyone other than Acadia Realty Trust, whether directly or indirectly, owns less than 75% of the partnership interests in Sponsor, or (ii) any Person other than Acadia Realty Trust has the responsibility for managing and administering the day-to day business and affairs of Sponsor or (iii) in any other respects, any Person other than Acadia Realty Trust directly or indirectly Controls Sponsor, or (d) a change in the management control of Acadia Realty Trust such that Kenneth F. Bernstein is no longer the Chief Executive Officer of Acadia Realty Trust or Kenneth F. Bernstein fails to devote a substantial amount of his business time and attention in any consecutive six (6) month period to the affairs of Acadia Realty Trust; provided, however, such occurrence shall not be an Event of Default if within sixty (60) days of the occurrence thereof the Administrative Agent approves, in the exercise of its reasonable judgment, the replacement or successor management of Acadia Realty Trust. As used in this definition, “Control” of one Person (the “controlled Person”) by another Person (the “controlling Person”) shall mean the possession, directly or indirectly, by the controlling Person of the power or ability to direct or cause the direction of the management or policies of the controlled Person, whether through the ability to exercise voting power, by contract or otherwise (“Controlled” and “Controlling” each have the meanings correlative thereto).
          (50) “Change Order” has the meaning assigned to such term in Section 1.1 of the Building Loan Agreement.
          (51) “Closing Date” means the date of this Agreement.
          (52) “Co-Borrower Documents” means collectively, the Contribution Agreement, the Co-Borrower Guaranty (Acquisitions) and the Co-Borrower Guaranty (Office).
          (53) “Co-Borrower Guaranty (Acquisitions)” means the Co-Borrower Guaranty by Lead Borrower in favor of Administrative Agent on the Closing Date, as the same may be modified, supplemented or amended from time to time.
          (54) “Co-Borrower Guaranty (Office)” means the Co-Borrower Guaranty by Fordham Office in favor of Administrative Agent on the Closing Date, as the same may be modified, supplemented or amended from time to time.

          (55) “Collateral Letter of Credit” means a clean, irrevocable and unconditional standby letter of credit that is (a) issued for the account of an applicant other than Borrower, (b) issued in favor of Administrative Agent (on behalf of the Lenders), (c) issued by an issuer having a paying office in the City of New York and having a rating with respect thereto of “A” or better by S&P and an equivalent rating from Moody’s, or such other issuer as shall be approved by the Administrative Agent in its sole and absolute discretion, (d) drawable, in whole or in part, from time to time, by Administrative Agent upon the presentment to the issuer of a clean sight-draft demanding such payment, (e) an “evergreen” letter of credit that initially has an expiration date of at least one (1) year from the date of deposit and is automatically renewed from year to year or one which does not expire until at least thirty (30) Business Days after the Maturity Date, and (f) freely assignable upon presentation of customary documents by Administrative Agent at no cost and expense to Administrative Agent.
          (56) “Commitment” means, as to each Lender, the aggregate Acquisition Loan Commitment, Project Loan Commitment and Building Loan Commitment.
          (57) “Completion Date” means the earlier of (a) twenty (20) months after the Closing Date, as such date may be extended due to Unavoidable Delays; provided, however, that in no event shall the Completion Date extend beyond the date which is twenty-four (24) months after the Closing Date, or (b) the effective date of any cancellation or termination right under any Major Lease due to the failure to complete any portion of the Project Completion Work, unless such cancellation or termination date is extended or waived by Tenant.
          (58) “Condominium” means that certain condominium established pursuant to the Condominium Declaration.
          (59) “Condominium Act” means Article 9-B of the Real Property Law of the State of New York (§ 339-d et seq.), and all amendments, modifications or replacements thereof or regulations with respect thereto, now or hereafter enacted or promulgated.
          (60) “Condominium Declaration” means that certain Condominium Declaration filed with the Attorney General’s Office of the State of New York and approved by Administrative Agent after the Closing Date for the purpose of creating the Condominium.
          (61) “Condominium Documents” means the Condominium Declaration, the by-laws of any owner’s association to be established pursuant to the Condominium Declaration to govern the affairs of the Condominium, and any other document, instrument or agreement creating, governing or affecting the Condominium.
          (62) “Consent and Agreement” has the meaning assigned to such term in Section 1.1 of the Building Loan Agreement.
          (63) “Construction Consultant” has the meaning assigned to such term in Section 1.1 of the Building Loan Agreement.
          (64) “Construction, Cost and Plan Review” means a report of the Construction Consultant, dated October 3, 2007 and in form and substance reasonably satisfactory to Administrative Agent, as to the Budget, the Plans and Specifications, the

construction plan, the Construction Schedule, and as to such other matters as Administrative Agent may reasonably request, including, without limitation, a detailed plan and cost review.
          (65) “Construction Management Agreement” has the meaning assigned to such term in Section 1.1 of the Building Loan Agreement.
          (66) “Construction Manager” has the meaning assigned to such term in Section 1.1 of the Building Loan Agreement.
          (67) “Construction Schedule” has the meaning assigned to such term in Section 1.1 of the Building Loan Agreement.
          (68) “Construction Work” has the meaning assigned to such term in Section 1.1 of the Building Loan Agreement.
          (69) “Consumer Price Index” means the consumer price index for the New York City area for all Urban Consumers-All Items, published monthly by the Bureau of Labor Statistics of the United States Department of Labor.
          (70) “Contingency Fund” has the meaning assigned to such term in Section 4.4.
          (71) “Continue” “Continuation” and “Continued” refer to the continuation pursuant to Section 2.2 of (a) a LIBOR-based Loan from one Interest Period to the next Interest Period or (b) a Base Rate Loan at the Base Rate.
          (72) “Contribution Agreement” means the Indemnity, Subrogation and Contribution Agreement among Lead Borrower, Fordham Office and Administrative Agent on the Closing Date, as the same may be modified, supplemented or amended from time to time.
          (73) “Controlled Account” means one or more deposit accounts established by Administrative Agent (for the benefit of the Lenders) at a Depository Bank that is acceptable to Administrative Agent, and which is established and maintained in accordance with the terms and provisions hereof.
          (74) “Controlled Account Agreement” shall have the meaning assigned to such term in Section 16.1(1)(a).
          (75) “Controlled Account Collateral” shall have the meaning assigned to such term in Section 16.1(3)(a).
          (76) “Convert” “Conversion” and “Converted” refer to a conversion pursuant to the terms of this Agreement of one Type of Loans into another Type of Loans, which may be accompanied by the transfer by a Lender (at its sole discretion) of a Loan from one Applicable Lending Office to another.
          (77) “Cost of Improvement” has the meaning assigned to such term in Section 1.1 of the Building Loan Agreement.

          (78) “Date Down Endorsement” means any date down endorsement to the Title Policies or other evidence of date down of title acceptable to Administrative Agent in its reasonable discretion covering (a) disbursements of loan proceeds made or to be made subsequent to the date of the Title Policies and (b) the period subsequent to the date of the Title Policies.
          (79) “Debt” means, for any Person, without duplication: (a) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (b) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable, if such amounts were advanced under the credit facility, (c) all amounts required to be paid by such Person as a guaranteed payment to partners, members (or other equity holders) or a preferred or special dividend, including any mandatory redemption of shares or interests, (d) all indebtedness guaranteed by such Person, directly or indirectly, (e) all obligations under leases that constitute capital leases for which such Person is liable, and (f) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.
          (80) “Declarant” means Acadia-PA East Fordham Acquisitions, LLC in its capacity as the declarant named in the Condominium Declaration.
          (81) “Default Rate” means the rate per annum from time to time applicable to Base Rate Loans plus 5%; provided, however, that in no event shall the Default Rate exceed the maximum rate allowed by Applicable Law.
          (82) “Defaulting Lender” has the meaning assigned in Section 14.12(1).
          (83) “Deficiency Deposit Account” has the meaning assigned to such term in Section 4.3(1)(b).
          (84) “Deficiency Deposit” has the meaning assigned in Section 4.3(1)(b).
          (85) “Depository Bank” means at any time any depository bank which is party to a Controlled Account Agreement.
          (86) “Design Professional” has the meaning assigned to such term in Section 1.1 of the Building Loan Agreement.
          (87) “Dollars” and “$” means lawful money of the United States of America.
          (88) “Eligible Assignee” means any of (i) a commercial bank organized under the Laws of the United States, or any State thereof, and having (x) total assets in excess of $1,000,000,000 and (y) a combined capital and surplus of at least $250,000,000; (ii) a commercial bank organized under the laws of any other country which is a member of the Organization of Economic Cooperation and Development (“OECD”), or a political subdivision of any such country, and having (x) total assets in excess of $1,000,000,000 and (y) a combined capital and surplus of at least $250,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of OECD; (iii) a life insurance company organized under the Laws of any State of the United States, or organized under the Laws of any country and licensed as a life insurer by any State within the United States and having admitted assets of at least $1,000,000,000; (iv) a nationally recognized investment banking company or other financial institution in the business of making loans, or an Affiliate thereof (other than any Person which is directly or indirectly a Borrower Party or directly or indirectly an Affiliate of any Borrower Party) organized under the Laws of any State of the United States, and licensed or qualified to conduct such business under the Laws of any such State and having (1) total assets of at least $1,000,000,000 and (2) a net worth of at least $250,000,000; (v) an Approved Fund; (vi) any Affiliate of Eurohypo, any other Person into which, or with which, Eurohypo is merged, consolidated or reorganized, or which is otherwise a successor to Eurohypo by operation of law, or which acquires all or substantially all of the assets of Eurohypo, any other Person which is a successor to the business operations of Eurohypo and engages in substantially the same activities, or any Affiliate of any of the foregoing; or (vii) any other Person reasonably acceptable to Borrower (to the extent Borrower’s consent to an assignment is required for an assignment to a Person other than those identified in clauses (i) through (vi) above, pursuant to Section 12.23(1), and provided that all other applicable conditions to such assignment set forth in Section 12.23(1) have been satisfied, including any applicable consent thereto to be delivered by Administrative Agent.
          (89) “Environmental Indemnity” means that certain Environmental Indemnity Agreement by Borrower and Guarantor in favor of Administrative Agent and each of the Lenders, to be executed, dated and delivered to Administrative Agent (on behalf of the Lenders) on the Closing Date, as the same may be modified, amended and/or supplemented and in effect from time to time.
          (90) “Equity Balancing Contribution” has the meaning assigned in Section 4.3.
          (91) “Eurohypo” means Eurohypo AG, New York Branch.
          (92) “Eurohypo Counterparty” means Eurohypo and or (a) any Affiliate of Eurohypo, (b) any other Person into which, or with which, Eurohypo is merged, consolidated or reorganized, or which is otherwise a successor to Eurohypo by operation of law, or which acquires all or substantially all of the assets of Eurohypo, (c) any other Person which is a successor to the business operations of Eurohypo and engages in substantially the same activities, or (d) any Affiliate of any of the Persons described in clauses (b) and (c) of this definition.
          (93) “Event of Default” has the meaning assigned in Article 10.
          (94) “Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 2.7(7),any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Applicable Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.7(6)(e) except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Applicable Lending Office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 2.7(6)(a).
          (95) “Exculpated Party” has the meaning assigned to such term in Section 13.1.
          (96) “Existing Tenant” means (i) Sears, Roebuck and Co., a New York corporation (ii) Best Buy Stores, L.P., a Virginia limited partnership, (iii) Walgreen Eastern Co., Inc., a New York corporation and (iv) 24 Hour Fitness USA, Inc., a California corporation.
          (97) “Exit Fee” has the meaning assigned to such term in Section 2.9.
          (98) “Extension Period” means the First Extension Period, the Second Extension Period and/or the Third Extension Period, as applicable.
          (99) “Federal Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy” as amended from time to time, and any successor statutes and rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditor’s rights.
          (100) “Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for the immediately preceding Business Day shall be applicable, as determined by Administrative Agent, or such other commercial bank as selected by Administrative Agent.
          (101) “Fee Letter” means the letter agreement, dated the date hereof, between Borrower and Administrative Agent with respect to certain fees payable by Borrower in connection with the Loans, as the same may be modified or amended from time to time.
          (102) “First Extension Period” has the meaning assigned to such term in Section 2.5(1).
          (103) “First Extension Notice” has the meaning assigned to such term in Section 2.5(1)(a).

          (104) “Flood Insurance Acts” has the meaning assigned to such term in Section 3.1(1)(g).
          (105) “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
          (106) “GAAP” means accounting principles generally accepted in the United States of America.
          (107) “General Assignment” means the Assignment of Contracts, Government Approvals and Other Project Documents, executed by Borrower in favor of Administrative Agent (on behalf of the Lenders), as the same may be modified, supplemented and/or amended from time to time.
          (108) “Government Approval” means any action, authorization, consent, approval, license, lease, ruling, permit, tariff, certification, exemption, filing or registration by or with any Governmental Authority, including all licenses, permits, allocations, authorizations, approvals and certificates obtained by or in the name of, or assigned to, Borrower and used in connection with the ownership, construction, operation, use or occupancy of the Project, including building permits, zoning and planning approvals, business licenses, licenses to conduct business, certificates of occupancy and all such other permits, licenses and rights.
          (109) “Governmental Authority” means any governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body, federal, state, local, or foreign having jurisdiction over the matter or matters in question.
          (110) “Guaranty of Completion” means the Completion Guaranty executed by Guarantor to Administrative Agent (on behalf of the Lenders) on the Closing Date, as the same may be modified, supplemented or amended from time to time.
          (111) “Guarantor” means Acadia Strategic Opportunity Fund II, LLC.
          (112) “Guarantor Documents” means collectively, the Guaranty of Completion, the Recourse Guaranty, and the Environmental Indemnity.
          (113) “Hard Costs” has the meaning assigned to such term in Section 1.1 of the Building Loan Agreement.
          (114) “Hazardous Materials” has the meaning assigned in Section 5.1(5).
          (115) “Hedge Agreement” means any interest rate hedge agreement between Borrower and Eurohypo or one or more financial institutions providing for the transfer or mitigation of interest risks either generally or under specific contingencies, as the same may be modified, amended and/or supplemented and in effect from time to time.

          (116) “Hedge Pledge” means that certain Pledge and Security Agreement, to be executed, dated and delivered by Borrower to Administrative Agent at any time Borrower elects to enter into a Hedge Agreement, as the same may be modified, amended and/or supplemented and in effect from time to time.
          (117) “Improvements” means, an approximately 285,000 square foot mixed-use retail/office building to be comprised, following completion of the Construction Work, of (a) approximately 125,000 square feet of retail space (the “Retail Component”), (b) an approximately 160,000 square foot, 14-story, Class A office tower (the “Office Component”), (c) all storage space contained therein, all signage improvements and all of the other improvements to be constructed on the Land, as more particularly described in the Plans and Specifications, and (d) the Tenant Improvement Work, to the extent required pursuant to Approved Leases.
          (118) “In Balance” has the meaning assigned to such term in Section 4.3.
          (119) “Indebtedness” has the meaning assigned to such term in the Mortgages.
          (120) “Indemnified Taxes” means all Taxes other than Excluded Taxes.
          (121) “Independent Manager” means, in the case of a corporation, limited liability company or limited partnership, a director, member or manager that is a natural person who has no affiliation with any Borrower Party and who is approved by Administrative Agent.
          (122) “Initial Equity Contribution” means the amount of unreimbursed equity contributed by Borrower as a cash contribution to the Project including, without limitation, acquisition cost and development costs, prior to the initial funding of the Loans and as a condition thereto, which amount (subject to Schedule 4 — Part A, paragraph 30) shall be not less than $24,479,400.00 as verified by Administrative Agent pursuant to Schedule 4 — Part A.
          (123) “Insurance Premiums” has the meaning assigned in Section 4.4.
          (124) “Insurance Proceeds Deficiency” has the meaning assigned to such term in Section 3.4(5).
          (125) “Interest Period” means, with respect to any LIBOR-based Loan, each period commencing on the date such LIBOR-based Loan is made or Converted from a Base Rate Loan or (in the event of a Continuation) the last day of the immediately preceding Interest Period for such Loan and ending on the numerically corresponding day in the first, second, third, sixth or twelfth (if available from all Lenders) calendar month thereafter, as Lead Borrower may select as provided in Section 2.6(4); provided that (i) each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; (ii) each Interest Period that would otherwise end on a day that is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the immediately preceding Business Day); (iii) no Interest Period shall have a duration of less than one month and, if the Interest Period for any LIBOR-based Loan would otherwise be a shorter period, such Loan shall bear interest at the Base Rate for Base Rate Loans; (iv) in no event shall any Interest Period extend beyond the Maturity Date; and (v) there may be no more than four (4) separate Interest Periods in respect of LIBOR-based Loans outstanding at any one time
          (126) “Interest Rate Hedge Period” has the meaning assigned to such term in Section 9.15(1)
          (127) “Interest Reserve” has the meaning assigned to such term in Section 4.3.
          (128) “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
          (129) “Land” has the meaning assigned in the Recitals.
          (130) “Leasing Guidelines” means the Leasing Guidelines described in Schedule 1.1(130) attached hereto.
          (131) “Lender” and “Lenders” have the respective meanings assigned to such terms in the Preamble.
          (132) “Libor Rate” means, for any Interest Period for any LIBOR-based Loan, the rate per annum appearing on Page 3750 of the Dow Jones (Telerate) Service (or on any successor or substitute page, or any successor to or substitute for such Service, as determined by Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m. London time on the date two (2) Business Days prior to the first day of such Interest Period as the rate for the offering of Dollar deposits having a term comparable to such Interest Period, provided that if such rate does not appear on such page, or if such page shall cease to be publicly available, or if the information contained on such page, in the reasonable judgment of Administrative Agent shall cease accurately to reflect the rate offered by leading banks in the London interbank market as reported by any publicly available source of similar market data selected by Administrative Agent, the Libor Rate for such Interest Period shall be determined from such substitute financial reporting service as Administrative Agent in its reasonable discretion shall determine.
          (133) “LIBOR-based Loans” means Loans that bear interest at rates based on rates referred to in the definition of “Libor Rate.”
          (134) “Lien” means any interest, or claim thereof, in the Project securing an obligation owed to, or a claim by, any Person other than the owner of the Project, whether such interest is based on common law, statute or contract, including the lien or security interest arising from a deed of trust, mortgage, assignment, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “Lien” shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting the Project.

          (135) “Lien Law” means the Lien Law of the State of New York, as amended from time to time.
          (136) “Loans” means the loans to be made by the Lenders to Borrower under this Agreement and all other amounts evidenced or secured by the Loan Documents.
          (137) “Loan Documents” means: (a) this Agreement, (b) the Building Loan Agreement, (c) the Notes, (d) the Guarantor Documents, (e) the Security Documents, (f) the Co-Borrower Documents, (g) each Consent and Agreement, (h) any letter of credit provided to Administrative Agent in connection with the Loan (i) the Environmental Indemnity, (j) the Fee Letter, (k) the Subordination of Property Management Agreement, (l) such assignments of management agreements, contracts and other rights as may be required by Administrative Agent, (m) all other documents evidencing, securing, governing or otherwise pertaining to the Loans, and (n) all modifications, amendments, supplements or replacements of any of the foregoing.
          (138) “Loan Transactions” has the meaning assigned to such term in Section 2.6(3).
          (139) “Major Contract” has the meaning assigned to such term in Section 1.1 of the Building Loan Agreement.
          (140) “Major Contractor” has the meaning assigned to such term in Section 1.1 of the Building Loan Agreement.
          (141) “Major Lease” means any lease with an Existing Tenant and any other lease that (a) accounts for five percent (5%) or more of the total gross rental revenue of the Project and/or (b) is for 10,000 rentable square feet or more.
          (142) “Majority Lenders” means Lenders holding at least 66 2/3% of the aggregate outstanding principal amount of the Loans or, if the Loans shall not have been made, at least 66 2/3% of the Commitments.
          (143) “Managing Member” means Acadia-P/A Holding Company, LLC, a Delaware limited liability company, as sole member under the organizational documents of Borrower and its successors as permitted under the Loan Documents.
          (144) “Material Adverse Effect” means a material adverse effect, as determined by Administrative Agent, in its reasonable judgment and discretion, on (a) the Project or the business, operations, financial condition, liabilities or capitalization of Borrower, (b) the ability of Borrower to perform its obligations under any of the Loan Documents to which it is a party, including the timely payment of the principal or interest on the Loans or other amounts payable in connection therewith, (c) the ability of any Borrower Party to perform its obligations under any of the Loan Documents to which it is a party, (d) the validity or enforceability of any of the Loan Documents or (e) the rights and remedies of the Lenders and Administrative Agent under any of the Loan Documents.
          (145) “Maturity Date” means the earlier of (a) October 5, 2009, as such date may extended pursuant to Section 2.5, or (b) any earlier date on which all of the Loans are required to be paid in full, by acceleration or otherwise, under this Agreement or any of the other Loan Documents.
          (146) “Mezzanine Borrower(s)” has the meaning assigned in Section 12.28.
          (147) “Mezzanine Option” has the meaning assigned in Section 12.28.
          (148) “Minor Contract” has the meaning assigned to such term in Section 1.1 of the Building Loan Agreement.
          (149) “Minor Contractor” has the meaning assigned to such term in Section 1.1 of the Building Loan Agreement.
          (150) “Mold” has the meaning assigned to such term in Section 5.1(6).
          (151) “Moody’s” means Moody’s Investor Services, Inc.
          (152) “Mortgages” means, collectively, the (a) Project Loan Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, (b) the Building Loan Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing and (c) the Acquisition Loan Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, each executed by Borrower in favor of Administrative Agent (on behalf of the Lenders), covering the Project, as the same may be modified, amended and/or supplemented and in effect from time to time.
          (153) “Mortgage Borrower” has the meaning assigned in Section 12.28(2).
          (154) “Mortgage Loan” has the meaning assigned in Section 12.28(2).
          (155) “Net Operating Income” means the amount by which Operating Revenues exceed Operating Expenses.
          (156) “Notes” means, collectively, the Acquisition Loan Notes, the Project Loan Notes and the Building Loan Notes.
          (157) “Notice of Default” has the meaning assigned in Section 14.3(1).
          (158) “Occupancy” or “Occupy” means (a) with respect to any tenant (other than tenants and licensees covered by clause (b) below), such tenant shall have (i) accepted (or been deemed to have accepted in accordance with the terms of its lease) the delivery of all or substantially all of the space to be demised under the terms of its respective lease, including any Tenant Improvement Work to be performed by Borrower, subject in each case to Punch List Items, and (ii) commenced paying rent in accordance with the terms and conditions of its lease, and (b) with respect to any licensee of the signage or antenna tenants or licensees at the Project, such licensee or tenant, as applicable, shall have accepted the delivery of all of its respective premises, including any Tenant Improvement Work to be performed by Borrower.

          (159) “OECD” has the meaning assigned to such term in the definition of “Eligible Assignee” herein.
          (160) “Office Component” has the meaning assigned to such term in the definition of “Improvements” herein.
          (161) “Operating Expenses” means all reasonable and necessary expenses of operating the Project in the ordinary course of business which are paid in cash by Borrower and which are directly associated with and fairly allocable to the Project for the applicable period, including ad valorem real estate taxes and assessments, insurance premiums, regularly scheduled tax impounds paid to Administrative Agent, maintenance costs (including, without limitation, costs required to be incurred pursuant to the Condominium Declaration), property management fees and costs not to exceed four percent (4%) of Operating Revenues, accounting, legal, and other professional fees, and other expenses incurred by Administrative Agent and reimbursed by Borrower under this Agreement and the other Loan Documents, deposits to any capital reserves required by Administrative Agent, wages, salaries, personnel expenses, but excluding debt service, capital expenditures, any of the foregoing expenses which are paid from deposits to cash reserves previously included as Operating Expenses, any payment or expense for which Borrower was or is to be reimbursed from proceeds of the Loans or insurance or by any third party, and any non-cash charges such as depreciation and amortization. Any management fee or other expense payable to Borrower or to an Affiliate of Borrower shall be included as an Operating Expense only with Administrative Agent’s prior approval. Operating Expenses shall not include federal, state or local income taxes or legal and other professional fees unrelated to the operation of the Project.
          (162) “Operating Revenues” means all cash receipts of Borrower from operation of the Project or otherwise arising in respect of the Project after the date hereof which are properly allocable to the Project for the applicable period, including receipts from leases and parking agreements, concession fees and charges and other miscellaneous operating revenues, proceeds from rental or business interruption insurance, proceeds of any loans (other than the Loans and any refinancing of the Loans) obtained by Borrower after the date hereof which are secured by the Project (less reasonable and customary expenses incurred in procuring and closing such loan and actually paid in cash to individuals or entities other than Borrower or any Affiliate of Borrower and without implying any consent of Administrative Agent or any Lender to the granting of any security for any such loans), withdrawals from cash reserves (except to the extent any operating expenses paid therewith are excluded from Operating Expenses), in all cases, determined in accordance with GAAP, but excluding (a) security deposits and earnest money deposits until they are forfeited by the depositor, (b) advance rentals (i.e. more than thirty (30) days in advance) until they are earned, (c) lump sum lease buy-out payments made by tenants in connection with any surrender, cancellation or termination of their lease, except to the extent equitably spread over the remaining months of the term of such lease, and (d) proceeds from a sale or other disposition.
          (163) “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

          (164) “Participant” has the meaning assigned to such term in Section 12.23(3).
          (165) “Payment Date” means the first Business Day of each calendar month.
          (166) “Patriot Act” means the USA PATRIOT Act of 2001, Pub. L. No. 107 56.
          (167) “Payor” has the meaning assigned to such term in Section 2.6(5).
          (168) “Permitted Encumbrances” means with respect to the Project, those exceptions to title set forth in the Title Policies issued to Administrative Agent pursuant to Schedule 4.
          (169) “Permitted Transfer” shall mean any of the following transfers, provided there is no Change of Control as a result of such transfer:
               (a) a transfer by devise or descent or by operation of law upon the death of a member, partner or shareholder of Borrower or any Affiliate of Borrower, so long as Lead Borrower delivers notice to Administrative Agent as soon as practicable thereafter and that Borrower or such Affiliate is promptly reconstituted, if applicable, following the death of such member partner or shareholder;
               (b) transfers for estate planning purposes of an individual’s interest in Borrower or any Affiliate of Borrower to the spouse or any lineal descendant of such individual, or to a trust for the benefit of any one or more of such individual, spouse or lineal descendant, so long as Borrower or such Affiliate is reconstituted, if required, following such transfer;
               (c) the sale or pledge, in one or a series of transactions, of the stock, limited partnership interests or non-managing membership interests (as the case may be) in Borrower or an Affiliate of Borrower; provided, however, that no such transfers shall result in any sale, transfer, conveyance, mortgage, pledge, or assignment of the legal or beneficial ownership of the Project, and as a condition to each such transfer, Administrative Agent shall receive no less than thirty (30) days prior written notice of such proposed transfer;
               (d) a transfer by P/A Associates, LLC (“P/A Associates”) of 100% of its member interest in Managing Member to Acadia Strategic Opportunity Fund II, LLC (“Fund II”) or an Affiliate of Fund II;
               (e) the sale, transfer, or issuance of stock in Acadia Realty Trust (the “Trust”), in the ordinary course of business, provided such stock is listed on the NYSE or other nationally recognized stock exchange; and
               (f) a transfer made pursuant to Section 17.3.
          (170) “Permitting Schedule” has the meaning assigned to such term in Section 7.6.

          (171) “Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity.
          (172) “Plans and Specifications” has the meaning assigned to such term in Section 1.1 of the Building Loan Agreement.
          (173) “Policy” and “Policies” have the respective meanings assigned to such terms in Section 3.1(2).
          (174) “Potential Default” means the occurrence of any event or condition which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.
          (175) “Prime Rate” means the rate of interest from time to time announced by Eurohypo at its principal U.S. office as its prime commercial lending rate, it being understood that such prime commercial rate is a reference rate and does not necessarily represent the lowest or best rate being charged by Eurohypo to any customer.
          (176) “Prohibited Person” shall mean any Person:
               (a) listed in the Annex to, or otherwise subject to the provisions of, the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”);
               (b) that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed to the Annex to, or is otherwise subject to the provisions of, the Executive Order;
               (c) with whom any Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;
               (d) who is known to Borrower to commit, threaten or conspire to commit or support “terrorism”, as defined in the Executive Order;
               (e) that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov.ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list; or
               (f) who is known to Borrower to be an Affiliate of or affiliated with a Person listed above.
          (177) “Project” has the meaning assigned to such term in Section 1.1 of the Building Loan Agreement.

          (178) “Project Amenities” means those areas or elements of, easements over, interests in or licenses or rights to use, those portions of the Project that are granted to Units in the Condominium Declaration.
          (179) “Project Completion Work” has the meaning assigned to such term in Section 1.1 of the Building Loan Agreement.
          (180) “Project Costs” means, collectively, the Project Loan Costs, the Hard Costs and the Soft Costs.
          (181) “Project Documents” has the meaning assigned to such term in Section 1.1 of the Building Loan Agreement.
          (182) “Project Loan” and “Project Loans” have the respective meaning assigned to such terms in Section 2.1(1)(a).
          (183) “Project Loan Budget” shall mean the portion of the Budget designated as the Project Loan Budget, as the same may be modified from time to time in accordance with the provisions of this Agreement.
          (184) “Project Loan Commitment” means, as to each Lender, the obligation of such Lender to make Project Loans in a principal amount up to but not exceeding the amount set opposite the name of such Lender on Schedule 1 under the captions “Project Loan Commitment” or, in the case of a Person that becomes a Lender pursuant to an assignment permitted under Section 12.23(1), as specified in the respective instrument of assignment pursuant to which such assignment is effected.
          (185) “Project Loan Costs” shall mean any costs relating to the construction of the Project, including Tenant Improvement Allowances, which do not constitute a Cost of Improvement.
          (186) “Project Loan Mortgage” shall mean the Project Loan Mortgage, Assignment of Leases and Rents and Security Agreement in the amount of the Total Project Loan Commitment and executed, dated and delivered by Borrower, to Administrative Agent (on behalf of the Lenders) on the Closing Date, securing the Project Loan Notes, as the same may be modified, amended and/or supplemented and in effect from time to time.
          (187) “Project Loan Notes” shall mean, collectively, the promissory note given to each of the Lenders, each note in principal amount equal to such Lender’s Project Loan Commitment and substantially in the form of Exhibit C-1 attached hereto, to be executed, dated and delivered by Borrower to each of the Lenders as of the Closing Date, secured by the Project Loan Mortgage, as the same may be modified, amended and/or supplemented and in effect from time to time.
          (188) “Project Work Substantial Completion Conditions” has the meaning assigned to such term in Section 1.1 of the Building Loan Agreement.

          (189) “Property Management Agreement” means that certain Property Management Agreement dated as of August 15, 2007 between Property Manager and Borrower with respect to the management of the Project by the Property Manager, together with any property management agreements entered into with future Property Managers in accordance with the terms of this Agreement.
          (190) “Property Manager” means Acadia-P/A Management Services, LLC, a Delaware limited liability company, which is initially the manager of the Project under the Property Management Agreement, together with any successor property managers appointed for the Project in accordance with the terms of this Agreement.
          (191) “Property Transfer” has the meaning assigned to such term in Section 17.3.
          (192) “Property Transfer Conditions” has the meaning assigned to such term in Section 17.3
          (193) “Proportionate Share” means, with respect to each Lender, initially the percentage set forth opposite such Lender’s name on Schedule 1.1(193) attached hereto, as such percentage may be modified from time to time pursuant to Assignment and Acceptances and as recorded in Administrative Agent’s register of Lenders for the Loan.
          (194) “Proposed Lender” has the meaning assigned to such term in Section 2.7(7).
          (195) “Punch List Items” has the meaning assigned to term in Section 1.1 of the Building Loan Agreement.
          (196) “Qualified Manager” shall mean either (x) Acadia-P/A Management Services LLC or (y) a reputable and experienced management organization possessing experience (or having principals possessing experience) of not less than ten (10) years managing projects which are similar in size, scope, class, use and value to the Project and is (or has principals currently) managing at least ten (10) properties similar in size, scope, class, use and value as the Project.
          (197) “Real Estate Taxes” has the meaning assigned to such term in Section 9.3.
          (198) “Recourse Guaranty” means the Recourse Guaranty executed by Guarantor to Administrative Agent (on behalf of the Lenders) on the Closing Date, as the same may be modified, supplemented or amended from time to time.
          (199) “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System of the United States of America (or any successor), as the same may be modified and in effect from time to time.
          (200) “Replacement Lender” has the meaning assigned to such term in Section 14.12(6).

          (201) “Request for Loan Advance” has the meaning assigned to such term in Section 4.2.
          (202) “Requesting Lender” has the meaning assigned to such term in Section 2.7(7).
          (203) “Required Payment” has the meaning assigned to such term in Section 2.6(5).
          (204) “Restoration Consultant” has the meaning assigned to such term in Section 3.4(2).
          (205) “Retail Component” has the meaning assigned to such term in the definition of “Improvements” herein.
          (206) “Retainage” has the meaning assigned to such term in Section 1.1 of the Building Loan Agreement.
          (207) “S&P” means Standard & Poor’s Ratings Service, a division of The McGraw Hill Companies, Inc.
          (208) “Second Extension Period” has the meaning assigned to such term in Section 2.5(2).
          (209) “Second Extension Notice” has the meaning assigned to such term in Section 2.5(2)(a)
          (210) “Security Accounts” means, collectively, the Sweep Account and the Deficiency Deposit Account.
          (211) “Security Account Collateral” has the meaning assigned to such term in Section 15.2(1).
          (212) “Security Documents” means collectively, the Mortgages, the Construction Manager’s Consent, the Subordination of Property Management Agreement, any Controlled Account Agreement and all Uniform Commercial Code financing statements filed or to be filed to perfect any security interests arising under any of the Loan Documents.
          (213) “Single Purpose Entity” shall mean a corporation, limited partnership or limited liability company which at all times on and after the date hereof, unless otherwise approved in writing by Administrative Agent:
               (a) is organized solely for the purpose of one of the following: (a) acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Project, entering into this Agreement, refinancing the Project in connection with a permitted repayment of the Loans, and transacting any and all lawful business that is incident, necessary and appropriate to accomplish the foregoing or (b) acting as the sole managing member of Borrower;

               (b) is not engaged and will not engage in any business unrelated to (a) the acquisition, development, ownership, management or operation of the Project or (b) acting as the sole managing member of Borrower;
               (c) does not have and will not have any assets other than those related to (a) the Project or (b) its membership interest in Borrower;
               (d) has not engaged, sought or consented to and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, sale of all or substantially all of its assets, transfer of partnership or membership interests in violation of this Agreement (if such entity is a general partner in a limited partnership or a member in a limited liability company), or any amendment of its articles of incorporation, by-laws, limited partnership certificate, limited partnership agreement, articles of organization, certificate of formation or operating agreement (as applicable) with respect to the matters set forth in this definition without the prior written consent of Administrative Agent;
               (e) in the case of Borrower, has and will have, as its only managing member, the Managing Member, which shall be a limited liability company that is a Single Purpose Entity and has at least one (1) Independent Manager;
               (f) if such entity is (i) a limited liability company, has articles of organization, a certificate of formation and/or an operating agreement, as applicable, (ii) a limited partnership, has a certificate of limited partnership and limited partnership agreement, or (ii) a corporation, has a certificate of incorporation or articles of incorporation, that in each case provide that such entity shall not, without the consent without the unanimous written consent of all of its partners or members (and, in the case of the managing member of the Managing Member, its Independent Manager(s)): (a) dissolve, merge, liquidate or consolidate itself or any Person in which it has a direct or indirect legal or beneficial ownership interest; (b) sell all or substantially all of its assets or the assets of any other Person in which it has a direct or indirect legal or beneficial ownership interest; (c) engage in any other business activity or permit any Person in which it has a direct or indirect legal or beneficial ownership interest to engage in any other business activity, in each case except as permitted pursuant to the Loan Documents, (iv) file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or to any other Person in which it has a direct or indirect legal or beneficial ownership interest, or (v) amend its organizational documents with respect to the matters set forth in this definition without the consent of Administrative Agent;
               (g) if such entity is a limited partnership, has as its only general partner a Single Purpose Entity;
               (h) is and will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due, and is maintaining and will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;
               (i) has not failed and will not fail to correct any known misunderstanding regarding the separate identity of such entity;

               (j) has maintained and will maintain its accounts, books and records separate from any other Person and will file its own tax returns, except to the extent that it is required or permitted to file consolidated tax returns by law;
               (k) has not commingled and will not commingle its funds or assets with those of any other Person;
               (l) has held and will hold its assets in its own name;
               (m) has maintained and will maintain financial statements that properly and accurately show its separate assets and liabilities and do not show the assets or liabilities of any other Person, and has not permitted and will not permit its assets to be listed as assets on the financial statement of any other entity other than an Affiliate (but in such case noting that such entity and the Affiliate are separate entities);
               (n) has maintained and will maintain a sufficient number of employees or has entered into appropriate alternative arrangements for workforce services in light of its contemplated business operations;
               (o) has observed and will observe all corporate, partnership or limited liability company formalities, as applicable;
               (p) has not incurred and will not incur any Debt other than (a) with respect to Borrower, the Loans and (b) trade and operational debt which is (i) incurred in the ordinary course of business, (ii) not more than sixty (60) days past due, (iii) with trade creditors, (iv) with respect to Borrower, in the aggregate, in an amount less than $1,000,000, and (v) not evidenced by a note;
               (q) has not and will not assume or guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person except as permitted pursuant to this Agreement;
               (r) has not and will not acquire obligations or securities of its members or shareholders or any other Affiliate;
               (s) has allocated and will allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including, but not limited to, paying for shared office space and services performed by any officer or employee of an Affiliate;
               (t) maintains and uses and will maintain and use separate invoices and checks bearing its name. The stationary, invoices, and checks utilized by the Single Purpose Entity or utilized to collect its funds or pay its expenses shall bear its own name and shall not bear the name of any other entity unless such entity is clearly designated as being the Single Purpose Entity’s agent;
               (u) except in connection with the Loans, has not pledged and will not pledge its assets for the benefit of any other Person;

               (v) has conducted business, held itself out and identified itself and will conduct business, hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by a Person other than an Affiliate of Borrower and not as a division or part of any other Person;
               (w) has not made and will not make loans to any Person or hold evidence of indebtedness issued by any other Person (other than cash and securities issued by an entity that is not an Affiliate or subject to common ownership with such entity);
               (x) has not identified and will not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and has not identified itself and shall not identify itself as a division of any other Person;
               (y) has not entered into or been a party to, and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are intrinsically fair, commercially reasonable and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party;
               (z) has not and will not have any obligation to indemnify its partners, officers, directors or members, as the case may be, unless such obligation is fully subordinated to the Indebtedness and will not constitute a claim against it in the event that, after payment of the Indebtedness, cash flow is insufficient to pay such obligation; and
               (aa) if such entity is a corporation, it is required to consider the interests of its creditors in connection with all corporate actions.
          (214) “Site Assessment” means an environmental engineering report for the Project prepared by an engineer engaged by Administrative Agent at Borrower’s expense, and in a manner and scope satisfactory to Administrative Agent.
          (215) “Soft Costs” has the meaning assigned to such term in Section 1.1 of the Building Loan Agreement.
          (216) “Special Advance Lender” has the meaning assigned to such term in Section 14.12(1).
          (217) “Sponsor” means Acadia Realty Limited Partnership.
          (218) “State” means the State of New York.
          (219) “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar

Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          (220) “Subguard Policy” has the meaning assigned to such term in Section 1.1 of the Building Loan Agreement.
          (221) “Subordination of Property Management Agreement” means that certain Subordination of Property Management Agreement, dated the date hereof, by the Property Manager in favor of Administrative Agent (on behalf of the Lenders), as the same may be modified, amended and/or supplemented and in effect from time to time.
          (222) “Survey” means that certain survey delivered to Administrative Agent pursuant to Schedule 4 — Part A, paragraph 11 as the same may be modified from time to time.
          (223) “Sweep Account” has the meaning assigned to such term in Section 15.1.
          (224) “Syndication” has the meaning assigned to such term in Section 12.27.
          (225) “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
          (226) “Tenant Allowance Plans” means, as to each tenant under an Approved Lease which is receiving any Tenant Improvement Allowance, the plans received by Borrower pursuant to the applicable Approved Lease and approved by Borrower and Borrower’s Architect covering tenant work under Tenant Improvement Allowances, to be certified by Borrower to Administrative Agent and the Lenders and approved by the applicable tenant, Borrower, all required Governmental Authorities, and either (x) within the Budget or (y) approved reasonably by Administrative Agent.
          (227) “Tenant Estoppel” means an estoppel in form and substance reasonably acceptable to Administrative Agent, to be completed, executed, dated and delivered by the applicable tenant to Administrative Agent (on behalf of the Lenders) and Borrower pursuant to the terms of this Agreement.
          (228) “Tenant Improvement Allowances” means allowances for Tenant Improvement Work.
          (229) “Tenant Improvement Plans” has the meaning assigned to such term in Section 1.1 of the Building Loan Agreement.
          (230) “Tenant Improvement Work” has the meaning assigned to such term in Section 1.1 of the Building Loan Agreement.

          (231) “Third Extension Period” has the meaning assigned to such term in Section 2.5(3).
          (232) “Third Extension Notice” has the meaning assigned to such term in Section 2.5(3)(a).
          (233) “Third-Party Counterparty” has the meaning assigned to such term in Section 9.15(3).
          (234) “Third-Party Hedge Agreement” has the meaning assigned to such term in Section 9.15(3).
          (235) “Threshold Amount” means $2,000,000.
          (236) “Title Insurer” means, collectively, Royal Abstract of New York, LLC and NY Land Services, as co-insurers in amounts approved by Administrative Agent, through title insurance placed by Commonwealth Land Title Insurance Company, Stewart Title Insurance Company, and LandAmerica, respectively.
          (237) “Title Policies” has the meaning assigned in Schedule 4 — Part A, paragraph 10.
          (238) “Total Acquisition Loan Commitment” has the meaning assigned to such term in the Recitals.
          (239) “Total Building Loan Commitment” has the meaning assigned to such term in the Recitals.
          (240) “Total Project Loan Commitment” has the meaning assigned to such term in the Recitals.
          (241) “Type” means the type of Loan made hereunder, i.e. whether such Loan is a Base Rate Loan or LIBOR-based Loan.
          (242) “Unavoidable Delay” has the meaning assigned to such term in Section 1.1 of the Building Loan Agreement.
          (243) “Unit” means each unit of the Condominium, together with all rights, interests and easements in and to the Project Amenities that are held by the owner of such unit as a result of the operation of the terms of the Condominium Declaration.
          (244) “Unit Annual Assessments” means the assessments allocated to each Unit and collected by Declarant as set forth in the Condominium Declaration.
          (245) “Unpaid Amount” has the meaning assigned to such term in Section 14.12(2).

          (246) “Unsatisfactory Work” has the meaning assigned to such term in Section 1.1 of the Building Loan Agreement.
ARTICLE 2
LOAN TERMS
     Section 2.1 The Commitments, Loans and Notes.
          (1) Loans.
               (a) Each Lender severally agrees, on the terms and conditions of this Agreement, to make loans (each advance of such a loan being a “Project Loan” and collectively, the “Project Loans”) on a non-revolving basis to Borrower in Dollars from time to time in amounts equal to its Proportionate Share of the aggregate amount of Project Loans to be made of such time; provided, however, that in no event shall the aggregate principal amount advanced by each Lender exceed the amount of the Project Loan Commitment of such Lender. The Project Loans shall be advanced for the payment of Project Loan Costs in accordance with the Project Loan Budget.
               (b) Each Lender severally agrees, on the terms and conditions of this Agreement, to make loans (each advance of such a loan being an “Acquisition Loan” and collectively, the “Acquisition Loans”) on a non-revolving basis to Borrower in Dollars on the Closing Date in an amount equal to its Proportionate Share of the Total Acquisition Loan Commitment. The Acquisition Loans shall be advanced for purposes of re-financing Borrower’s cost of acquiring its interest in the Land.
          (2) Requests for Loan Advances. Advances with respect to the Acquisition Loans shall be made on the Closing Date. With respect to the other Loans, Lead Borrower shall give Administrative Agent (and the Construction Consultant) a Request for Loan Advance as provided in Section 4.2. Administrative Agent shall give each Lender notice of any such Request for Loan Advance in accordance with Section 2.6(4). Not later than 12:00 noon New York time on the date specified for each Loan, each Lender shall make available for the account of its Applicable Lending Office to Administrative Agent as specified by Administrative Agent, in immediately available funds, such Lender’s Proportionate Share of each Loan to be made pursuant hereto. After Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article 4 and Schedule 4, Administrative Agent shall make such funds available to Lead Borrower by depositing the same in an account designated by Lead Borrower by the end of business on the applicable advance date.
          (3) Changes of Commitments.
               (a) The respective Commitments shall reduce pro rata automatically by reason of any prepayment of the Loans applicable thereto in the amount of any such prepayment.
               (b) If the Maturity Date is extended in accordance with Section 2.5, all of the unfunded Commitments (other than for Tenant Improvement Allowances with respect to the Office Component and any remaining Retainage, which will terminate on the First Extension Maturity Date) then remaining at the commencement of the extended loan period shall be automatically terminated.
          (4) Lending Offices. The Loans of each Lender shall be made and maintained at such Lender’s Applicable Lending Office for Loans of such Type.
          (5) Several Obligations. The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan, but neither any Lender nor Administrative Agent shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender.
          (6) Notes.
               (a) Project Loan Notes. The Project Loans made by each Lender shall be evidenced by a Project Loan Note of Borrower, payable to such Lender in a principal amount equal to the amount of its Project Loan Commitment as originally in effect and otherwise duly completed.
               (b) Building Loan Notes. The Building Loans made by each Lender shall be evidenced by a Building Loan Note of Borrower, payable to such Lender in a principal amount equal to the amount of its Building Loan Commitment as originally in effect and otherwise duly completed.
               (c) Acquisition Loan Notes. The Acquisition Loans made by each Lender shall be evidenced by an Acquisition Loan Note of Borrower, payable to such Lender in a principal amount equal to the amount of its Acquisition Loan Commitment as originally in effect and otherwise duly completed.
               (d) Substitution, Exchange and Subdivision of Notes. No Lender shall be entitled to have its Notes substituted or exchanged for any reason, or subdivided for promissory notes of lesser denominations, except in connection with a permitted assignment of all or any portion of such Lender’s Commitment, Loans and Notes pursuant to Section 12.9 and Section 12.23 (and, if requested by any Lender, Borrower agrees to so substitute or exchange any Notes and enter into note splitter agreements in connection therewith).
               (e) Loss, Theft, Destruction or Mutilation of Notes. In the event of the loss, theft or destruction of any Note, upon Borrower’s receipt of a reasonably satisfactory indemnification agreement executed in favor of Borrower by the holder of such Note, or in the event of the mutilation of any Note, upon the surrender of such mutilated Note by the holder thereof to Borrower, Borrower shall execute and deliver to such holder a new replacement Note in lieu of the lost, stolen, destroyed or mutilated Note.
     Section 2.2 Conversions or Continuations of Loans
          (1) Subject to Section 2.6(3), Section 2.7(2) and Section 2.7(3), Lead Borrower shall have the right to Convert Loans of one Type into Loans of another Type or Continue Loans of one Type as Loans of the same Type, at any time or from time to time;

provided that: (a) Lead Borrower shall give Administrative Agent notice of each such Conversion or Continuation as provided in Section 2.6(4); (b) LIBOR-based Loans may be Converted only on the last day of an Interest Period for such Loans unless Borrower complies with the terms of Section 2.7(5) and (c) subject to Section 2.7(1) and Section 2.7(3), any Conversion or Continuation of Loans shall be pro rata among the Lenders. Notwithstanding the foregoing, and without limiting the rights and remedies of Administrative Agent and the Lenders under Article 11, in the event that any Event of Default exists, Administrative Agent may (and at the request of the Majority Lenders shall) suspend the right of Lead Borrower to Convert any Loan into a LIBOR-based Loan, or to Continue any Loan as a LIBOR-based Loan for so long as such Event of Default exists, in which event all Loans shall be Converted (on the last day(s) of the respective Interest Periods therefor) or Continued, as the case may be, as Base Rate Loans. In connection with any such Conversion, a Lender may (at its sole discretion) transfer a Loan from one Applicable Lending Office to another.
          (2) Notwithstanding anything to the contrary contained in this Agreement, at any time that a Hedge Agreement is in effect, Lead Borrower shall have the right to choose only an Interest Period with respect to the principal amount equal to the notional amount under such Hedge Agreement which is the same as the Interest Rate Hedge Period which is the same as the Interest Rate Hedge Period.
     Section 2.3 Interest Rate; Late Charge.
          (1) Borrower hereby promises to pay to Administrative Agent for account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full, at the following rates per annum:
               (a) during such periods as such Loan is a Base Rate Loan, the Base Rate; and
               (b) during such periods as such Loan is a LIBOR-based Loan, for each Interest Period relating thereto, the Adjusted Libor Rate for such Loan for such Interest Period plus the Applicable Margin.
          (2) Accrued interest on each Loan shall be payable (i) monthly in arrears on each Payment Date and (ii) in the case of any Loan, upon the payment or prepayment thereof or the Conversion of such Loan to a Loan of another Type (but only on the principal amount so paid, prepaid or Converted), except that interest payable at the Default Rate shall be payable from time to time on demand.
          (3) Notwithstanding anything to the contrary contained herein, after the Maturity Date and during any period when an Event of Default exists, Borrower shall pay to Administrative Agent for the account of each Lender (i) interest at the applicable Default Rate on the outstanding principal amount of any Loan made by such Lender, (ii) any interest payments thereon not paid when due and (iii) interest on any other amount payable by Borrower hereunder, under the Notes and any other Loan Documents.

          (4) Promptly after the determination of any interest rate provided for herein or any change therein, Administrative Agent shall give notice thereof to the Lenders to which such interest is payable and to Lead Borrower, but the failure of Administrative Agent to provide such notice shall not affect Borrower’s obligation for the payment of interest on the Loans.
          (5) In addition to any sums due under this Section 2.3, Borrower shall pay to Administrative Agent for the account of the Lenders a late payment premium in the amount of five percent (5)% of any payments of interest or other sums under the Loans made more than five (5) days after the due date thereof (other than the principal balance due on the Maturity Date), which late payment premium shall be due with any such late payment or upon demand by Administrative Agent. Such late payment charge represents the reasonable estimate of Borrower and the Lenders of a fair average compensation for the loss that may be sustained by the Lenders due to the failure of Borrower to make timely payments. Such late charge shall be paid without prejudice to the right of Administrative Agent and the Lenders to collect any other amounts provided herein or in the other Loan Documents to be paid or to exercise any other rights or remedies under the Loan Documents.
          (6) Borrower shall pay Additional Interest under the Notes in accordance with the terms of any Hedge Agreement provided by a Eurohypo Counterparty.
     Section 2.4 Terms of Payment. The Loans shall be payable as follows:
          (1) Interest. Borrower shall pay interest in arrears on each Payment Date in accordance with the wire transfer instructions set forth in Schedule 2.4(1) hereto (or such other instructions as Administrative Agent may from time to time provide) until all amounts due under the Loan Documents are paid in full. Subject to the provisions of Article 4 and Section 2.1, such accrued interest shall be payable from the interest reserves established pursuant to the Budget; provided, however, that such reserves shall not limit Borrower’s obligation to pay such accrued interest.
          (2) Amounts Prepaid. No amounts paid or prepaid by the Borrower under the Loans shall be available to be reborrowed by the Borrower.
          (3) Maturity. On the Maturity Date, Borrower shall pay to Administrative Agent (on behalf of the Lenders) all outstanding principal, accrued and unpaid interest, and any other amounts due under the Loan Documents.
          (4) Optional Prepayments. Subject to the provisions of Section 2.4(6) and Section 2.7(5), Borrower shall have the right to prepay Loans in whole or in part, without premium or penalty; provided that: (a) Lead Borrower shall give Administrative Agent notice of each such prepayment as provided in Section 2.6(4) (and, upon the date specified in any such notice of prepayment, the amount to be prepaid shall become due and payable hereunder) and (b) partial prepayments shall be in the minimum aggregate principal amounts specified in Section 2.6(3).
          (5) Mandatory Prepayments. If a casualty or condemnation shall occur with respect to the Project, Borrower, upon Borrower’s or Administrative Agent’s receipt of the applicable insurance proceeds or condemnation award, shall prepay the Loan, if required by the provisions of Article 3, on the dates and in the amounts specified therein without premium or penalty (but subject to the provisions of Section 2.4(6) and Section 2.7(5)). Nothing in this Section 2.4(5) shall be deemed to limit any obligation of Borrower under the Mortgages or any other Security Document, including any obligation to remit to a collateral or similar account maintained by Administrative Agent pursuant to the Mortgages or any of the other Security Documents the proceeds of insurance, condemnation award or other compensation received in respect of any casualty or condemnation. Prepayments pursuant to this Section 2.4(5) shall be applied to the Loans then outstanding pro rata in the order set forth in Section 2.4(6).
          (6) Interest and Other Charges on Prepayment. If the Loans are prepaid, in whole or in part, pursuant to Section 2.4(4) or Section 2.4(5), each such prepayment shall be made on the prepayment date specified in the notice to Administrative Agent pursuant to Section 2.6(4), together with (a) the accrued and unpaid interest (including accrued and unpaid Additional Interest, if applicable(which may include certain early termination payments, in accordance with the terms of any applicable Hedge Agreement provided by a Eurohypo Counterparty)) on the principal amount prepaid, (b) any amounts payable to a Lender pursuant to Section 2.7(5) as a result of such prepayment while an Adjusted Libor Rate is in effect and (c) the Exit Fee, if any, payable pursuant to Section 2.9.
          (7) Application of Payments. Lead Borrower shall, at the time of Borrower’s making of each payment under this Agreement or any Note for the account of any Lender, specify to Administrative Agent (which shall so notify the intended recipient(s) thereof) the Loans or other amounts payable by Borrower hereunder to which such payment is to be applied (and in the event that Lead Borrower fails to so specify, or if an Event of Default has occurred and is continuing, Administrative Agent may distribute such payment to the Lenders for application in such manner as it may determine to be appropriate, subject to Section 2.6(1) and any other agreement among Administrative Agent and the Lenders with respect to such application).
          (8) Payments by Borrower. Except to the extent otherwise provided therein, all payments to be made by Borrower under the Loan Documents shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Administrative Agent at an account designated by Administrative Agent by notice to Lead Borrower, not later than 2:00 p.m., New York City time, on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).
          (9) Forwarding of Payments by Administrative Agent. Except as otherwise agreed by Administrative Agent and the Lenders, each payment received by Administrative Agent under this Agreement or any Note for account of any Lender shall be paid by Administrative Agent promptly to such Lender, in immediately available funds, for account of such Lender’s Applicable Lending Office for the Loan or the other obligation in respect of which payment is made.
          (10) Extension to Next Business Day. If the due date of any payment under this Agreement or any Note would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.
     Section 2.5 Extension of Maturity Date.
          (1) Borrower may, at its option, extend the term for a period of six (6) months to the six month anniversary of the original Maturity Date (the “First Extension Maturity Date” and the applicable period being, the “First Extension Period”), subject to the satisfaction of the following conditions:
               (a) Lead Borrower shall notify (the “First Extension Notice”) Administrative Agent of Borrower’s exercise of such option between forty-five (45) and ninety (90) days prior to the original Maturity Date;
               (b) No Event of Default exists and is continuing as of the date of the First Extension Notice, as of the original Maturity Date or would result from the extension of the maturity of the Loans for the First Extension Period;
               (c) With respect to the Retail Component, one-hundred percent 100% of the Approved Leases shall be in full force and effect with tenants in Occupancy pursuant to Approved Leases who are not in material default under their respective Approved Lease, and such Approved Leases shall provide for an aggregate fixed minimum rent (as determined in a manner reasonably acceptable to Administrative Agent) of no less than $5,860,000;
               (d) With respect to the Office Component, the Office Component shall be fifty percent (50%) leased with tenants pursuant to Approved Leases who are not in material default under their lease;
               (e) At Administrative Agent’s request, Borrower shall use commercially reasonable efforts to provide to Administrative Agent, written estoppels in form and substance reasonably satisfactory to Administrative Agent, executed by tenants under any Approved Lease confirming the term, rent, and other provisions and matters relating to such Approved Leases;
               (f) The ratio of (a) the total outstanding principal balance of the Loans to (b) the value of the Project does not exceed 70% based on a new Appraisal obtained by Administrative Agent with a value date as of not more than sixty (60) days prior to the original Maturity Date, such Appraisal to be at Borrower’s expense;
               (g) Borrower shall have satisfied all of the Project Work Substantial Completion Conditions prior to the Completion Date;
               (h) All Government Approvals for the Improvements shall have been received to the extent then applicable, with copies (if applicable) having been delivered to Administrative Agent;
               (i) Current financial statements regarding Borrower (dated not earlier than ninety (90) days prior to the First Extension Notice) and all other financial statements and other information as may be required under this Agreement and the Loan Documents regarding Borrower and the Project shall have been submitted promptly to Administrative Agent;
               (j) In the opinion of Administrative Agent, there shall not have occurred any Material Adverse Effect;
               (k) Whether or not the extension becomes effective, Borrower shall pay all out-of-pocket costs and expenses incurred by Administrative Agent and the Lenders in connection with the proposed extension (pre- and post-closing), including appraisal fees and reasonable legal fees; all such costs and expenses shall be due and payable upon demand, and any failure to pay such amounts shall constitute a default under this Agreement and the Loan Documents;
               (l) Not later than the original Maturity Date, (i) the extension shall have been documented to the Lenders’ reasonable satisfaction and consented to by Borrower, Administrative Agent and all the Lenders, including the execution and delivery by Guarantor of reaffirmations of their respective obligations under the Guarantor Documents and (ii) Administrative Agent shall have been provided with an updated title report and judgment and lien searches, and appropriate title insurance endorsements shall have been issued as required by Administrative Agent; and
               (m) Borrower shall pay to Administrative Agent (for the benefit of the Lenders in accordance with their Proportionate Shares) on the original Maturity Date a non-refundable extension fee equal to 0.125% of an amount equal to the outstanding principal amount at such time.
          (2) Borrower may, at its option, extend the term for a period of six (6) months to the first anniversary of the original Maturity Date (the “Second Extension Maturity Date” and the applicable period being, the “Second Extension Period”), subject to the satisfaction of the following conditions:
               (a) Lead Borrower shall notify (the “Second Extension Notice”) Administrative Agent of Borrower’s exercise of such option between forty-five (45) and ninety (90) days prior to the First Extension Maturity Date;
               (b) No Event of Default exists and is continuing as of the date of the Second Extension Notice, as of the First Extension Maturity Date or would result from the extension of the maturity of the Loans for the Second Extension Period;
               (c) With respect to the Retail Component, one-hundred percent 100% of the Approved Leases shall be in full force and effect with tenants in Occupancy pursuant to Approved Leases who are not in material default under their respective Approved Lease, and such Approved Leases shall provide for an aggregate fixed minimum rent (as determined in a manner reasonably acceptable to Administrative Agent) of no less than $5,860,000;
               (d) With respect to the Office Component, the Office Component shall be eighty-three percent (83%) leased with tenants pursuant to Approved Leases who are not in material default under their lease;

               (e) At Administrative Agent’s request, Borrower shall use reasonable commercially reasonable efforts to provide to Administrative Agent, written estoppels in form and substance reasonably satisfactory to Administrative Agent, executed by tenants under any Approved Lease confirming the term, rent, and other provisions and matters relating to such Approved Leases;
               (f) All Government Approvals for the Improvements shall have been received to the extent then applicable, with copies (if applicable) having been delivered to Administrative Agent;
               (g) Current financial statements regarding Borrower (dated not earlier than ninety (90) days prior to the Second Extension Notice) and all other financial statements and other information as may be required under this Agreement and the Loan Documents regarding Borrower and the Project shall have been submitted promptly to Administrative Agent;
               (h) In the opinion of Administrative Agent, there shall not have occurred any Material Adverse Effect;
               (i) Whether or not the extension becomes effective, Borrower shall pay all out-of-pocket costs and expenses incurred by Administrative Agent and the Lenders in connection with the proposed extension (pre- and post-closing), including appraisal fees and reasonable legal fees; all such costs and expenses shall be due and payable upon demand, and any failure to pay such amounts shall constitute a default under this Agreement and the Loan Documents;
               (j) Not later than the First Extension Maturity Date, (i) the extension shall have been documented to the Lenders’ reasonable satisfaction and consented to by Borrower, Administrative Agent and all the Lenders, including the execution and delivery by Guarantor of reaffirmations of their respective obligations under the Guarantor Documents and (ii) Administrative Agent shall have been provided with an updated title report and judgment and lien searches, and appropriate title insurance endorsements shall have been issued as required by Administrative Agent; and
               (k) Borrower shall pay to Administrative Agent (for the benefit of the Lenders in accordance with their Proportionate Shares) on the First Extension Maturity Date a non-refundable extension fee equal to 0.125% of an amount equal to the outstanding principal amount at such time.
          (3) Borrower may, at its option, extend the term for a period of six (6) months to the first anniversary of the First Extension Maturity Date (the “Third Extension Maturity Date” and the applicable period being, the (“Third Extension Period”), subject to the satisfaction of the following conditions:
               (a) Lead Borrower shall notify (the “Third Extension Notice”) Administrative Agent of Borrower’s exercise of such option between forty-five (45) and ninety (90) days prior to the Second Extension Maturity Date;

               (b) No Event of Default exists and is continuing as of the date of the Third Extension Notice, as of the Second Extension Maturity Date or would result from the extension of the maturity of the Loans for the Third Extension Period;
               (c) With respect to the Retail Component, one-hundred percent 100% of the Approved Leases shall be in full force and effect with tenants in Occupancy pursuant to Approved Leases who are not in material default under their respective Approved Lease, and such Approved Leases shall provide for an aggregate fixed minimum rent (as determined in a manner reasonably acceptable to Administrative Agent) of no less than $5,860,000;
               (d) With respect to the Office Component, the Office Component shall be ninety percent (90%) leased with tenants pursuant to Approved Leases who are not in material default under their lease;
               (e) At Administrative Agent’s request, Borrower shall use commercially reasonable efforts to provide to Administrative Agent, written estoppels in form and substance reasonably satisfactory to Administrative Agent, executed by tenants under any Approved Lease confirming the term, rent, and other provisions and matters relating to such Approved Leases;
               (f) The ratio of (a) the total outstanding principal balance of the Loans to (b) the value of the Project does not exceed 70% based on a new Appraisal obtained by Administrative Agent with a value date as of not more than sixty (60) days prior to the Second Extension Maturity Date, such Appraisal to be at Borrower’s expense;
               (g) All Government Approvals for the Improvements shall have been received to the extent then applicable, with copies (if applicable) having been delivered to Administrative Agent;
               (h) Current financial statements regarding Borrower (dated not earlier than ninety (90) days prior to the Third Extension Notice) and all other financial statements and other information as may be required under this Agreement and the Loan Documents regarding Borrower and the Project shall have been submitted promptly to Administrative Agent;
               (i) In the opinion of Administrative Agent, there shall not have occurred any Material Adverse Effect;
               (j) Whether or not the extension becomes effective, Borrower shall pay all out-of-pocket costs and expenses incurred by Administrative Agent and the Lenders in connection with the proposed extension (pre- and post-closing), including appraisal fees and reasonable legal fees; all such costs and expenses shall be due and payable upon demand, and any failure to pay such amounts shall constitute a default under this Agreement and the Loan Documents;
               (k) Not later than the Second Extension Maturity Date, (i) the extension shall have been documented to the Lenders’ reasonable satisfaction and consented to by Borrower, Administrative Agent and all the Lenders, including the execution and delivery by Guarantor of reaffirmations of their respective obligations under the Guarantor Documents and

(ii) Administrative Agent shall have been provided with an updated title report and judgment and lien searches, and appropriate title insurance endorsements shall have been issued as required by Administrative Agent; and
               (l) Borrower shall pay to Administrative Agent (for the benefit of the Lenders in accordance with their Proportionate Shares) on the First Extension Maturity Date a non-refundable extension fee equal to 0.125% of an amount equal to the outstanding principal amount at such time.
Any extension pursuant to this Section 2.5 shall be otherwise subject to all of the other terms and provisions of this Agreement, the Building Loan Agreement and the other Loan Documents.
     Section 2.6 Pro Rata Treatment of Payments; Etc.
          (1) Pro Rata Treatment. Except as otherwise provided in Section 2.7(4), Loans shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments (in the case of the making of Loans) or their respective Loans (in the case of Conversions or Continuations of Loans); (c) each payment or prepayment of principal of Loans by Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them (subject, while any Event of Default exists, to the terms of any separate agreement among Administrative Agent and the Lenders); and (d) each payment of interest on Loans by Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders (subject, while any Event of Default exists, to the terms of any separate agreement among Administrative Agent and the Lenders).
          (2) Computations. Interest on all Loans shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the applicable period.
          (3) Minimum Amounts. Except for (a) mandatory prepayments made pursuant to Section 2.4(5) and (b) Conversions or prepayments made pursuant to Section 2.7(4), and (c) advances pursuant to Section 4.4, Section 4.5, Section 4.6, and Section 4.11, each borrowing, Conversion, Continuation and partial prepayment of principal (collectively, “Loan Transactions”) of Loans shall be in an aggregate amount of at least $1,000,000 and in additional increments of $100,000 (Loan Transactions of or into Loans of different Types or Interest Periods at the same time hereunder shall each be deemed separate Loan Transactions for purposes of the foregoing). Any Loans or borrowings of less than $1,000,000 shall be made as Base Rate Loans. Notwithstanding the foregoing, the minimum amount of $1,000,000 shall not apply to Conversions of lesser amounts into a tranche of Loans that has (or will have upon such Conversion) an aggregate principal amount exceeding $1,000,000.
          (4) Certain Notices. Notices by Lead Borrower to Administrative Agent regarding Loan Transactions and the selection of Types of Loans and/or of the duration of Interest Periods shall be irrevocable and shall be effective only if received by Administrative Agent (and, in the case of a Request for Loan Advance, the Construction Consultant) not later than 3:00 p.m., New York City time, on the number of Business Days prior to the date of the proposed Loan Transaction or the first day of such Interest Period specified below:

Notice	Number of Business Days Prior
Request for Loan Advance	10
Optional Prepayment	3
Conversions into, Continuations as, or borrowings in Base Rate Loans	3
Conversions into, Continuations as, borrowings in or changes in duration of Interest Period for, LIBOR-based Loans (subject to Section 2.4(6))	3
Each Loan Transaction notice shall specify the amount, Type, Interest Period and date of such proposed Loan Transaction, and in the case of a Request for Loan Advance, shall be accompanied by all documentation required by this Agreement as a condition precedent to the applicable Loans. Notices for Conversions and Continuations shall be in the form of Exhibit E. Each such notice specifying the duration of an Interest Period shall specify the portion of the Loans to which such Interest Period is to relate. In the case of a Request for Loan Advance, Administrative Agent shall notify the Lenders of their respective Proportionate Shares of the amount approved by Administrative Agent and the Construction Consultant. If Lead Borrower fails to select (i) the Type of Loan or (ii) the duration of any Interest Period for any LIBOR-based Loan within the required time period and otherwise as provided in this Section 2.6(4), such Loan (if outstanding as a LIBOR-based Loan) will be automatically Continued as an LIBOR-based Loan with an Interest Period of one (1) month (based on a LIBOR-based Rate determined two (2) Business Days prior to the first day of the next Interest Period) or, if outstanding as a Base Rate Loan, will remain as a Base Rate Loan.
          (5) Non Receipt of Funds by Administrative Agent. Unless Administrative Agent shall have been notified by a Lender or Lead Borrower (in either case, and along with Borrower, the “Payor”) prior to the date on which the Payor is to make payment to Administrative Agent of (in the case of a Lender) the proceeds of a Loan to be made by such Lender hereunder or (in the case of Borrower) a payment to Administrative Agent for account of any Lender hereunder (in either case, such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to Administrative Agent, Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date; and, if the Payor has not in fact made the Required Payment to Administrative Agent, the recipient(s) of such payment shall, on demand, repay to Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date (the “Advance Date”) such amount was so made available by Administrative Agent until the date Administrative Agent recovers such amount at a rate per annum equal to (a) the Federal Funds Rate for such day in the case of payments returned to Administrative Agent by any of the Lenders or (b) the applicable interest rate due hereunder with respect to payments returned by Borrower to Administrative Agent and, if such recipient(s) shall fail promptly to make such payment, Administrative Agent shall be entitled to recover such amount, on demand, from the Payor, together with interest as aforesaid; provided that if neither the recipient(s) nor the Payor shall return the Required Payment to Administrative Agent within three (3) Business Days of the Advance Date, then, retroactively to the Advance Date, the Payor and the recipient(s) shall each be obligated to pay interest on the Required Payment as follows:
               (a) if the Required Payment shall represent a payment to be made by Borrower to the Lenders, Borrower and the recipient(s) shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the Default Rate (without duplication of the obligation of Borrower under Section 2.3 to pay interest on the Required Payment at the Default Rate), it being understood that the return by the recipient(s) of the Required Payment to Administrative Agent shall not limit such obligation of Borrower under Section 2.3 to pay interest at the Default Rate in respect of the Required Payment, and
               (b) if the Required Payment shall represent proceeds of a Loan to be made by the Lenders to Borrower, the Payor and Borrower shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment pursuant to whichever of the rates specified in Section 2.3 is applicable to the Type of such Loan, it being understood that the return by Borrower of the Required Payment to Administrative Agent shall not limit any claim Borrower may have against the Payor in respect of such Required Payment.
          (6) Sharing of Payments, Etc.
               (a) Sharing. If any Lender shall obtain from Borrower payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any other Loan Document through the exercise (subject, as among the Lenders, to Section 12.25) of any right of set off, banker’s lien or counterclaim or similar right or otherwise (other than from Administrative Agent as provided herein), and, as a result of such payment, such Lender shall have received a greater percentage of the principal of or interest on the Loans or such other amounts then due hereunder or thereunder by Borrower to such Lender than the percentage received by any other Lender, it shall promptly purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans or such other amounts, respectively, owing to such other Lenders (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal of and/or interest on the Loans or such other amounts, respectively, owing to each of the Lenders. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.
               (b) Consent by Borrower. Borrower agrees that any Lender so purchasing such a participation (or direct interest) may exercise (subject, as among the Lenders, to Section 12.25) all rights of set off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

               (c) Rights of Lenders; Bankruptcy. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of Borrower. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set off to which this Section 2.6(6) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 2.6(6) to share in the benefits of any recovery on such secured claim.
     Section 2.7 Yield Protection; Etc.
          (1) Increased Costs.
               (a) Increased Costs Generally with Respect to Making or Maintaining LIBOR-based Loans. If any Change in Law shall:
               (A) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted Libor Rate);
               (B) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any LIBOR-based Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.7(6) and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or
               (C) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender.
and the result of any of the foregoing shall be to increase the cost to such Lenders of making or maintaining any LIBOR-based Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then Borrower will promptly upon demand pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
               (b) Capital Requirements. If any Lender reasonably determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will promptly upon demand pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered; provided that such Lender would cause similarly situated Borrowers to compensate them for such an event.

               (c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.7(1) shall be delivered to Lead Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof by Lead Borrower.
               (d) Delays in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies Lead Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
          (2) Limitation on Types of Loans. Anything herein to the contrary notwithstanding, if, on or prior to the determination of the Libor Rate for any Interest Period:
               (a) Administrative Agent reasonably determines that quotations of interest rates for the relevant deposits referred to in the definition of Libor Rate are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR-based Loans; or
               (b) the Majority Lenders reasonably determine, and notify Administrative Agent that the relevant rates of interest referred to in the definition of Libor Rate are not likely adequate to cover the cost to such Lenders of making or maintaining LIBOR-based Loans for such Interest Period;
then Administrative Agent shall give Lead Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to make additional LIBOR-based Loans, to Continue LIBOR-based Loans or to Convert Loans of any other Type into LIBOR-based Loans, and Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding LIBOR-based Loans, either prepay such Loans or such Loans shall be automatically Converted into Base Rate Loans.
          (3) Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to honor its obligation to make or maintain LIBOR-based Loans hereunder (and, in the sole opinion of such Lender, the designation of a different Applicable Lending Office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify Lead Borrower thereof (with a copy to Administrative Agent) and such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR-based Loans shall be suspended until such time as such Lender may again make and maintain LIBOR-based Loans.

          (4) Treatment of Affected Loans. If the obligation of any Lender to make LIBOR-based Loans or to Continue, or to Convert Base Rate Loans into, LIBOR-based Loans shall be suspended pursuant to Section 2.7(1)or Section 2.7(3), such Lender’s Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for Loans (or, in the case of a Conversion resulting from a circumstance described in Section 2.7(3), on such earlier date as such Lender may specify to Lead Borrower with a copy to Administrative Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 2.7(1) or Section 2.7(3) that gave rise to such Conversion no longer exist:
               (a) to the extent that such Lender’s Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Loans shall be applied instead to its Base Rate Loans; and
               (b) all Loans that would otherwise be made or Continued by such Lender as LIBOR-based Loans shall be made or Continued instead as Base Rate Loans, and all Loans of such Lender that would otherwise be Converted into LIBOR-based Loans shall remain as Base Rate Loans.
If such Lender gives notice to Lead Borrower with a copy to Administrative Agent that the circumstances specified in Section 2.7(1) or Section 2.7(3) that gave rise to the Conversion of such Lender’s Loans pursuant to this Section 2.7(4) no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR-based Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR-based Loans, to the extent necessary so that, after giving effect thereto, all Base Rate Loans and LIBOR-based Loans are allocated among the Lenders ratably (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.
          (5) LIBOR Breakage Costs. Borrower shall upon request pay to Administrative Agent for account of each Lender, such amount or amounts as shall be sufficient (in the reasonable opinion of each Lender) to compensate it for any loss, cost or expense that such Lender determines is attributable to:
               (a) any payment, prepayment or Conversion of a LIBOR-based Loan made by such Lender for any reason (including, without limitation, the acceleration of the Loans pursuant to Administrative Agent’s or the Lenders’ rights referred to in Article 11) on a date other than the last day of the Interest Period for such Loan; or
               (b) any failure by Borrower for any reason to borrow a LIBOR-based Loan from such Lender on the date for such borrowing specified in any Request for Loan Advance.
Without limiting the effect of the preceding sentence, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest that otherwise would have accrued on the principal amount so paid, prepaid, Converted or not borrowed for the period from the date of such payment, prepayment, Conversion or failure to borrow to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan that would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Loan provided for herein over (ii) the amount of interest that otherwise would have accrued on such principal amount at a rate per annum equal to the interest component of the amount such Lender would have bid in the London interbank market for Dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by such Lender), or if such Lender shall cease to make such bids, the equivalent rate, as reasonably determined by such Lender, derived from Page 3750 of the Telerate Service or other publicly available source as described in the definition of Libor Rate. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this section shall be delivered to Lead Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
          (6) Taxes.
               (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
               (b) Payment of Other Taxes by Borrowers. Without limiting the provisions of paragraph (a) above, Borrower shall pay any Other Taxes but not Excluded Taxes to the relevant Governmental Authority in accordance with applicable law.
               (c) Indemnification by Borrower. Borrower shall indemnify Administrative Agent and each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Lead Borrower by a Lender, or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
               (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Lead Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such

Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.
               (e) Foreign Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the applicable Borrower (with a copy to Administrative Agent), prior to the Initial Advance, Form W-8BEN or Form W-8ECI of the Internal Revenue Service, or such other properly completed and executed forms, certifications, statements or documentation prescribed by applicable law or reasonably requested by such Borrower as will permit such payments to be made without withholding or at a reduced rate. Administrative Agent shall not be obligated to make any payments hereunder to Lenders in respect of the Loan until such Lenders shall have furnished to Administrative Agent the requested form, certification, statement or documentation.
               (f) Refunds. If Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.7(6), it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.7(6) with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that Borrower, upon the request of Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This section shall not be construed to require Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to Borrower or any other Person..
          (7) Replacement of Lenders. If any Lender requests compensation pursuant to Section 2.7(1) or Section 2.7(6), or any Lender’s obligation to Continue Loans of any Type, or to Convert Loans of any Type into the other Type of Loan, shall be suspended pursuant to Section 2.7(2) or Section 2.7(3) (any such Lender requesting such compensation, or whose obligations are so suspended, being herein called a “Requesting Lender”), Lead Borrower, upon three (3) Business Days’ notice, may require that such Requesting Lender transfer all of its right, title and interest under this Agreement and such Requesting Lender’s Note to any bank or other financial institution (a “Proposed Lender”) identified by Lead Borrower that is satisfactory to Administrative Agent (i) if such Proposed Lender agrees to assume all of the obligations of such Requesting Lender hereunder, and to purchase all of such Requesting Lender’s Loans hereunder for consideration equal to the aggregate outstanding principal amount of such Requesting Lender’s Loans, together with accrued interest thereon to the date of such purchase and pay all other amounts accrued and payable hereunder to such Requesting Lender as of the date of such transfer (including any fees accrued hereunder and any amounts that would be payable under Section 2.7(1), Section 2.7(5) or Section 2.7(6). Subject to the provisions of Section 12.23(1), such Proposed Lender shall be a “Lender” for all purposes hereunder. Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements of Borrower contained in Section 2.7(1) and Section 2.7(6) (without duplication of any payments made to such Requesting Lender by Borrower or the Proposed Lender) shall survive for the benefit of such Requesting Lender under this Section 2.7(7) with respect to the time prior to such replacement.
     Section 2.8 Agency Fee. Until payment in full of all obligations under this Agreement and the other Loan Documents, Borrower shall pay to Administrative Agent, for its sole account, the Agency Fee in accordance with the Fee Letter.
     Section 2.9 Exit Fee. With respect to any repayment or prepayment of principal under the Loans for any reason whatsoever (whether such repayment or prepayment of the Loans is made voluntarily or involuntarily or as a result of the occurrence of an Event of Default pursuant to which the Administrative Agent has accelerated the obligations of the Borrower under the Loan Documents or otherwise), Borrower shall pay to Administrative Agent, in addition to all other amounts that may be due hereunder, an amount equal to one quarter of one percent (0.25%) of the amount so repaid or prepaid under the Loans (the “Exit Fee”). The Exit Fee will be automatically waived in the event that (1) the Loans are prepaid in connection with a bona-fide arms length sale of the Project to a third party which is not an Affiliate of Borrower, or (2) the Loans are paid in full pursuant to a refinancing arrangement with Administrative Agent.
ARTICLE 3
INSURANCE, CONDEMNATION, AND IMPOUNDS
     Section 3.1 Insurance.
          (1) Borrower shall obtain and maintain, or cause to be maintained, Policies providing at least the following coverages for Borrower and the Project (at all times through the repayment of the Loans in full):
               (a) comprehensive all-risk insurance on the Improvements and the personal property, in each case (i) in an amount equal to 100% of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation, (ii) containing an agreed amount endorsement with respect to the improvements and personal property waiving all co insurance provisions; (iii) providing for no deductible in excess of $50,000; (iv) providing for repairs and alteration coverage; and (v) providing coverage for contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements together with an “Ordinance or Law Coverage” or “Enforcement” endorsement if any of the Improvements or the use of the Project shall at any time constitute legal non-conforming structures or uses. The Full Replacement Cost shall be redetermined from time to time (but not more frequently than once in any twenty-four (24) calendar months) at the request of Administrative Agent by an appraiser or contractor designated by Borrower and reasonably approved by Administrative Agent, or by an engineer or appraiser in the regular employ of the insurer. The cost of such appraisal shall be paid by Administrative Agent unless an Event of Default shall have occurred and be continuing, in which case such cost shall be paid by Borrower. After the first appraisal, additional appraisals may be based on construction cost indices customarily employed in the trade. No omission on the part of Administrative Agent to request any such ascertainment shall relieve Borrower of any of its obligations under this Section 3.1(1)(a);
               (b) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage (including liabilities as a result of repairs and alterations) occurring upon, in or about the Project, such insurance (i) to be on the so called “occurrence” form with a combined single limit of not less than $1,000,000 per occurrence and $2,000,000 general aggregate; (ii) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (iii) to cover at least the following hazards: (A) premises and operations; (B) products and completed operations on an “if any” basis and for a period of not less than five (5) years after the completion of construction of the applicable Improvements; (C) independent contractors; (D) blanket contractual liability for all “insured contracts” as defined in the standard general liability policy; and (E) contractual liability covering the indemnities contained in Sections 5.4, 11.3 and 14.5 hereof, to the extent the same is available and falls within the definition of “insured contracts”;
               (c) business income/loss of rents insurance (i) with loss payable to Administrative Agent (for the benefit of the Lenders); (ii) covering all risks required to be covered by the insurance provided for in Section 3.1(1)(a) hereof; (iii) in an amount equal to 100% of the projected gross income from the Project (on an actual loss sustained basis) for a period continuing until the Restoration of the Project is completed; the amount of such business income/loss of rents insurance shall be determined prior to the date hereof and at least once each year thereafter based on the greater of (x) Borrower’s reasonable estimate of the gross income from the Project, and (y) the highest gross income received during the term of the Notes for any full calendar year prior to the date the amount of such insurance is being determined (or such lesser period as may have expired from the date of substantial completion of the applicable Improvements to the date the amount of such insurance is being determined), in each case for the succeeding eighteen (18) month period and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the improvements and the personal property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twenty-four (24) months from the date that the Project, is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. All insurance proceeds payable to Administrative Agent (for the benefit of the Lenders) pursuant to this Section 3.1(1)(c) shall be held by Administrative Agent and shall be applied to the obligations secured hereunder from time to time due and payable hereunder and under the Notes and this Agreement; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured hereunder on the respective dates of payment provided for in the Notes and this Agreement except to the extent such amounts are actually paid out of the proceeds of such business income/loss of rents insurance;
               (d) when required by Administrative Agent or at the discretion of Borrower, at all times prior to the completion of construction of the Improvements, the insurance provided for in Section 3.1(1)(a) shall be written in a so called builder’s risk completed value form (i) on a non reporting basis, (ii) against all risks insured against pursuant to Section

3.1(1)(a),(iii) shall include permission to occupy the Project, and (4) shall contain an agreed amount endorsement waiving co-insurance provisions, and shall also include coverage for:
               (A) loss suffered with respect to materials, equipment, machinery, and supplies whether on-site, in transit, or stored off-site and with respect to temporary structures, hoists, sidewalks, retaining walls, and underground property;
               (B) Soft Costs, plans, specifications, blueprints and models in connection with any restoration following a casualty;
               (C) demolition and increased cost of construction, including, without limitation, increased costs arising out of changes in Applicable Law and codes;
               (D) operation of building laws;
               (E) collapse, transit and testing; and
               (F) delayed opening coverage on an actual loss sustained basis with extended period of indemnity endorsement consistent with Section 3.1(1)(c).
               (e) workers’ compensation insurance, as required by any Governmental Authority or legal requirement, subject to the statutory limits of the state of New York;
               (f) comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Administrative Agent on terms consistent with the commercial property insurance policy required under Section 3.1(1)(a);
               (g) if any portion of the Improvements is at any time located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or any successor law (the “Flood Insurance Acts”), flood hazard insurance in an amount not less than the greater of (A) the maximum limit of coverage available with respect to the Project, under Policies issued pursuant to the Flood Insurance Acts, subject only to customary deductibles under such Policies, and (B) the maximum limit of coverage available with respect to the Project, under Policies issued by private insurance carriers;
               (h) earthquake insurance (based on probable maximum loss) in amounts and in form and substance satisfactory to Administrative Agent, provided that the insurance pursuant to this Section 3.1(1)(h) hereof shall be on terms consistent with the all risk insurance policy required under Section 3.1(1)(a) hereof;
               (i) umbrella liability insurance in an amount not less than $100,000,000 per occurrence on terms consistent with the commercial general liability insurance policy required under Section 3.1(1)(b) hereof;

               (j) insurance with respect to the Construction Manager, the Major Contractors, Borrower’s Architect and other Design Professionals as specified in Schedule 3.1(1)(j) attached hereto;
               (k) secured creditor’s environmental insurance, insuring against unknown environmental hazards and conditions in amounts and in form and substance satisfactory to Administrative Agent, which shall name the Administrative Agent as a loss payee or additional insured, as applicable; and
               (l) such other insurance and in such amounts as Administrative Agent from time to time may request against such other insurable hazards which at the time are available on commercially reasonably terms for properties located in or around the region where the Project is located and are customarily required by institutional lenders with respect to projects similar to the Project.
          (2) All insurance provided in compliance with Section 3.1(1)(a) hereof shall be obtained under valid and enforceable policies (the “Policies” or in the singular, the “Policy”), in such forms and, from time to time after the date hereof, in such amounts as may be satisfactory to Administrative Agent, issued by financially sound and responsible insurance companies permitted to do business in the state of New York and reasonably approved by Administrative Agent. The insurance companies must have a claims paying ability/financial strength rating of “AX” (or its equivalent) or better by A.M. Best. No Policy shall contain an exclusion from coverage under such Policy for loss or damage incurred as a result of an act of terrorism or similar acts of sabotage, provided that Borrower may obtain separate Terrorism Insurance coverage subject to and in accordance with the terms of this Section 3.1(2). Borrower will be required to maintain insurance against terrorism, terrorist acts or similar acts of sabotage (“Terrorism Insurance”) with coverage amounts of not less than an amount equal to the full replacement cost of the improvements and the personal property (the “Terrorism Insurance Required Amount”). Notwithstanding the foregoing sentence, Borrower shall not be obligated to expend in any fiscal year on Insurance Premiums for Terrorism Insurance more than two (2.0) times the then-current annual premium paid by Borrower for the comprehensive all-risk insurance required under subsection 3.1(1)(a) hereof (the “Terrorism Insurance Cap”) and if the cost of the Terrorism Insurance Required Amount exceeds the Terrorism Insurance Cap, Borrower shall purchase the maximum amount of Terrorism Insurance available with funds equal to the Terrorism Insurance Cap; provided, however, the Terrorism Insurance Cap shall not apply or restrict the amount of terrorism coverage required to be obtained and maintained by this subsection (x) with respect to the Project if (a) owners and/or operators of mixed-use retail/office buildings in the same class as the Project in Bronx, New York are generally obtaining terrorism insurance, (b) lenders financing such mixed-use retail/office properties in the same class as the Project in Bronx, New York are generally requiring terrorism insurance as a condition of financing, or (c) Borrower or Sponsor or any Affiliate of Borrower or Sponsor, is obtaining terrorism insurance on any other properties in Bronx, New York of which any of the foregoing Persons own or operate. Not less than fifteen (15) days prior to the expiration dates of the Policies theretofore furnished to Lender pursuant to Section 3.1(1) hereof, Lead Borrower shall deliver to Administrative Agent insurance certificates showing payment of all premiums (the “Insurance Premiums”) for such Policies, which certificates shall be in form and substance reasonably satisfactory to Administrative Agent. Within sixty (60) days following the expiration dates of the Policies, Lead Borrower shall deliver to Administrative Agent certified copies of such Policies marked “premium paid” or accompanied by evidence satisfactory to Administrative Agent of payment of the Insurance Premiums.
          (3) Borrower shall not obtain (a) any umbrella or blanket liability or casualty Policy unless, in each case, such Policy is approved in advance in writing by Administrative Agent and Lenders’ interest is included therein as provided in this Agreement, or (b) separate insurance concurrent in form or contributing in the event of loss with that required in Section 3.1(1) to be furnished by, or which may be required to be furnished by, Borrower. In the event Borrower obtains separate insurance or an umbrella or a blanket policy, Lead Borrower shall notify Administrative Agent of the same and shall cause certified copies of each Policy to be delivered as required in Section 3.1(1).
          (4) All Policies provided for or contemplated by Section 3.1(1) hereof, except for the Policy referenced in Section 3.1(1)(e), shall name Administrative Agent (for the benefit of the Lenders) as additional insured under liability policies and as mortgagee/loss payee under property policies, as their respective interests may appear, and in the case of property, boiler and machinery, and flood insurance, shall contain a so called New York standard non-contributing mortgagee clause in favor of Administrative Agent providing that the loss thereunder shall be payable to Administrative Agent in accordance with the terms of this Agreement.
          (5) All Policies provided for in Section 3.1(1)(a) hereof shall contain clauses or endorsements to the effect that:
               (a) no willful act or negligence of Borrower, or anyone acting for Borrower, or failure to comply with the provisions of any Policy which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Administrative Agent is concerned;
               (b) the Policy shall not be materially changed (other than to increase the coverage provided thereby) or cancelled without at least thirty (30) days’ written notice (or ten (10) days’ written notice, in the case of non payment of premium) to Administrative Agent and any other party named therein as an insured;
               (c) each Policy shall provide that the issuers thereof shall give written notice to Administrative Agent if the Policy has not been renewed fifteen (15) days prior to its expiration; and
               (d) Administrative Agent shall not be liable for any insurance premiums thereon or subject to any assessments thereunder.
          (6) If at any time Administrative Agent is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Administrative Agent shall have the right, on five (5) Business Days’ notice to Lead Borrower to take such action as Administrative Agent deems necessary to protect its interest in the Project, including, without limitation, the obtaining of such insurance coverage as Administrative Agent in its sole and absolute discretion deems appropriate, and all expenses incurred by Administrative Agent in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Administrative Agent upon demand and until paid shall be secured by the Security Documents and shall bear interest at the Default Rate.
          (7) In the event of a foreclosure of the Mortgages, or other transfer of title to Project in extinguishment in whole or in part of the Loans, all right, title and interest of Borrower in and to the Policies then in force and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lenders or other transferee in the event of such other transfer of title.
          (8) Lead Borrower shall give immediate written notice of any loss in excess of $100,000 to the insurance carrier and to Administrative Agent. In connection with losses in excess of $100,000, but less than or equal to $2,000,000, Borrower and Administrative Agent shall cooperate in all matters related to the loss including, without limitation, making proof of loss, adjusting and compromising any claim under the insurance policies, appearing in and prosecuting any action arising from such insurance policies, and collecting and receiving insurance proceeds. In connection with losses in excess of $2,000,000, Borrower hereby irrevocably authorizes and empowers Administrative Agent, as attorney in fact for Borrower coupled with an interest, to make proof of loss, to adjust and compromise any claim under insurance policies, to appear in and prosecute any action arising from such insurance policies, to collect and receive insurance proceeds, and to deduct therefrom Administrative Agent’s expenses incurred in the collection of such proceeds. Nothing contained in this Section 3.1(8), however, shall require Administrative Agent or any Lender to incur any expense or take any action hereunder.
     Section 3.2 Condemnation Awards. Lead Borrower shall immediately notify Administrative Agent of the institution of any proceeding for the condemnation or other taking of the Project or any portion thereof. Administrative Agent may participate in any such proceeding and Lead Borrower will deliver to Administrative Agent all instruments necessary or required by Administrative Agent to permit such participation. Without Administrative Agent’s prior consent (subject to the approval of the Majority Lenders), Borrower (1) shall not agree to any compensation or award, and (2) shall not take any action or fail to take any action which would cause the compensation to be determined. All awards and compensation for the taking or purchase in lieu of condemnation of the Project or any part thereof are hereby assigned to and shall be paid to Administrative Agent. Borrower authorizes Administrative Agent to collect and receive such awards and compensation, to give proper receipts and acquittances therefor, and in Administrative Agent’s sole discretion (which Administrative Agent shall exercise at the direction of the Majority Lenders) to apply the same toward the payment of the Loans, notwithstanding that the Loans may not then be due and payable, or to the restoration of the Project; provided, however, if the award is less than or equal to the Threshold Amount and Borrower requests that such proceeds be used for non structural site improvements (such as landscape, driveway, walkway and parking area repairs) required to be made as a result of such condemnation, Administrative Agent will apply the award to such restoration in accordance with the terms applicable to insurance proceeds set forth in Section 3.3. Borrower, upon request by Administrative Agent, shall execute all instruments requested to confirm the assignment of the awards and compensation to Administrative Agent, free and clear of all liens, charges or encumbrances.

     Section 3.3 Use and Application of Insurance Proceeds. Administrative Agent shall apply insurance proceeds to costs of restoring the Project or the Loans as follows:
          (1) if the loss is less than or equal to the Threshold Amount, Administrative Agent shall promptly apply the insurance proceeds to restoration provided (a) no Event of Default exists, and (b) Borrower promptly commences and is diligently pursuing restoration of the Project;
          (2) if the loss exceeds the Threshold Amount but is not more than ten percent (10%) of the replacement value of the Improvements (for projects containing multiple phases or stand alone structures, such calculation to be based on the damaged phase or structure, not the project as a whole), Administrative Agent shall apply the insurance proceeds to restoration provided that at all times during such restoration (a) no Event of Default exists; (b) Administrative Agent determines that there are sufficient funds including Borrower’s equity available to restore and repair the Project to a condition reasonably approved by Administrative Agent; (c) Administrative Agent reasonably determines that any operating deficits, including all debt service, which will be incurred with respect to the Project following any such loss and until the restoration has been completed, will be covered out of (A) the insurance proceeds, (B) the proceeds of business interruption insurance, if applicable, (C) Net Operating Income of the Project or (D) by other funds of Borrower; (d) Administrative Agent reasonably determines that all Major Leases will remain in effect after restoration is complete; (e) Administrative Agent determines that restoration and repair of the Project to a condition reasonably approved by Administrative Agent will be completed prior to the Completion Date; (f) Borrower promptly commences and is diligently pursuing restoration of the Project; and (g) if still applicable, Administrative Agent shall have unilaterally determined that the Guaranty of Completion shall remain in full force and effect during the period of restoration, or Guarantor shall have executed and delivered to Administrative Agent a guaranty of completion with respect to all restoration in substantially the same form as the Guaranty of Completion and otherwise reasonably satisfactory to Administrative Agent;
          (3) if the conditions set forth above are not satisfied or the loss exceeds the maximum amount specified in Section 3.3(2) above, Administrative Agent may in its sole discretion (subject to the approval of the Majority Lenders) apply any insurance proceeds it may receive to the payment of the Loans or allow all or a portion of such proceeds to be used for the restoration of the Project.
     Section 3.4 Disbursement of Proceeds.
          (1) The insurance proceeds shall be held by Administrative Agent in a Controlled Account and shall constitute additional security for the Loans. Upon receipt of evidence reasonably satisfactory to Administrative Agent that all the conditions precedent, including those set forth in Section 3.3(2) above, have been satisfied, the insurance proceeds shall be disbursed by Administrative Agent to, or as directed by, Lead Borrower from time to time during the course of the restoration in accordance with the applicable provisions of Article 4 and Schedule 4 of this Agreement and (to the extent such disbursements are related to construction costs) the Building Loan Agreement.

          (2) All plans and specifications required in connection with the restoration shall be subject to prior review and reasonable approval by Administrative Agent and by an independent consulting engineer selected by Administrative Agent (the “Restoration Consultant”); provided, however, that if the plans and specifications are consistent with those attached to the Building Loan Agreement, Administrative Agent shall be deemed to have approved such plans and specifications. Administrative Agent shall have the non-exclusive use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the restoration. The identity of the contractors, subcontractors and materialmen engaged in the restoration, as well as all Major Contracts, shall be subject to prior review and reasonable approval by Administrative Agent and the Restoration Consultant. All reasonable costs and expenses incurred by Administrative Agent in connection with making the insurance proceeds available for the restoration including reasonable counsel fees and disbursements and the Restoration Consultant’s fees, shall be paid by Borrower. Borrower shall also obtain, at its sole cost and expense, all necessary government approvals as and when required in connection with such restoration and provide copies thereof to Administrative Agent and Restoration Consultant.
          (3) In no event shall Administrative Agent be obligated to make disbursements of the insurance proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the restoration, as certified by the Restoration Consultant, minus the Retainage. Administrative Agent shall establish, maintain and release any Retainage in accordance with the terms of the Building Loan Agreement.
          (4) Administrative Agent shall not be obligated to make disbursements of the insurance proceeds more frequently than once per month.
          (5) If at any time the insurance proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Administrative Agent in consultation with the Restoration Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Restoration Consultant to be incurred in connection with the completion of the restoration, Borrower shall deposit the deficiency (the “Insurance Proceeds Deficiency”) with, or deliver a Collateral Letter of Credit in the amount of such deficiency to, Administrative Agent within ten (10) Business Days of Administrative Agent’s request and before any further disbursement of the insurance proceeds shall be made. The Insurance Proceeds Deficiency shall be held in a Controlled Account and shall be disbursed for costs actually incurred in connection with the restoration on the same conditions applicable to the disbursement of the insurance proceeds, and, until so disbursed, shall constitute additional security for the Loans.
          (6) After the Restoration Consultant certifies to Administrative Agent that a restoration has been substantially completed in accordance with the provisions of this Section 3.4, and the receipt by Administrative Agent of evidence satisfactory to Administrative Agent that all costs incurred in connection with the restoration have been paid in full, the excess, if any, of the insurance proceeds and the remaining balance, if any, of the Insurance Proceeds Deficiency deposited with Administrative Agent shall, so long as no Potential Default or Event of Default has occurred, be paid to Lead Borrower. If a Potential Default or Event of Default has occurred, the remaining balance of the Insurance Proceeds Deficiency shall be applied to repayment of the Loans.

          (7) All insurance proceeds not required (i) to be made available for the restoration or (ii) to be returned to Lead Borrower as excess insurance proceeds pursuant to subsection (6) above may (A) be retained and applied by Administrative Agent toward the payment of the Loans, whether or not then due and payable, in such order, priority and proportions as Administrative Agent in its sole discretion shall deem proper, or, (B) at the sole discretion of Administrative Agent, the same may be paid, either in whole or in part, to Lead Borrower for such purposes and upon such conditions as Administrative Agent shall designate.
          (8) Notwithstanding any casualty, Borrower shall continue to make payments with respect to the outstanding principal amount in the manner provided in the Notes, this Agreement and the other Loan Documents and the outstanding principal amount shall not be reduced unless and until (i) any insurance proceeds or condemnation award shall have been actually received by Administrative Agent, (ii) Administrative Agent shall have deducted its reasonable expenses of collecting such proceeds and (iii) Administrative Agent shall have applied any portion of the balance thereof to the repayment of the outstanding principal amount in accordance with Section 4.3. The Lenders shall not be limited to the interest paid on any condemnation award but shall continue to be entitled to receive interest as provided in Article 2.
ARTICLE 4
DISBURSEMENTS OF THE LOANS
     Section 4.1 General Conditions.
          (1) Subject to (a) Borrower’s satisfaction of the applicable conditions precedent set forth in Schedule 4 and (b) Borrower’s compliance with the applicable provisions of this Article 4, the Lenders shall disburse the proceeds of the Acquisition Loan on the Closing Date and the proceeds of each other Loan within ten (10) Business Days after Administrative Agent’s receipt of all of the documents and items to be delivered or received pursuant to Schedule 4 and this Article 4; provided, however, that at no time shall the Lenders be obligated to:
               (i) advance to Lead Borrower more than the amount that Borrower has funded from its own monies or an existing loan or is then required to fund to the party seeking payment or, in the case of reimbursement, to the party seeking reimbursement (subject to Retainage, if applicable),
               (ii) make an advance if the Loans are not In Balance in accordance with Section 4.3,
               (iii) subject to possible reallocation in accordance with Section 4.5, advance proceeds of a Loan in an amount in excess of the Budget Line Items set forth in the Budget, as the same may be adjusted in accordance with the terms of this Agreement, or
               (iv) make any Loans to the extent any Operating Revenues have not been applied in accordance with Section 4.6(1).

          (2) Notwithstanding anything to the contrary contained in this Agreement, the Lenders shall have no obligation to advance any Loan unless Administrative Agent is, at all times, satisfied that the Improvements can be constructed Lien free, substantially in accordance with the Plans and Specifications (or the Tenant Improvement Plans in the case of Tenant Improvement Work) for the sums set forth in the Budget (or, if more, Borrower has furnished the difference in cash or cash equivalents, subject to the provisions of Section 4.3, Section 4.4 and Section 4.5), by the Completion Date or, with respect to Tenant Improvement Work, such date as shall be required for the completion of the applicable Tenant Improvement Work under an Approved Lease. Administrative Agent will endeavor to give notice to Lead Borrower of its intention not to authorize disbursement of any Loan proceeds based on the foregoing, but neither the Lenders nor Administrative Agent shall have any liability hereunder should Administrative Agent fail to do so, and no failure by Administrative Agent to give such notice shall affect Administrative Agent’s or any Lender’s rights under this subsection (2). Notwithstanding anything herein to the contrary, if such applicable conditions precedent are not satisfied for the full required disbursement, then, to the extent that the amounts in any Request for Loan Advance are broken down such that Administrative Agent is satisfied that all of the above conditions are met with respect to a portion of any Loan advance, the Lenders shall advance such portion of the requested Loan advance.
     Section 4.2 Procedure for Making Disbursements of Loan Proceeds.
          (1) After the Closing Date, disbursements shall be made from time to time as construction progresses pursuant to a request for advance in the applicable form attached hereto as Exhibit F (each, a “Request for Loan Advance”), but no more frequently than once in each calendar month.
          (2) Each Request for Loan Advance with respect to Loans shall (a) be duly executed by an Authorized Officer on behalf of Lead Borrower, (b) be submitted to Administrative Agent and the Construction Consultant not less than ten (10) Business Days prior to the proposed disbursement date for such Loans, (c) specify the items to be paid or reimbursed with the proceeds of the requested Loans, (d) include the documentation required to be included therewith under Schedule 4 and (e) be in the minimum amounts required under Section 2.6(3).
          (3) All advances of the Loans shall be made for the payment of Project Costs in accordance with the Budget upon Borrower’s satisfaction of the applicable conditions set forth in this Article 4 and Schedule 4 — Parts A and B, as applicable.
          (4) In the event Lead Borrower does not request a disbursement within thirty (30) days after the previous disbursement of a Loan, Borrower shall nonetheless within such thirty (30) day period and during each subsequent thirty (30) day period in which Lead Borrower does not request a disbursement of the Loan, satisfy the conditions precedent to disbursements set forth in this Agreement.
     Section 4.3 Loan Balancing.
          (1) Borrower represents that the Budget sets forth all anticipated costs to be incurred by Borrower in connection with the ownership, development, construction, financing,

marketing, maintenance and leasing of the Improvements, from time to time through the Maturity Date as extended pursuant to Section 2.5 hereof. Borrower further agrees as follows:
               (a) Subject to reallocations pursuant to Section 4.4 and Section 4.5, if at any time, the projected costs anticipated to be incurred for any item of Construction Work or for the ownership, development, financing, marketing, maintenance or leasing of the Improvements through the Maturity Date exceed the amount set forth in the Budget for such item (as the same may be adjusted in accordance with the terms of this Agreement), as determined by Administrative Agent and the Construction Consultant in their reasonable discretion (including any such determination that the undisbursed Loan proceeds allocated for the payment of future interest (the “Interest Reserve”) is insufficient) based on factors, including, but not limited to, (1) Administrative Agent’s projections of interest rates for period(s) up to and including the full remaining term of the Loan (and permitted extensions); (2) the effect of any Hedge Agreement; (3) cost overruns or Change Orders; or (4) failure of the Improvements to lease at the rate of absorption or otherwise at rates and terms projected by Borrower, then the Loans shall be deemed not “In Balance.”
               (b) If the Loans are deemed not “In Balance,” then Borrower shall, at Administrative Agent’s option, within ten (10) Business Days after written notice from Administrative Agent either (a) deposit with Administrative Agent an amount sufficient to cover such deficiency (a “Deficiency Deposit”), which Deficiency Deposit shall be deposited with Administrative Agent in the Controlled Account (the “Deficiency Deposit Account”), (b) make one or more equity contributions to be used by Borrower to pay costs that will bring the Loans In Balance (an “Equity Balancing Contribution”), or (c) deliver a Collateral Letter of Credit in an amount such that the available proceeds thereunder would be sufficient to bring the Loans In Balance and upon which Administrative Agent shall be entitled to draw in compliance with the provisions set forth below in this Section 4.3. Administrative Agent shall not be required to authorize any disbursement of any Loans before receiving (i) payment of any such Deficiency Deposit into the Deficiency Deposit Account and the prior application of such Deficiency Deposit to the payment of Project Costs so as to bring the Loans In Balance, (ii) verification that an Equity Balancing Contribution has been made and the proceeds thereof used for the payment of Project Costs on account of the Improvements, so as to bring the Loans In Balance or (iii) a Collateral Letter of Credit as set forth above. Failure of Borrower to provide satisfactory verification of an Equity Balancing Contribution or deliver a Deficiency Letter of Credit as required above shall be deemed Borrower’s election to make a Deficiency Deposit. The Deficiency Deposit shall be allocated to the Project Loan Budget and the Budget, as applicable, and shall be applied to the payment of Project Costs on account of the Improvements prior to any further disbursement of the Loans.
               (c) The balances of the applicable Contingency Fund from time to time shall not be considered for purposes of determining whether the Loans are In Balance.
          (2) If an Event of Default shall occur and be continuing, Administrative Agent (subject to the provisions of Section 14.3) may, at its option, in addition to exercising any other rights or remedies available under the Loan Documents, (A) apply any unexpended Deficiency Deposit to (or draw on any Collateral Letter of Credit to pay) the costs of completion of the Improvements and/or (B) apply any unexpended Deficiency Deposit to (or draw on any

Collateral Letter of Credit for application of the sums drawn thereunder to) the immediate reduction of any amounts due under the Notes and the other Loan Documents. With respect to any Collateral Letter of Credit that Borrower may furnish or cause to be furnished to Administrative Agent in accordance with the terms of this Section 4.3:
               (a) Administrative Agent will be entitled, among other things, to make one or more draws pursuant to and in accordance with this Agreement or the Building Loan Agreement, as applicable, by presentment thereof to the issuing bank accompanied only by Administrative Agent’s clean sight-draft, it being intended that the issuing bank shall have no right to inquire as to Administrative Agent’s right to draw upon such Collateral Letter of Credit;
               (b) Administrative Agent shall be entitled, among other things, to draw upon each Collateral Letter of Credit pursuant to this Agreement or the Building Loan Agreement, as applicable, in whole, or in part from time to time, to the extent (without taking into account the Collateral Letter of Credit) the Loan is not In Balance, (i) in order to pay any costs not covered by Loan proceeds, Equity Balancing Contributions or Deficiency Deposits or (ii) upon any Event of Default; and
               (c) Administrative Agent shall have the right to draw upon any Collateral Letter of Credit within ten (10) Business Days prior to the expiration date of such Collateral Letter of Credit and each renewal and extension thereof unless, prior to such expiration date of such Collateral Letter of Credit and each renewal and extension thereof, Borrower shall have furnished a replacement, extension or renewal Collateral Letter of Credit, acceptable to Administrative Agent, it being the intent hereof that at no time shall the unexpired term of any Collateral Letter of Credit be less than ten (10) Business Days. If Administrative Agent draws upon a Collateral Letter of Credit pursuant to the terms hereof, then Administrative Agent shall hold the proceeds thereof in a Controlled Account as a Deficiency Deposit. Administrative Agent shall also be entitled to draw upon a Collateral Letter of Credit if the credit rating of the issuing bank no longer meets the standard required of a Collateral Letter of Credit and Borrower does not deliver to Administrative Agent a replacement letter of credit that otherwise conforms to the requirements for Deficiency Letters of Credit within ten (10) days following notice of the same from Administrative Agent, or if Administrative Agent reasonably believes that its rights to draw on such Collateral Letter of Credit are in imminent jeopardy of not being honored.
     Section 4.4 Budget Contingencies. The Budget contains line items designated for contingency for Hard Costs and Soft Costs (collectively, the “Contingency Fund”) which represent amounts necessary to provide reasonable assurances to Administrative Agent and the Lenders that funds are available within the Budget if additional costs, expenses and/or delays are incurred or additional interest accrues on the Loans, or other unanticipated events or problems occur. Upon request of Lead Borrower, Administrative Agent may, in its reasonable discretion, re-allocate a portion of the Contingency Fund to cover cost overruns, cost of change orders, additional interests and other anticipated costs based upon the percentage of completion of the Construction Work (e.g. (and as an example only) fifty percent (50%) of the Contingency Fund may be allocated when the project is fifty percent (50%) complete). Any such re-allocation shall reduce, by the amount of such re-allocation, the amount of the Contingency Fund available to be allocated thereafter. Subject to the foregoing, Borrower agrees that the decisions with respect to utilizing any portion of the Contingency Fund shall be made by Administrative Agent in its reasonable discretion and that the Loans may not be In Balance, and Borrower may be required to make a Deficiency Deposit or Equity Balancing Contribution, even if funds remain in the Contingency Fund.
     Section 4.5 Budget Line Items. The Budget includes as line items (collectively, “Budget Line Items”) the cost of all labor, materials, equipment, fixtures and furnishings needed for the completion of all Construction Work, and all other costs, fees and expenses relating in any way whatsoever to the Construction Work and the operation of the Project. Borrower agrees that all Loans shall be used only for the Budget Line Items for which such Loans are made (as re-allocated from time to time in accordance with the terms of this Agreement). Borrower agrees that, while an Event of Default exists, Administrative Agent may, at any time and from time to time without prior written notice to Lead Borrower or Borrower, authorize the disbursement of the Budget Line Items for the purposes for which they have been set aside, or for any other purposes related to the Construction Work or otherwise provided for in the Budget as Administrative Agent may determine, either by payment of such items or by reimbursement to Borrower for payments actually made by Borrower for such items. Administrative Agent shall not be obligated to authorize the disbursement of any amount for any category of costs set forth as a Budget Line Item which is greater than the amount set forth for such category in the applicable Budget Line Item; provided, however, that subject to Administrative Agent’s prior reasonable consent, Borrower may apply savings from one Budget Line Item to cost overruns in another Budget Line Item or to the Contingency Fund, or to any other unbudgeted Project Cost provided (a) there are no Potential Defaults or Events of Defaults existing, (b) all costs to be paid out of the Budget Line Item from which funds are being re-allocated have been paid or sufficient sums remain in said line item to pay such costs when the same become due, (c) said savings are actual savings and are documented or otherwise established to the satisfaction of Administrative Agent and the Construction Consultant in their reasonable discretion, (d) such reallocation will not violate the provisions of the Lien Law or affect the priority of the Mortgages on the Project and (e) Administrative Agent, at Borrower’s sole cost and expense, obtains endorsements to the Title Policies insuring against “any statutory lien for services, labor or materials furnished or contracted for prior to the date hereof i.e., the date of such endorsement (or any statutory lien for services, labor or materials furnished after the date hereof, the priority of which lien relates back to services, labor or materials furnished or contracted for prior to the date hereof), and which has now gained or which may hereafter gain priority over the estate or interest of the insured as shown in Schedule A of this policy,” as a result of the reallocation of such Budget Line Item; provided, however, the Borrower shall not reallocate any portion of the Soft Costs Budget Line Items which have been allocated to the payment of real estate taxes and the interest reserve.
     Section 4.6 Interest; Fees; and Expenses.
          (1) Included in the Budget are projected amounts for (a) interest on the Loans, (b) the Agency Fee, (c) the fees and expenses of the Construction Consultant, Administrative Agent’s counsel and the Title Company and (d) the fees and expenses related to the recording of the Mortgages. Subject to Borrower’s compliance with all of the conditions set forth in Schedule 4 and this Article 4, Lead Borrower may in any Request for Loan Advance request advances for the purpose of paying the aforesaid items due at such time, in which event Administrative Agent shall be authorized and is hereby directed to disburse the amount thereof to the Persons entitled to such payments. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, Lead Borrower shall not have the right to request the advance of any Loans for any items covered by clauses (a) through (d) above to the extent Operating Revenues are available to pay such items.
          (2) Borrower hereby authorizes Administrative Agent to disburse the proceeds of any Loan to pay (a) interest accrued on the Notes, (b) the Agency Fees, (c) the fees and expenses of the Construction Consultant, Administrative Agent’s counsel and the Title Company, (d) any expenses payable in accordance with Section 9.28, and (e) any Date Down Endorsements, notwithstanding that Lead Borrower may not have requested a disbursement of such amounts.
          (3) Subject to the provisions of Section 14.3, Administrative Agent in its sole and absolute discretion may (but shall not be obligated to do so) direct the Lenders to make such Loans for disbursements authorized under this Section 4.6 notwithstanding that the Loans are not In Balance or that a Potential Default or Event of Default exists under the terms of this Agreement or any other Loan Document. Such disbursements shall constitute a Loan and be added to the principal balance of the Notes, and the Lenders shall make the applicable Loans to fund any such disbursements. The authorization hereby granted is irrevocable, and no further direction, authorization or Request for Loan Advance from Lead Borrower is necessary for the Lenders to make such disbursements. Nothing contained in this Section 4.6 shall require Administrative Agent to direct the Lenders to make Loans for payment of any of the items set forth in subsection (2) above if the other conditions set forth in this Agreement for Loans are not satisfied.
     Section 4.7 Reserved.
     Section 4.8 Tenant Improvement Allowances.
          (1) Loans shall be made to Borrower in connection with Tenant Improvement Allowances as the same shall be payable pursuant to Approved Leases.
          (2) The first request for disbursement for any Tenant Improvement Allowance shall be accompanied by the following, all of which shall be subject to the reasonable approval of the Administrative Agent to the extent Borrower has any outstanding (i.e. unexpired) approval rights with respect thereto pursuant to the terms of the applicable Approved Lease (any such approval or disapproval to be made by the Administrative Agent within a reasonably sufficient time for Borrower to comply with any time limits set forth in the applicable Approved Lease for Borrower’s response):
               (a) documentation required to be delivered by the applicable tenant pursuant to its respective Approved Lease;
               (b) if not already delivered to the Administrative Agent, a fully executed lease (already approved by the Administrative Agent) covering such leased space; and
               (c) all matters set forth in subsection (3) below.

          (3) The Administrative Agent’s obligation to make disbursements of any Loans for Tenant Improvement Allowances shall be subject to the further condition precedent that all of the following requirements shall have been completed to the reasonable satisfaction of the Administrative Agent to the extent Borrower has any outstanding (i.e. unexpired) approval rights with respect thereto pursuant to the terms of the applicable Approved Lease (any such approval or disapproval to be made by the Administrative Agent within a reasonably sufficient time for Borrower to comply with any time limits set forth in the applicable Approved Lease for Borrower’s response):
               (a) Borrower shall have promptly furnished to the Administrative Agent and the Construction Consultant all documents and other information relating to such Tenant Improvement Allowance which Borrower is entitled to receive pursuant to and in accordance with the applicable Approved Lease;
               (b) Loans shall be made for Tenant Improvement Allowances only to the extent the applicable tenant is then entitled to receive payments related to such Tenant Improvement Allowance pursuant to the terms of its applicable Approved Lease;
               (c) no mechanic’s liens shall have been filed against the Project in connection with the work being performed under the applicable Approved Lease; and
               (d) Borrower shall have complied with all the other applicable conditions precedent to a disbursement of a Loan contained in Section 2.1.
          (4) The obligation of the Lenders to make the final Loan to Borrower for a Tenant Improvement Allowance for any Approved Lease is subject to the further condition precedent that all of the following requirements shall have been completed to the reasonable satisfaction of the Administrative Agent (in the case of clause (b) below, to the extent Borrower has any approval rights with respect thereto pursuant to the terms of the applicable Approved Lease, any such approval or disapproval to be made by the Administrative Agent within a reasonably sufficient time (but in no event less than ten (10) Business Days) to enable Borrower to comply with applicable time limits set forth in the applicable Approved Lease for Borrower’s response):
               (a) The applicable work covered by a Tenant Improvement Allowance has been substantially completed, subject to Punch List Items, free of mechanics’ liens unless such liens shall be bonded or otherwise removed of record or the Title Company shall have provided affirmative coverage in accordance with Schedule 4 — Part A, paragraph 10;
               (b) Borrower shall have promptly furnished to the Administrative Agent and the Construction Consultant all documents and other information relating to the final advance of the applicable Tenant Improvement Allowance which Borrower is entitled to receive in accordance with the applicable Lease; and
               (c) All of the applicable conditions precedent to any Loan contained in Section 2.1 shall have been satisfied.

     Section 4.9 Direct Loan Advances by Administrative Agent. The Lenders shall, at the option of Administrative Agent, advance all or any part of any particular Loan either (1) to Lead Borrower for disbursement in accordance with a Request for Loan Advance, (2) while any Event of Default exists, directly to the Construction Manager, a Major Contractor, other contractor, subcontractor, material supplier or other party any costs payable to such party, (3) after an Event of Default, at Borrower’s expense, to the Title Company which shall pay said monies to the parties as so instructed by Administrative Agent or (4) as contemplated by Section 1.01(d) of the Completion Guaranty (whether the applicable work is being performed by Guarantor or Administrative Agent). The execution of this Agreement by Borrower shall, and hereby does, constitute an irrevocable authorization to the Lenders to make such direct advances provided for in clauses (2), (3) and (4) above and no further authorization from Borrower shall be necessary to warrant such direct advances, and all such direct advances shall be secured by the Security Documents as fully as if made directly to Borrower, regardless of the disposition thereof by any party so paid. After an Event of Default, at Administrative Agent’s request, any advance of Loan proceeds made by and through the Title Company may be made pursuant to a construction escrow agreement reasonably approved by Administrative Agent. Borrower agrees to join as a party to such escrow agreement and to comply with the requirements set forth therein (which shall be in addition to and not in substitution for the requirements contained in this Agreement) and to pay the fees and expenses of the Title Company charged in connection with the performance of its duties under such construction escrow agreement.
     Section 4.10 No Waiver or Approval by Reason of Loan Advances. The making of any Loans by the Lenders shall not be deemed an acceptance or approval by Administrative Agent or the Lenders (for the benefit of Borrower or any third party) of the Construction Work or other work theretofore done or constructed or to the Lenders’ obligations to make further Loans, nor, in the event Borrower is unable to satisfy any condition, shall any such failure to insist upon strict compliance have the effect of precluding Administrative Agent or the Lenders from thereafter declaring such inability to be an Event of Default as herein provided. Administrative Agent’s and/or the Lenders’ waiver of, or failure to enforce, any conditions to or requirements associated with any Loans in any one or more circumstances shall not constitute or imply a waiver of such conditions or requirements in any other circumstances.
     Section 4.11 Authorization to Make Loan Advances to Cure Borrower’s Defaults. If an Event of Default shall occur, Administrative Agent (subject to the provisions of Section 14.3) may (but shall not be required to) perform any of such covenants and agreements with respect to which Borrower is in Event of Default. Any amounts expended by Administrative Agent in so doing and any amounts expended by Administrative Agent in connection therewith shall constitute a Loan and be added to the outstanding principal balance of the Loans, and the Lenders shall make the applicable Loans to fund any such disbursements. The authorization hereby granted is irrevocable, and no prior notice to or further direction or authorization from Borrower is necessary for Administrative Agent to make such disbursements.
     Section 4.12 Designation of Lead Borrower as Agent for Borrower.
          (1) Each Borrower hereby irrevocably designates and appoints the Lead Borrower as that Borrower’s agent to obtain loans and advances under the Loan, the proceeds of which shall be available to each Borrower as set forth herein. As the disclosed principal for its agent, each Borrower shall be obligated to the Agent and the Lenders on account of loans and advances so made under the Loan as if made directly by the Lenders to that Borrower, notwithstanding the manner by which such loans and advances are recorded on the books and records of the Lead Borrower and/or of any Borrower (including, without limitation, on account of any such treatment of said loan or advance as an equity investment in a Borrower by Lead Borrower).
          (2) Each Borrower recognizes that credit available to it under the Loan is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower, jointly and severally, hereby assumes and agrees fully, faithfully, and punctually to discharge all obligations of all of the Borrowers under the Loan Documents.
          (3) The Lead Borrower shall act as a conduit for each Borrower (including itself, as a “Borrower”) on whose behalf the Lead Borrower has requested a loan or other advance under the Loan.
          (4) The proceeds of each loan and advance provided under the Loan which is requested by the Lead Borrower shall be deposited into an account in the name of the Lead Borrower or as otherwise indicated by the Lead Borrower. The Lead Borrower shall cause the transfer of the proceeds thereof to the Borrower(s) on whose behalf such loan and advance was obtained. Neither the Agent nor any Lender shall have any obligation to see to the application of such proceeds.
          (5) Each Borrower hereby irrevocably designates and appoints the Lead Borrower as that Borrower’s attorney-in-fact to act in the Borrower’s name and stead and to do and perform all matters, to grant to the Agent for the benefit of the Lenders a security interest in the Collateral, transact all business, and make, execute and acknowledge all Loan Documents and other instruments relating to this Agreement including but not limited to, this Agreement, the Note, and the Security Documents. The Borrowers hereby acknowledge and agree that the power of attorney created hereby is coupled with an interest.
     Section 4.13 Administrative Agent’s Right to Make Loan Advances in Compliance with the Guaranty of Completion. Any Loan proceeds disbursed by Administrative Agent as contemplated by Section 1.01(b) of the Guaranty of Completion (whether the applicable work is being performed by Guarantor or Administrative Agent) shall constitute a Loan and be added to the outstanding principal balance of the Loans, and the Lenders shall make the applicable Loans to fund any such disbursements. The authorization hereby granted is irrevocable and no prior notice to or further direction or authorization from Borrower is necessary for Administrative Agent to make such disbursements.
     Section 4.14 No Third-Party Benefit. This Agreement is solely for the benefit of the Lenders, Administrative Agent, Lead Borrower and Borrower. All conditions of the obligations of the Lenders to make advances hereunder are imposed solely and exclusively for the benefit of the Lenders and may be freely waived or modified in whole or in part by the Lenders at any time if in their sole discretion they deem it advisable to do so, and no Person other than Lead

Borrower or Borrower(provided, however, that all conditions have been satisfied) shall have standing to require the Lenders to make any Loan advances or shall be a beneficiary of this Agreement or any advances to be made hereunder.
ARTICLE 5
ENVIRONMENTAL MATTERS
     Section 5.1 Certain Definitions. As used herein, the following terms have the meanings indicated:
          (1) “Environmental Claim” means, with respect to any Person, any written request for information by a governmental authority, or any written notice, notification, claim, administrative, regulatory or judicial action, suit, judgment, demand or other written communication by any Person or governmental authority alleging or asserting liability with respect to Borrower or the Project, whether for damages, contribution, indemnification, cost recovery, compensation, injunctive relief, investigatory, response, remediation, damages to natural resources, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, use or release into the environment of any Hazardous Materials originating at or from, or otherwise affecting, the Project, (ii) any fact, circumstance, condition or occurrence forming the basis of any violation, or alleged violation, of any Environmental Law by Borrower or otherwise affecting the health, safety or environmental condition of the Project or (iii) any alleged injury or threat of injury to the environment by Borrower or otherwise affecting the Project.
          (2) “Environmental Laws” means any federal, state or local law (whether imposed by statute, or administrative or judicial order, or common law), now or hereafter enacted and applicable to the Project, governing health, safety, industrial hygiene, the environment or natural resources, or Hazardous Materials, including, such laws governing or regulating the use, generation, storage, removal, recovery, treatment, handling, transport, disposal, control, discharge of, or exposure to, Hazardous Materials.
          (3) “Environmental Liens” has the meaning assigned to such term in Section 5.3(4).
          (4) “Environmental Losses” means any losses, damages, costs, fees, expenses, claims, suits, judgments, awards, liabilities (including, but not limited to, strict liabilities), obligations, debts, diminutions in value, fines, penalties, charges, costs of remediation (whether or not performed voluntarily), amounts paid in settlement, foreseeable and unforeseeable consequential damages, litigation costs, reasonable attorneys’ fees and expenses, engineers’ fees, environmental consultants’ fees, and investigation costs (including, but not limited to, costs for sampling, testing and analysis of soil, water, air, building materials, and other materials and substances whether solid, liquid or gas), of whatever kind or nature, and whether or not incurred in connection with any judicial or administrative proceedings, actions, claims, suits, judgments or awards relating to Hazardous Materials, Environmental Claims, Environmental Liens and violation of Environmental Laws.

          (5) “Hazardous Materials” means (a) petroleum or chemical products, whether in liquid, solid, or gaseous form, or any fraction or by product thereof, (b) asbestos or asbestos containing materials, (c) polychlorinated biphenyls (PCBs), (d) radon gas, (e) underground storage tanks, (f) any explosive or radioactive substances, (g) lead or lead-based paint, (h) Mold, or (i) any other substance, material, waste or mixture which is or shall be listed, defined, or otherwise determined by any governmental authority to be hazardous, toxic, dangerous or otherwise regulated, controlled or giving rise to liability under any Environmental Laws.
          (6) “Mold” means any microbial or fungus contamination or infestation in any Project of a type that could reasonably be anticipated (after due inquiry and investigation) to pose a risk to human health or the environment or could reasonably be anticipated (after due inquiry and investigation) to negatively impact the value of the affected Property in any material respect.
     Section 5.2 Representations and Warranties on Environmental Matters. Borrower represents and warrants to Administrative Agent and the Lenders that, to Borrower’s knowledge, except as set forth in the Site Assessment, (1) no Hazardous Material is now or was formerly used, stored, generated, manufactured, installed, treated, discharged, disposed of or otherwise present at or about the Project or any property adjacent to the Project (except for cleaning and other products currently used in connection with the routine maintenance or repair of the Project and de minimus quantities used by tenants in the normal course of business in full compliance with Environmental Laws), (2) all permits, licenses, approvals and filings required by Environmental Laws have been obtained, and the use, operation and condition of the Project do not, and did not previously, violate any Environmental Laws, (3) no civil, criminal or administrative action, suit, claim, hearing, investigation or proceeding has been brought or been threatened, nor have any settlements been reached by or with any parties or any Liens imposed in connection with the Project concerning Hazardous Materials or Environmental Laws and (4) no underground storage tanks exist at the Project.
     Section 5.3 Covenants on Environmental Matters.
          (1) Borrower shall (a) comply strictly and in all respects with applicable Environmental Laws; (b) notify Administrative Agent immediately upon Borrower’s discovery of any spill, discharge, release or presence of any Hazardous Material at, upon, under, within, contiguous to or otherwise affecting the Project; (c) promptly remove such Hazardous Materials and remediate the Project in full compliance with Environmental Laws and as reasonably recommended to preserve the value and/or use of the Project, in accordance with the reasonable recommendations and specifications of an independent environmental consultant approved by Administrative Agent; and (d) promptly forward to Administrative Agent copies of all orders, notices, permits, applications or other communications and reports in connection with any spill, discharge, release or the presence of any Hazardous Material or any other matters relating to the Environmental Laws or any similar laws or regulations, as they may affect the Project or Borrower.
          (2) Borrower shall not cause, shall prohibit any other Person within the control of Borrower from causing, and shall use prudent, commercially reasonable efforts to prohibit other Persons(including tenants) from causing (a) any spill, discharge or release, or the use, storage, generation, manufacture, installation, or disposal, of any Hazardous Materials at, upon, under, within or about the Project or the transportation of any Hazardous Materials to or from the Project (except for cleaning and other products used in connection with the routine maintenance or repair of the Project in full compliance with Environmental Laws), (b) any underground storage tanks to be installed at the Project, or (c) any activity that requires a permit or other authorization under Environmental Laws to be conducted at the Project.
          (3) Lead Borrower shall provide to Administrative Agent, at Borrower’s expense promptly upon the written request of Administrative Agent from time to time, a Site Assessment or, if required by Administrative Agent, an update to any existing Site Assessment, to assess the presence or absence of any Hazardous Materials and the potential costs in connection with abatement, cleanup or removal of any Hazardous Materials found on, under, at or within the Project. Borrower shall pay the cost of no more than one such Site Assessment or update in any twelve (12) month period, unless Administrative Agent’s request for a Site Assessment is based on a reasonable suspicion of Hazardous Materials at or near the Project, a breach of representations under Section 5.2, or an Event of Default, in which case any such Site Assessment or update shall be at Borrower’s expense.
          (4) Environmental Notices. Lead Borrower shall promptly provide notice to Administrative Agent of:
               (a) all Environmental Claims asserted or threatened against Borrower or any other party occupying the Project or any portion thereof or against the Project which become known to Borrower;
               (b) the discovery by Borrower of any occurrence or condition on the Project or on any real property adjoining or in the vicinity of the Project which could reasonably be expected to lead to an Environmental Claim against Borrower, Administrative Agent or any of the Lenders;
               (c) the commencement or completion of any environmental remediation at the Project; and
               (d) any Lien or other encumbrance imposed pursuant to any Environmental Law (“Environmental Liens”).
In connection therewith, Lead Borrower shall transmit to Administrative Agent copies of any citations, orders, notices or other written communications received from any Person and any notices, reports or other written communications submitted to any governmental authority with respect to the matters described above.
     Section 5.4 Allocation of Risks and Indemnity. As between Borrower, Administrative Agent and the Lenders, all risk of loss associated with non-compliance with Environmental Laws, or with the presence of any Hazardous Material at, upon, within, contiguous to or otherwise affecting the Project, shall lie solely with Borrower. Accordingly, Borrower shall bear all risks and costs associated with any Environmental Loss, damage or liability therefrom, including all costs of removal of Hazardous Materials or other remediation required hereunder or by law. Borrower shall indemnify, defend and hold Administrative Agent and the Lenders harmless from and against all loss, liabilities, damages, claims, costs and expenses (including reasonable costs of defense) arising out of or associated, in any way, with the non-compliance with Environmental Laws, or the existence of Hazardous Materials in, on, or about the Project, or a breach of any representation, warranty or covenant contained in this Article 5, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including those arising from the joint, concurrent, or comparative negligence of Administrative Agent and the Lenders; provided, however, Borrower shall not be liable under such indemnification to the extent such loss, liability, damage, claim, cost or expense results solely from Administrative Agent’s or any Lender’s gross negligence or willful misconduct. Borrower’s obligations under this Section 5.4 shall arise upon the discovery of the presence of any Hazardous Material, whether or not any governmental authority has taken or threatened any action in connection with the presence of any Hazardous Material, and whether or not the existence of any such Hazardous Material or potential liability on account thereof is disclosed in the Site Assessment and shall continue notwithstanding the repayment of the Loans or any transfer or sale of any right, title and interest in the Project (by foreclosure, deed in lieu of foreclosure or otherwise).
     Section 5.5 No Waiver. Notwithstanding any provision in this Article 5 or elsewhere in the Loan Documents, or any rights or remedies granted by the Loan Documents, Administrative Agent and the Lenders do not waive and expressly reserve all rights and benefits now or hereafter accruing to Administrative Agent and/or any Lenders under the “security interest” or “secured creditor” exception under applicable Environmental Laws, as the same may be amended. No action taken by Administrative Agent and/or any Lender pursuant to the Loan Documents shall be deemed or construed to be a waiver or relinquishment of any such rights or benefits under the “security interest exception.”
ARTICLE 6
LEASING MATTERS
     Section 6.1 Representations and Warranties on Leases. Borrower represents and warrants to Administrative Agent and the Lenders with respect to leases of the Project that: (1) to Borrower’s knowledge, the rent roll delivered to Administrative Agent is true and correct, and the leases are valid and in and full force and effect; (2) the leases (including amendments) are in writing, and there are no oral agreements with respect thereto; (3) the copies of the leases delivered to Administrative Agent are true and complete; (4) to Borrower’s knowledge, neither the landlord nor any tenant is in default under any of the leases; (5) Borrower has no knowledge of any notice of termination or default with respect to any lease; (6) Borrower has not assigned or pledged any of the leases, the rents or any interests therein except to Administrative Agent (on behalf of the Lenders); (7) no tenant or other party has an option to purchase all or any portion of the Project; (8) no tenant has the right to terminate its lease prior to expiration of the stated term of such lease except in the case of a casualty or condemnation of the Project to the extent permitted pursuant to the terms and conditions of such lease; and (9) no tenant has prepaid more than one month’s rent in advance (except for bona fide security deposits not in excess of an amount equal to two month’s rent). To the extent that any part of the Land is located in the State of New York, reference is hereby made to Section 291-f of the Real Property Law of the State of

New York for purposes of obtaining for Administrative Agent and the Lender the benefits of said Section in connection herewith.
     Section 6.2 Standard Lease Form; Approval Rights. All leases and other rental arrangements shall in all respects be approved by Administrative Agent and shall be on a standard lease form for the Office Component, approved by Administrative Agent with no material modifications (except as approved by Administrative Agent in writing). Such lease form shall provide (a) that the lease is subordinate to the Mortgages, (b) that the tenant shall attorn to Administrative Agent (on behalf of the Lenders) following an Event of Default and (c) that any cancellation, surrender, or amendment of such lease without the prior written consent of Administrative Agent shall be voidable by Administrative Agent. Borrower shall hold, in trust, all tenant security deposits in a segregated account, and, to the extent required by Applicable Law, shall not commingle any such funds with any other funds of Borrower. Within ten (10) days after Administrative Agent’s request, Borrower shall furnish to Administrative Agent a statement of all tenant security deposits, and copies of all leases not previously delivered to Administrative Agent, certified by Borrower as being true and correct. Notwithstanding anything contained in the Loan Documents, Administrative Agent’s approval shall not be required for future leases or lease extensions if the following conditions are satisfied: (1) there exists no Potential Default or Event of Default; (2) the lease is on the standard lease form approved by Administrative Agent with no modifications except for commercially reasonable changes agreed to in the ordinary course of Borrower’s business, but in any event there shall be no modifications to the subordination, attornement, estoppel and landlord liability clause without the prior written consent of Administrative Agent; (3) the lease does not conflict with any restrictive covenant affecting the Project or any other lease for space in the Project; (4) the lease is not a Major Lease; (5) the lease shall provide for rental rates and landlord concessions comparable to existing local market rates as shall be established pursuant to the Leasing Guidelines; (6) the lease is with a third party not an Affiliate of Borrower, Sponsor or Guarantor; (7) the lease shall not contain any options for renewal or expansion by the tenant at rental rates which are below reasonable comparable market levels at the time the lease is executed; (8) the lease shall be to a tenant which Borrower, in its professional and commercially reasonable judgment, has determined is creditworthy and (9) the lease is for a term of not more than ten (10) years (exclusive of renewal options which, together with the initial lease term shall not exceed fifteen (15) years).
     Section 6.3 Covenants. Borrower (1) shall perform the obligations which Borrower is required to perform under the leases, including the performance of any Tenant Improvement Work with respect thereto; (2) shall enforce the obligations to be performed by the tenants; (3) shall promptly furnish to Administrative Agent any notice of default or termination received by Borrower from any tenant, and any notice of default or termination given by Borrower to any tenant; (4) shall not collect any rents for more than thirty (30) days in advance of the time when the same shall become due, except for bona fide security deposits not in excess of an amount equal to two month’s rent; (5) shall not enter into any ground lease or master lease of any part of the Project; (6) shall not further assign or encumber any lease; (7) shall not, except with Administrative Agent’s prior written consent, cancel or accept surrender or termination of any Major Lease; (8) shall not, except with Administrative Agent’s prior written consent, modify or amend any Major Lease (except for minor modifications and amendments entered into in the ordinary course of business, consistent with prudent property management practices, not affecting the economic terms of the lease); (9) shall use its best efforts to lease the Improvements; and (10) shall not, with respect to the Best Buy Lease, select or change the “Outside Delivery Date” (as defined in such lease) without the prior written consent of Administrative Agent, and any action in violation of clauses (5), (6), (7), and (8) of this Section 6.3 shall be void at the election of Administrative Agent.
     Section 6.4 Tenant Estoppels. At Administrative Agent’s request, Borrower shall, within thirty (30) days, obtain and furnish to Administrative Agent, (1) written estoppels in form and substance reasonably satisfactory to Administrative Agent, executed by tenants under leases in the Project and confirming the term, rent, and other provisions and matters relating to the leases and (2) written subordination and attornment agreements, in form and substance satisfactory to Administrative Agent, executed by tenants under leases in the Project, whereby, among other things, such tenants subordinate their interest in the Project to the Loan Documents and agree to attorn to Administrative Agent (on behalf of the Lenders) and its successors and assigns upon foreclosure or other transfer of the Project after an Event of Default.
ARTICLE 7
REPRESENTATIONS AND WARRANTIES
     Borrower represents and warrants to Administrative Agent and the Lenders that:
     Section 7.1 Organization and Power. Borrower and each Borrower Party is duly organized, validly existing and in good standing under the laws of the state of its formation or existence, and is in compliance with legal requirements applicable to doing business in the State. Borrower is not a “foreign person” within the meaning of § 1445(f)(3) of the Internal Revenue Code. Lead Borrower’s U.S. taxpayer identification number is 20-1577239 and Fordham Office’s U.S. taxpayer identification number is 26-1094416.
     Section 7.2 Validity of Loan Documents. The execution, delivery and performance by Borrower and each Borrower Party of the Loan Documents: (1) are duly authorized and do not require the consent or approval of any other party or governmental authority which has not been obtained; and (2) will not violate any law or result in the imposition of any Lien upon the assets of any such party, except as contemplated by the Loan Documents. The Loan Documents constitute the legal, valid and binding obligations of Borrower and each Borrower Party, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, or similar laws generally affecting the enforcement of creditors’ rights.
     Section 7.3 Liabilities; Litigation.
          (1) The financial statements delivered by Borrower and each Borrower Party are true and correct with no material change since the date of preparation. Except as disclosed in such financial statements, there are no liabilities (fixed or contingent) affecting the Project, Borrower or any Borrower Party. Except as disclosed in such financial statements, there is no litigation, administrative proceeding, investigation or other legal action (including any proceeding under any state or federal bankruptcy or insolvency law) pending or, to the knowledge of Borrower, threatened, against the Project, Borrower or any Borrower Party which if adversely determined could have a Material Adverse Effect.
          (2) Neither Borrower nor any Borrower Party is contemplating either the filing of a petition by it under state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property, and neither Borrower nor any Borrower Party has knowledge of any Person contemplating the filing of any such petition against it.
     Section 7.4 Taxes and Assessments. The Project is comprised of one or more parcels, each of which constitutes a separate tax lot and none of which constitutes a portion of any other tax lot. There are no pending or, to Borrower’s best knowledge, proposed, special or other assessments for public improvements or otherwise affecting the Project, nor are there any contemplated improvements to the Project (other than the Construction Work) that may result in such special or other assessments.
     Section 7.5 Other Agreements; Defaults. Neither Borrower nor any Borrower Party is a party to or in violation of any agreement or instrument or subject to any court order, injunction, permit, or restriction which might have a Material Adverse Effect.
     Section 7.6 Compliance with Law; Government Approvals.
          (1) Borrower and the Project, as applicable, and the contemplated use thereof and operations thereat, comply, and upon completion of construction of the Construction Work shall comply, with all Applicable Law, except where the failure so to comply could not reasonably be expected to have a Material Adverse Effect.
          (2) All Government Approvals necessary in connection with the construction and operation of the Project as contemplated by the Loan Documents and the Project Documents, are set forth in Schedule 7.6 attached hereto (the “Permitting Schedule”) and, other than those Government Approvals to be obtained after the date hereof as expressly identified in the Permitting Schedule, have been duly obtained, were validly issued, are in full force and effect, are not subject to appeal, are held in the name of Borrower (in the case of the Project, are held in the name of Borrower (in the case of the Project), are free from conditions or requirements, the compliance with which could reasonably be expected to have a Material Adverse Effect or which Borrower does not reasonably expect will be able to be satisfied in the ordinary course of business, and are assignable to and assumable by the successors in interest and transferees of Borrower and run with the land.
          (3) There is no proceeding pending or, to Borrower’s Knowledge, threatened that seeks, or may reasonably be expected, to rescind, terminate, modify or suspend any such Government Approval.
          (4) The information set forth in each application and other written material submitted by Borrower and, to Borrower’s Knowledge, to the applicable Governmental Authority in connection with each such Government Approval is accurate and complete in all material respects.

          (5) The Government Approvals expressly described on the Permitting Schedule as those to be obtained after the date hereof are required solely in connection with later stages of development, construction or operation of the Improvements. Borrower has no reason to believe that any Government Approval that has not yet been obtained by Borrower, but which will be required in the future, will not be granted in due course, on or prior to the date when required and free from any condition or requirement which Borrower does not reasonably expect will be able to be satisfied in the ordinary course of business.
          (6) The Project (if constructed in accordance with the Plans and Specifications and the Project Documents) will conform to and comply with all covenants, conditions, restrictions and reservations in the Government Approvals and all Applicable Law, except where the failure so to comply could not reasonably be expected to have a Material Adverse Effect.
          (7) Borrower has no reason to believe that Administrative Agent, acting for the benefit of the Lenders, will not be entitled, to the benefit of each Government Approval set forth on the Permitting Schedule hereto with respect to the Project upon the exercise of remedies under the Security Documents.
          (8) Borrower has delivered to Administrative Agent a true and complete copy of each Government Approval heretofore obtained with respect to the Project as indicated on the Permitting Schedule, as the same shall be supplemented during the course of obtaining additional Government Approvals as the Construction Work proceeds.
     Section 7.7 Location of Borrower. Borrower’s principal place of business and chief executive offices are located at the address stated in Section 12.1.
     Section 7.8 ERISA. Borrower has no employees and has not established any pension plan for employees which would cause Borrower to be subject to the Employee Retirement Income Security Act of 1974, as amended.
     Section 7.9 Margin Stock. No part of proceeds of the Loans will be used for purchasing or acquiring any “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System.
     Section 7.10 Tax Filings. Borrower and each Borrower Party have filed (or have obtained effective extensions for filing) all federal, state and local tax returns required to be filed and have paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower and each Borrower Party, respectively.
     Section 7.11 Solvency. Giving effect to the Loans, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loans, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loans, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its Debts as such Debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loans will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Debts as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower).
     Section 7.12 Full and Accurate Disclosure. No statement of fact made by or on behalf of Borrower or any Borrower Party in this Agreement or in any of the other Loan Documents or in any certificate, statement or questionnaire delivered by Borrower or any Borrower Party in connection with the Loans contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no fact presently known to Borrower or any Borrower Party which has not been disclosed to Administrative Agent which might have a Material Adverse Effect.
     Section 7.13 Single Purpose Entity. Borrower is and has at all times since its formation been a Single Purpose Entity.
     Section 7.14 Property Management Agreement; Construction Management Agreement; Development Agreement.
          (1) The Property Management Agreement is the only property management agreement in existence with respect to the operation or management of the Project. The copy of the Property Management Agreement delivered to Administrative Agent is a true and correct copy, and such agreement has not been modified. Neither party to such agreement is in default under such agreement and the Property Manager has no defense, offset right or other right to withhold performance under or terminate such agreement.
          (2) The Construction Management Agreement is the only Construction Management Agreement in existence with respect to the construction management of the Project. The copy of the Construction Management Agreement delivered to Administrative Agent is a true and correct copy, and such agreement has not been modified. Neither party to such agreement is in default under such agreement and the Construction Manager has no defense, offset right or other right to withhold performance under or terminate such agreement.
          (3) There is no development agreement with respect to the Project.
     Section 7.15 No Conflicts.
          (1) The execution, delivery and performance of the Loan Documents, and the Project Documents by Borrower do not and will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, operating agreement or other agreement or instrument to which Borrower is a party or by which any of Borrower’s property or assets is subject, nor will such action result in any violation of the provisions of any Applicable Law or Government Approval applicable to Borrower or the Project.
          (2) Each Government Approval required for and each consent or approval required to be obtained from, and notice required to be delivered to, any other Person in connection with the execution, delivery and performance by Borrower of this Agreement, the other Loan Documents, and the Project Documents has been obtained or delivered and is in full force and effect.
     Section 7.16 Title. Borrower has good, marketable and insurable fee simple title to the Project, free and clear of all Liens, except for the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents. The Mortgages create (and upon the recordation thereof and of any related financing statements there will be perfected) (1) a valid Lien on the Project, subject only to Permitted Encumbrances and (2) security interests in and to, and collateral assignments of, all personalty (including the leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents. There are no claims for payment for work, labor or materials affecting the Project which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.
     Section 7.17 Use of Project. The Project, upon completion of the construction of the Improvements, will be used exclusively for retail, office and other ancillary uses permitted by applicable zoning law, and for no other purpose or purposes.
     Section 7.18 Flood Zone. No portion of the Project or the Improvements is located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Act of 1994, as amended, or any successor law.
     Section 7.19 Insurance. Borrower has obtained and has delivered to Administrative Agent certified copies of all of the insurance policies for the Project reflecting the insurance coverages, amounts and other insurance requirements set forth in this Agreement. No claims have been made under any such policy, and no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any such policy.
     Section 7.20 Condemnation. No condemnation has been commenced or, to Borrower’s knowledge, is contemplated with respect to all or any portion of the Project or for the relocation of roadways providing access to the Project.
     Section 7.21 Utilities; Access. The Project has adequate rights of access to public ways and is or will, following completion of the Improvements, be served by adequate electric, gas, water, sewer, sanitary sewer and storm drain facilities. All public utilities necessary to the full use and enjoyment of the Project are or will be located in the public right-of-way abutting such project, there exists sufficient capacity to support the Project and all such utilities are or will, following the completion of the Improvements, be connected so as to serve such project without passing over other property, except to the extent such other property is subject to a perpetual easement for such utility benefiting such project. All roads necessary for the full utilization of the Project for its current purpose have been or will be completed and dedicated to public use and accepted by all Governmental Authorities. Except for on-site and off-site infrastructure improvements to be developed pursuant to the Government Approvals by Borrower for the Project, there are no amenities, services or facilities (including those for access, parking, recreational activities and otherwise) not located or to be constructed upon the Project, pursuant to the applicable Project Documents, which are necessary to the use or enjoyment, or intended to benefit the owner or occupants, thereof.
     Section 7.22 Boundaries. Except as shown on the Survey all of the improvements to be developed in connection with the Project lie wholly within the boundaries and building restriction lines of such project, and no improvements on adjoining properties encroach upon the Project.
     Section 7.23 Separate Lots. The Project is comprised of one (1) or more parcels which constitutes one (1) or more separate tax lots and does not constitute a portion of any other tax lot not a part of the Project.
     Section 7.24 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable legal requirements currently in effect in connection with the transfer of the Project to Borrower or any transfer of a controlling interest in Borrower have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgages, have been paid and, the Mortgages are enforceable in accordance with its terms by Administrative Agent or any subsequent holder thereof (on behalf of the Lenders), subject to applicable bankruptcy, insolvency, or similar laws generally affecting the enforcement of creditors’ rights.
     Section 7.25 Investment Company Act. Borrower is not (1) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; or (2) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
     Section 7.26 Foreign Assets Control Regulations, Etc. Neither the execution and delivery of the Notes and the other Loan Documents by Borrower Parties nor the use of the proceeds of the Loans, will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), Executive Order No. 13,224,66 Fed. Reg. 49,079 (2001), issued by the President of the United States of America (Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or any enabling legislation or executive order relating to any of the same. No Borrower Party nor any of their respective subsidiaries or Affiliates is a Prohibited Person.
     Section 7.27 Organizational Structure.
          (1) Borrower has heretofore delivered to Administrative Agent a true and complete copy of the Organizational Documents of each Borrower Party.
          (2) Schedule 7.27 contains a true and accurate chart reflecting the ownership of all of the direct and indirect equity interests in Borrower and each Borrower Party, including the percentage of ownership interest of the Persons shown thereon.

     Section 7.28 Project Documents. Borrower has heretofore delivered to Administrative Agent a true and complete copy of each Project Document and, subject to the terms of Section 9.7 of the Building Loan Agreement, none of the Project Documents has been further modified. The Project Documents are in full force and effect and Borrower is not in default under or with respect to any Project Document. To the best of Borrower’s knowledge, no other party to a Project Document is in default under any material covenant or obligation set forth therein.
     Section 7.29 Budget. The amounts and allocations set forth in the Budget (including the Project Costs), as it may be amended in accordance with the terms of this Agreement, present a full, complete and good faith representation of all costs, expenses and fees anticipated to be required to acquire and develop the Project, complete the Construction Work, and pay interest on the Loans, the carrying and operating costs for the Project, costs in connection with the leasing of premises within the Project.
     Section 7.30 Interim Disbursements. All Loans, if any, disbursed prior to the date hereof by Administrative Agent to Lead Borrower have been applied to the respective items listed in the respective Request for Loan Advance, except that in the case of any disputed items, such Loans have been applied to other Budget Line Items with Administrative Agent’s prior approval or repaid to Administrative Agent (on behalf of the Lenders).
     Section 7.31 Reserved.
     Section 7.32 Tenant Improvement Allowances. Schedule 7.32 attached hereto sets forth a true and complete summary of all Tenant Improvement Allowances currently provided for in the Leases; provided that Schedule 7.32 shall be subject to update as Approved Leases are executed and/or amended in accordance with the terms hereof and as plans for Tenant Improvement Allowances are further developed pursuant to Approved Leases.
     Section 7.33 Reserved.
ARTICLE 8
FINANCIAL REPORTING
     Section 8.1 Financial Statements.
          (1) Monthly Reports. During the period commencing on the Closing Date and ending upon the satisfaction of the Project Work Substantial Completion Conditions, as soon as available and in any event within fifteen (15) Business Days after the end of each calendar month occurring during such period, a certificate of an authorized officer of Lead Borrower, in form and substance reasonably satisfactory to Administrative Agent, setting forth in reasonable detail (a) Borrower’s total sources of funds and uses thereof during such month (specifically identifying any uses of contingency funds permitted to be advanced by Administrative Agent), (b) the aggregate amounts paid during such month to the Construction Manager and/or subcontractors and any unpaid amounts owing to the Construction Manager and/or subcontractors which are sixty (60) days past their due date, (c) variations from the Construction Schedule, including, without limitation, the estimated Completion Date, and the reasons therefor, (d) if the amounts paid to the Construction Manager and/or subcontractors during such month are at variance from the amounts scheduled to be paid pursuant to the applicable Request for Loan Advance, the reasons for such variance, (e) any Liens placed on the Project and their payment status, (f) the status of construction generally and of the Government Approvals necessary for the construction and operation of the Project; and (g) copies of Lien Waivers and any other reports as may reasonably be requested by Administrative Agent.
          (2) Quarterly Reports. Within sixty (60) days after the end of each calendar quarter (except for the fourth quarter ending on December 31), Lead Borrower shall furnish to Administrative Agent (a) on and after the satisfaction the Project Work Substantial Completion Conditions, quarterly operating statements for the Project for the most recent fiscal quarter, (b) a current rent roll for the Project, (c) on and after the Occupancy of the first tenant in the Project for operation of its business, a statement of all rent arrearages as of the last day of such fiscal quarter, (d) a leasing status report, (e) quarterly financial statements (including a balance sheet, income statement and cash flow statement) for Borrower, Guarantor and the Managing Member prepared in accordance with GAAP (and including all appropriate and customary notes), and (f) a certificate executed by the chief financial officer of Borrower or the Managing Member of Borrower stating that each such quarterly statement presents fairly the financial condition and the results of operations of Borrower and the Project and has been prepared in accordance with general accepted accounting principles.
          (3) Annual Reports. Within one hundred twenty (120) days after the end of each calendar year, Lead Borrower will furnish to Administrative Agent a complete copy of Borrower’s annual financial statements prepared in accordance with GAAP and otherwise in form and detail reasonably acceptable to Administrative Agent, for such calendar year which financial statements shall contain (x) a balance sheet and (y) on and after the Occupancy of the first tenant in the Project, a detailed operating statement for each of Borrower and the Project. Borrower’s annual financial statements shall be accompanied by (i) a comparison of the budgeted income and expenses and the actual income and expenses for the prior calendar year, and (ii) a certificate executed by the chief financial officer of Borrower or the Managing Member of Borrower (in the case of the Borrower financial statements) stating that each such annual financial statement presents fairly the financial condition and the results of operations of Borrower and the Project and has been prepared in accordance with general accepted accounting principles. Together with Borrower’s annual financial information to be delivered pursuant to this Section 8.1(3), copies, certified by an Authorized Officer of Borrower to be true and correct, for each annual period prior to the Completion Date, the annual audited financial statement of the Construction Manager, in each case prepared in accordance with GAAP, and together with the opinion of the independent certified public accountant of the Construction Manager, which opinion is not qualified as to the scope of the audit or as to the status of the Construction Manager.
          (4) Additional Reports. Upon completion of the Improvements and if the Maturity Date is extended pursuant to Section 2.5, Lead Borrower shall deliver to Administrative Agent as soon as reasonably available, but in no event later than thirty (30) days after such items become available to Borrower in final form a summary report containing each of the following with respect to the Project for the most recently completed calendar year: (A) aggregate sales by tenants under leases or other occupants of the Project, both on an actual (or to the extent such information is not provided by tenants, Property Manager’s or Borrower’s best estimate) and on a comparable store basis, (B) rent per square foot payable by each tenant and (C) aggregate Occupancy of the Project by anchor space and in-line store space as of December 31.
      Section 8.2 Accounting Principles. All financial statements shall be prepared in accordance with sound accounting principles applicable to commercial real estate, consistently applied from year to year. If the financial statements are prepared on an accrual basis, such statements shall be accompanied by a reconciliation to cash basis accounting principles.
     Section 8.3 Other Information. Lead Borrower shall deliver to Administrative Agent such additional information regarding Borrower, its subsidiaries, its business, any Borrower Party, and the Project within thirty (30) days after Administrative Agent’s request therefor.
     Section 8.4 Audits. Administrative Agent shall have the right to choose and appoint a certified public accountant to perform financial audits as it deems necessary, at Borrower’s expense. Borrower shall permit Administrative Agent to examine such records, books and papers of Borrower which reflect upon its financial condition and the income and expense relative to the Project.
ARTICLE 9
COVENANTS
     Borrower covenants and agrees with Administrative Agent and the Lenders as follows:
     Section 9.1 Due on Sale and Encumbrance; Transfers of Interests. Without the prior written consent of Administrative Agent and the Lenders (to the extent required under Section 12.2),
          (1) Borrower shall not allow any Change of Control to occur;
          (2) neither Borrower nor any other Person having an ownership or beneficial interest in Borrower shall (a) allow, directly or indirectly, any Transfer (other than a Permitted Transfer), to occur; or (b) further encumber, alienate, grant a Lien or grant any other interest in the Project or any part thereof (including any partnership, membership or other ownership interest in Borrower), whether voluntarily or involuntarily; and
          (3) Borrower shall not assign any of its rights or obligations hereunder or under the Loan Documents.
     As used in this Section 9.1, “Transfer” shall include the sale, transfer, conveyance, mortgage, pledge, or assignment of the legal or beneficial ownership of (a) the Project (including, following the establishment of a condominium regime with respect to the Project, any Unit), (b) any partnership interest in any general partner in Borrower that is a partnership, (c) any membership interest in any member in Borrower that is a limited liability company and (d) any voting stock in any managing member in Borrower that is a corporation; “Transfer” shall not include (i) the leasing of any space within the Project so long as Borrower complies with the provisions of the Loan Documents relating to such leasing activity; or (ii) the transfers of non-managing membership interests in Borrower so long as no Change of Control results therefrom.

     Section 9.2 Maintenance of the Project; Alterations.
          (1) Upon the completion of construction of the Project, Borrower shall:
               (a) maintain or cause to be maintained the Improvements with the facilities and amenities as described in the definition of “Improvements,” in good condition and repair, in a manner consistent with a class “A” mixed-use commercial property located in Bronx, New York, and make or cause to be made all reasonably necessary repairs or replacements thereto;
               (b) not remove, demolish or structurally alter, or permit or suffer the removal, demolition or structural alteration of, any of the Improvements without the prior written consent of Administrative Agent except to the extent required pursuant to the development of the Project and in connection with the Construction Work or as permitted by this Agreement or required by Applicable Law;
               (c) subject to the terms of the Loan Documents (and the Condominium Declaration, if applicable), promptly restore or cause to be restored in like manner any portion of the Improvements which may be damaged or destroyed from any cause whatsoever;
               (d) not commit, or permit, any waste of the Project; and
               (e) subject to the terms of the Loan Documents (and the Condominium Declaration, if applicable), not remove or permit the removal of any item constituting part of the Project without replacing it with a comparable item of equal quality, value and usefulness; except that the foregoing provisions shall not prohibit the sale or disposition, in the ordinary course of business, of any property which is obsolete or such replacement is impracticable and not within the sound business judgment of Borrower, all as subject to the consent of Administrative Agent, which consent shall not be unreasonably withheld, delayed or conditioned.
          (2) Upon the completion of construction of the Project, Borrower shall obtain Administrative Agent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, to any alterations to the Improvements, other than alterations performed in connection with the restoration of the Project after the occurrence of a casualty in accordance with the terms and provisions of this Agreement (and the Condominium Declaration, if applicable).
     Section 9.3 Real Estate Taxes; Charges(1) . Borrower shall pay before any fine, penalty, interest or cost may be added thereto, and shall not enter into any agreement to defer, any real estate taxes and assessments, franchise taxes and charges, and other governmental charges that may become a Lien upon the Project or become payable during the term of the Loans (collectively, the “Real Estate Taxes”), and will promptly furnish Administrative Agent with evidence of such payment; however, Borrower’s compliance with Section 9.16 of this Agreement relating to impounds for taxes and assessments shall, with respect to payment of such taxes and assessments, be deemed compliance with this Section 9.3. Borrower shall not suffer or permit the joint assessment of the Project with any other real property constituting a separate tax lot or with any other real or personal property. Borrower shall pay when due all claims and demands of mechanics, materialmen, laborers and others which, if unpaid, might result in a Lien on the Project; however, Borrower may contest the validity of such claims and demands or taxes so long as (1) Lead Borrower notifies Administrative Agent that Borrower intends to contest such claim or demand, (2) Borrower provides Administrative Agent with an indemnity, bond or other security satisfactory to Administrative Agent (including an endorsement to Administrative Agent’s title insurance policy insuring against such claim or demand) assuring the discharge of Borrower’s obligations for such claims and demands, including interest and penalties, (3) Borrower is diligently contesting the same by appropriate legal proceedings in good faith and at its own expense and concludes such contest prior to the tenth (10th) day preceding the earlier to occur of the Maturity Date or the date on which the Project is scheduled to be sold, forfeited, terminated, cancelled or lost for non payment, (4) such proceedings shall not subject Borrower, the Administrative Agent or any Lender to criminal or civil liability (other than civil liability as to which adequate security has been provided pursuant to clause (2) above), and (5) Borrower shall promptly upon final determination thereof pay the amount of such items, together with all costs, interests and penalties.
          (2) Borrower shall pay all taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Notes or the Liens created or secured by the Loan Documents, other than income, franchise and doing business taxes imposed on Administrative Agent or any Lender. If there shall be enacted any law (1) deducting the Loans from the value of the Project for the purpose of taxation, (2) affecting any Lien on the Project, or (3) changing existing laws of taxation of mortgages, deeds of trust, security deeds, or debts secured by real property, or changing the manner of collecting any such taxes, Borrower shall promptly pay to Administrative Agent, on demand, all taxes, costs and charges for which Administrative Agent or any Lender is or may be liable as a result thereof; however, if such payment would be prohibited by law or would render the Loans usurious, then instead of collecting such payment, Administrative Agent may (and on the request of the Majority Lenders shall) declare all amounts owing under the Loan Documents to be immediately due and payable.
     Section 9.4 Development; Management.
          (1) Borrower shall not terminate, replace or appoint any property manager or terminate or amend the Property Management Agreement for the Project without Administrative Agent’s prior written approval. Any change in majority ownership or control of the Property Manager shall be cause for Administrative Agent to reasonably re-approve such Property Manager and Property Management Agreement. Borrower shall replace the Property Manager as the request of the Administrative Agent (i) upon the occurrence of an Event of Default, (ii) if the Property Manager is in default of its obligations under the Property Management Agreement, or (iii) if the Property Manager is insolvent or is the subject of an involuntary or voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its Debts or other liabilities under any bankruptcy, insolvency or other similar law.
          (2) If at any time Administrative Agent consents to the appointment of a new property manager, such new property manager and Borrower shall, as a condition of Administrative Agent’s consent, execute a Property Manager’s Consent and Subordination of Property Management Agreement in the form then used by Administrative Agent. Each property manager shall hold and maintain all necessary licenses, certifications and permits required by law. Borrower shall fully perform all of its covenants, agreements and obligations under the Property Management Agreement.
          (3) Borrower shall cause the Project to be managed by a Qualified Manager engaged by Borrower and approved by Administrative Agent in its reasonable discretion. Acadia-P/A Management Services, LLC is hereby approved as the initial Property Manager, pursuant to the terms set forth in the Property Management Agreement.
          (4) Subject to the terms of the Subordination of Property Management Agreement, the Property Manager shall be entitled to receive a management fee of not more than four percent (4%) of total operating revenues as defined in the applicable Property Management Agreement approved by the Administrative Agent.
          (5) The Property Manager shall, prior to the Closing Date, deliver an executed Subordination of Property Management Agreement.
          (6) Lead Borrower shall deliver to Administrative Agent, as and when executed, certified copies of all maintenance, management, service, leasing and sales contracts entered into with respect to the Project, each of which shall provide that Administrative Agent shall have the right, upon foreclosure, to terminate such contract on thirty (30) days notice, or, if such right is not provided in such contract, such contract shall be entered into with a party, and on terms and conditions reasonably acceptable to Administrative Agent , and contemporaneously with entering into each such contract, at Administrative Agent’s option, cause the service provider under each such contract to deliver to Administrative Agent a Consent and Agreement, pursuant to which such service provider shall undertake, inter alia, to continue performance on behalf of the Lenders following any Event of Default without additional cost (other than sums owed pursuant to such contract for services thereafter rendered to or for Administrative Agent).
          (7) Borrower will not enter into a development agreement with respect to the Project unless: (a) Administrative Agent has approved the developer in writing; (b) the form and substance of the development agreement is acceptable to Administrative Agent and (c) the development agreement has been collaterally assigned to the Administrative Agent, in accordance with a form reasonably acceptable to the Administrative Agent, and consented to by the developer.
     Section 9.5 Compliance with Laws; Inspection.
          (1) Borrower shall:
               (a) comply in all material respects (subject to such more stringent requirements as may be set forth elsewhere herein) with all Applicable Laws;
               (b) obtain, comply with and maintain in full force and effect all Government Approvals and shall from time to time obtain all Government Approvals as shall now or hereafter be necessary under Applicable Law in connection with the ownership, construction, operation or maintenance of the Project or the execution, delivery and performance by Borrower of any of the Project Documents to which it is a party and shall comply with all such Government Approvals and keep them in full force and effect;

               (c) promptly furnish a true and complete copy of each such Government Approval to Administrative Agent;
               (d) unless otherwise approved by the Administrative Agent, use its reasonable efforts to contest any proceedings before any Governmental Authority and to resist any proposed adverse changes in Applicable Law to the extent that such proceedings or changes are directed specifically toward the Project or could reasonably be expected to have a Material Adverse Effect; and
               (e) permit Administrative Agent and the Lenders and their agents, representatives and employees, upon reasonable prior notice to Borrower, to inspect the Project and conduct such environmental and engineering studies and inspections of the Project as Administrative Agent may require, provided such inspections and studies are conducted during normal business hours and do not materially interfere with the use and operation of the Project.
          (2) After prior notice by Lead Borrower to Administrative Agent, Borrower, at its own expense, may contest by appropriate legal proceedings promptly initiated and conducted in good faith and with due diligence, the validity or application of any Applicable Law; provided that:
               (a) no Event of Default exists;
               (b) Borrower shall pay any outstanding fines, penalties or other payments under protest unless such proceeding shall suspend the collection of such items;
               (c) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower or the Project is subject and shall not constitute a default thereunder;
               (d) no part of or interest in the Project will be in danger of being sold, forfeited, terminated, canceled or lost during the pendency of the proceeding;
               (e) such proceeding shall not subject Borrower, Administrative Agent or any Lender to criminal or civil liability (other than civil liability as to which adequate security has been provided pursuant to clause (f) below);
               (f) unless paid under protest, Borrower shall have furnished such security as may be required in the proceeding, or as may be reasonably requested by Administrative Agent, to insure the payment of any such items, together with all interest and penalties thereon, which shall not be less than 110% of the maximum liability of Borrower as reasonably determined by Administrative Agent; and
               (g) Borrower shall promptly upon final determination thereof pay the amount of such items, together with all costs, interest and penalties.
          (3) Administrative Agent will engage an inspecting architect at Borrower’s reasonable expense, in accordance with Administrative Agent’s standard engagement procedures, to review plans, specifications and budgets of the Project on a monthly basis, inspect the Project and provide reports on such inspections to the Administrative Agent for the benefit of the Lenders.
     Section 9.6 Legal Existence; Name, Etc.
          (1) Borrower and each Managing Member in Borrower shall preserve and keep in full force and effect their respective existence as a Single Purpose Entity, entity status, franchises, rights and privileges under the laws of the state of its formation, and all qualifications, licenses and permits applicable to the ownership, use and operation of the Project. Neither Borrower nor any Managing Member of Borrower shall wind up, liquidate, dissolve, reorganize, merge, or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of all or substantially all of their respective assets, or acquire all or substantially all of the assets of the business of any Person, or permit any subsidiary or Affiliate of Borrower to do so. Borrower and each Managing Member in Borrower shall conduct business only in its own respective name and shall not change its respective name, identity, or organizational structure, or the location of its chief executive office or principal place of business unless Borrower or such Managing Member (a) shall have obtained the prior written consent of Administrative Agent to such change, and (b) shall have taken all actions necessary or requested by Administrative Agent to file or amend any financing statement or continuation statement to assure perfection and continuation of perfection of security interests under the Loan Documents.
          (2) Borrower shall at all times cause there to be at least one (1) duly appointed member of the board of managers or other governing board or body of the managing member of the Managing Member, who is an Independent Manager. Borrower shall not take any action or permit any action to be taken which, under the terms of this Agreement, or the limited partnership agreement or limited liability company operating agreement of Borrower, the Managing Member, or the managing member of the Managing Member, requires the consent of such Independent Manager(s), unless such Independent Manager(s) shall have consented in writing to such action.
          (3) Neither Borrower nor Borrower’s Managing Member shall cause or permit any modification to be made in its organizational documents that would be inconsistent with the provisions of Section 7.27 or this Section 9.6, that would interfere with its ability to comply with its status as a Single Purpose Entity, as applicable, or that otherwise in any other respect would violate this Agreement or could reasonably be expected to have a Material Adverse Effect.
     Section 9.7 Affiliate Transactions(1) Without the prior written consent of Administrative Agent, Borrower shall not engage in any transaction affecting the Project with an Affiliate of Borrower.
     Section 9.8 Limitation on Other Debt.
          (1) Borrower and Managing Member shall not, without the prior written consent of Administrative Agent and the Majority Lenders, incur any Debt other than, in the case of Borrower, the Debt permitted by the definition of Single Purpose Entity.
          (2) Borrower shall not make any loans, and no direct or indirect interest in Borrower may be pledged as collateral for any financing or otherwise, except for the Approved

Mezzanine Loan and as otherwise may be permitted under this Agreement or expressly approved by Administrative Agent and Majority Lenders in their discretion.
     Section 9.9 Further Assurances. Borrower shall promptly (1) cure any defects in the execution and delivery of the Loan Documents, and (2) execute and deliver, or cause to be executed and delivered, all such other documents, agreements and instruments as Administrative Agent may reasonably request to further evidence and more fully describe the collateral for the Loans, to correct any omissions in the Loan Documents, to perfect, protect or preserve any Liens created under any of the Loan Documents, or to make any recordings, file any notices, or obtain any consents, as may be necessary or appropriate in connection therewith.
     Section 9.10 Loan Certificates. Borrower or Administrative Agent, within ten (10) days after request from the other party, shall furnish to the requesting party a written statement, duly acknowledged, setting forth the amount due on the Loans, the terms of payment of the Loans, the date to which interest has been paid, whether any offsets or defenses exist against the Loans and, if any are alleged to exist, the nature thereof in detail, and such other matters as the requesting party reasonably may request.
     Section 9.11 Notice of Certain Events. Lead Borrower shall promptly notify Administrative Agent of (1) any Potential Default or Event of Default, together with a detailed statement of the steps being taken to cure such Potential Default or Event of Default; (2) any notice of default received by Borrower or any Borrower Party under other obligations relating to the Project or otherwise material to Borrower’s business; and (3) any threatened or pending legal, judicial or regulatory proceedings, including any dispute between Borrower and any governmental authority, affecting Borrower or the Project.
     Section 9.12 Indemnification. Borrower shall indemnify, defend and hold Administrative Agent and each Lender harmless from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever, including the reasonable fees and actual expenses of their counsel, which may be imposed upon, asserted against or incurred by any of them relating to or arising out of (1) the Project or (2) any of the Loan Documents or the transactions contemplated thereby, including, without limitation, (a) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about any of the Project or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways, (b) any inspection, review or testing of or with respect to the Project, (c) any investigative, administrative, mediation, arbitration, or judicial proceeding, whether or not Administrative Agent or any Lender is designated a party thereto, commenced or threatened at any time (including after the repayment of the Loans) in any way related to the execution, delivery or performance of any Loan Document or to the Project, (d) any proceeding instituted by any Person claiming a Lien, and (e) any brokerage commissions or finder’s fees claimed by any broker or other party claiming to have dealt with the Borrower in connection with the Loans, the Project, or any of the transactions contemplated in the Loan Documents, including those arising from the joint, concurrent, or comparative negligence of Administrative Agent or any Lender, except to the extent any of the foregoing is caused by Administrative Agent’s or any Lender’s gross negligence or willful misconduct, in which case the party to whom the gross negligence or willful misconduct is attributable (but not any other party) shall not be entitled to the indemnification provided for hereunder to the extent of such gross negligence or willful misconduct, to the extent determined by a court of competent jurisdiction.
     Section 9.13 Covenants Regarding the Condominium Declaration. Borrower covenants and agrees that, from and after the establishment of any condominium regime with respect to the Project:
          (1) Borrower shall pay when due and before any fine, penalty, interest or cost may be added thereto for the late payment or non-payment thereof, all Unit Annual Assessments imposed on Borrower’s Project Interest and all other charges mentioned in and payable by Borrower under the Condominium Declaration (including, without limitation, all insurance and taxes applicable to Borrower’s Project Interest), and shall comply with all of its other obligations under the Condominium Declaration, and shall do all things necessary to preserve and to keep unimpaired Borrower’s rights, powers and privileges (whether as the owner of the Units, as the Declarant, as the holder of any special class of voting rights, or otherwise) thereunder. If Borrower shall fail to do so, the Lenders shall, if required by Administrative Agent, pay such Unit Annual Assessments or other charges. Lead Borrower shall deliver to Administrative Agent, upon request, copies of receipts or other proof satisfactory to Administrative Agent evidencing the timely payment of such Unit Annual Assessments and other charges.
          (2) Borrower shall comply with the covenants, agreements and provisions of the Condominium Documents, and Lead Borrower shall promptly notify Administrative Agent of (a) any failure by Borrower to comply with the Condominium Declaration and (b) the receipt by Borrower of any notice asserting or claiming a default by Borrower under the Condominium Declaration, and shall promptly cause a copy of such notice to be delivered to Administrative Agent.
          (3) Borrower shall not vote in favor of or otherwise approve any amendment of the Condominium Declaration without the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld.
          (4) Borrower shall not waive any material right of the Borrower (whether as the owner of the Units, as the Declarant, as the holder of any special class of voting rights, or otherwise) under the Condominium Declaration without the prior written consent of Administrative Agent which shall not be unreasonably withheld.
          (5) The Lien of the Mortgages shall encumber all of Borrower’s Project Interest, including all of Borrower’s rights to vote on or approve any matter with respect to Borrower’s Project Interest. Without the prior written consent of Administrative Agent, Borrower shall not exercise such voting or approval rights with respect to any of the following:
               (a) any partition of all or a part of the Project subject to the Condominium Declaration;
               (b) the nature and amount of any insurance covering all or a part of the Project and the disposition of any proceeds thereof;

               (c) the manner in which any condemnation or threat of condemnation of all or a part of the Project shall be defended or settled and the disposition of any award or settlement in connection therewith;
               (d) the construction of any additions or improvements to, or any repair, rebuilding or restoration of all or a portion of any Improvements to, the Project (to the extent that the same would require the approval of Administrative Agent under this Agreement);
               (e) the distribution of any insurance or condemnation proceeds (other than in compliance with this Agreement); and
               (f) any other material action or decision provided for in the Condominium Declaration.
          (6) If required by the Administrative Agent, Lead Borrower will take all action to obtain as promptly as possible, and forthwith upon receipt furnish to the Administrative Agent, a true and correct copy of: (a) any statement showing the allocation of expenses and other assessments against the Units and (b) any statements issued to Borrower calling for payment of expenses.
          (7) Lead Borrower shall be, and remain through the repayment of the Loans in full, the Declarant under the Condominium Declaration.
          (8) Borrower shall at all times comply with the provisions of Section 17.2(5), hereof.
          (9) Borrower shall at all times comply with the covenants contained in Section 17.1(2).
          (10) Borrower acknowledges and agrees that nothing set forth in this Section or in any of the other provisions of the Loan Documents shall impose upon Administrative Agent or any Lender any obligation or responsibility to Borrower under the Condominium Declaration.
     Section 9.14 Collateral Letters of Credit. With respect to any Collateral Letter of Credit that Borrower may furnish or cause to be furnished to Administrative Agent in accordance with the terms of this Agreement or any of the other Loan Documents:
          (1) Administrative Agent will be entitled, among other things, to make one or more draws by presentment thereof to the issuing bank accompanied only by Administrative Agent’s clean sight-draft, it being intended that the issuing bank shall have no right to inquire as to Administrative Agent’s right to draw upon such Collateral Letter of Credit;
          (2) Administrative Agent shall be entitled, among other things, to draw upon each Collateral Letter of Credit, in whole, or in part from time to time, upon the occurrence and during the continuance of any Event of Default or under the other circumstances under which a draw shall be permitted under the Loan Documents or the Collateral Letter of Credit;

          (3) Administrative Agent shall have the right to draw upon any Collateral Letter of Credit within thirty (30) days prior to the expiration date of such Collateral Letter of Credit and each renewal and extension thereof unless, prior to such expiration date of such Collateral Letter of Credit and each renewal and extension thereof, the Borrower shall have furnished a replacement, extension or renewal Collateral Letter of Credit, acceptable to Administrative Agent, it being the intent hereof that at no time shall the unexpired term of any Collateral Letter of Credit be less than thirty (30) days. If Administrative Agent draws upon a Collateral Letter of Credit pursuant to the terms of this subsection (3), then Administrative Agent shall hold the proceeds thereof in a Controlled Account as additional collateral for the Obligations, to be applied in accordance with subsection (5) below;
          (4) Administrative Agent shall also be entitled to draw upon a Collateral Letter of Credit if Administrative Agent believes that its rights to draw on such Collateral Letter of Credit could be in jeopardy. Without limiting the foregoing, Administrative Agent shall also be entitled to draw on a Collateral Letter of Credit if the credit rating or financial condition of the issuing bank is no longer meets the minimum rating contained in the definition of Collateral Letter of Credit. Following a draw by Administrative Agent on a Collateral Letter of Credit solely because of the deterioration of the creditworthiness of the issuing bank, Administrative Agent will deposit such proceeds in a Controlled Account as security for the purposes for which such Letter of Credit was delivered and Administrative Agent shall be entitled to draw upon such proceeds to the same extent it would have been entitled to make a draw under the applicable Letter of Credit. Administrative Agent shall disburse such proceeds to Lead Borrower provided (i) Borrower delivers to Administrative Agent a replacement Collateral Letter of Credit within ten (10) days of Administrative Agent’s draw, (ii) there exists no Event of Default or Potential Default and (iii) Borrower pays all of Administrative Agent’s fees and expenses in connection with such draw and disbursement;
          (5) No draw by Administrative Agent on any Collateral Letter of Credit shall cure or be deemed to cure any Event of Default or limit in any respect any of Administrative Agent’s or the Lenders’ remedies under the Loan Documents, it being understood that Administrative Agent’s and the Lenders’ rights and remedies hereunder shall be cumulative and Administrative Agent and the Lenders shall have no obligations to apply the proceeds of any draw to missed installments or other amounts then due and unpaid under the Loans. Proceeds of any draw upon a Collateral Letter of Credit (after reimbursement of any costs and expenses, including attorneys’ fees and reimbursements, incurred by Administrative Agent in connection with such draw), other than a draw made in accordance with Section 9.14(4), may be applied by Administrative Agent to the payment of the Obligations in such manner as Administrative Agent may determine. No delay or omission of Administrative Agent or the Lenders in exercising any right to draw on a Collateral Letter of Credit shall impair any such right, or shall be construed as a waiver of, or acquiescence in, any Event of Default; and
          (6) Administrative Agent shall, upon request, release its rights in any Collateral Letters of Credit and surrender such Collateral Letters of Credit to the issuing bank upon the payment in full of all obligations under the Loan Documents.

     Section 9.15 Hedge Agreements.
          (1) At Borrower’s option, the Borrower may enter into one or more Hedge Agreements. Each Hedge Agreement shall, at Borrower’s option, be based on Interest Periods (each, an “Interest Rate Hedge Period”) of one, two, three months or such other Interest Periods satisfactory to Administrative Agent in its sole discretion. The economic and other benefits of the Hedge Agreements and all of the other rights thereunder shall be collaterally assigned to Administrative Agent as additional security for the Loans, pursuant to a Hedge Pledge. All Hedge Pledges shall be accompanied by (i) Uniform Commercial Code financing statements, in duplicate, with respect to such pledges and (ii) the consent and agreement of the counterparty thereunder that it will pay all amounts due thereunder to an account designated by Administrative Agent and will continue to perform its obligations under such Hedge Agreement for the benefit of Administrative Agent and the Lenders after enforcement of and/or realization on such Hedge Pledge and an acknowledgement that Administrative Agent shall not be deemed to have assumed any of the obligations or duties of Borrower under any such Hedge Agreement.
          (2) All of Borrower’s obligations under any Hedge Agreement provided by a Eurohypo Counterparty shall be secured by the lien of the Mortgages on a pari passu basis with the Loans and other sums evidenced or secured by the Loan Documents.
          (3) Any Hedge Agreement entered into with one or more banks or insurance companies (each a “Third-Party Counterparty”) other than a Eurohypo Counterparty (a “Third-Party Hedge Agreement”) shall not be secured by the Mortgage or a Lien on any portion of the collateral under the Security Documents or on or in any direct or indirect interest in Borrower.
          (4) Borrower shall cause all payments payable by a Third-Party Counterparty under the Hedge Agreement to be deposited into an account designated by Administrative Agent. On the due date for interest on the Loans each month, the amounts so deposited in such account shall be debited, and applied to pay the accrued but unpaid interest on the Loans due on such date, before applying any portion of the Loan proceeds which is allocated to the Interest Reserve for such purpose, and before applying any Operating Revenues for such purpose.
          (5) Any payment due from the counterparty under any Hedge Agreement upon a termination thereof, shall be delivered to Administrative Agent and applied by Administrative Agent to any amounts due under the Loan Documents.
          (6) In connection with a Third-Party Hedge Agreement, Lead Borrower shall obtain and deliver to Administrative Agent an opinion from counsel (which counsel may be in-house counsel for the Third-Party Counterparty) for the Third-Party Counterparty (in form reasonably satisfactory to Administrative Agent and upon which Administrative Agent, the Lenders and their respective successors and assigns may rely) which shall provide, in relevant part, that:
               (a) the Third-Party Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or organization and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Third-Party Hedge Agreement;
               (b) the execution and delivery of the Third-Party Hedge Agreement by the Third-Party Counterparty, and any other agreement which the Third-Party Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;
               (c) all consents, authorizations and approvals required for the execution and delivery by the Third-Party Counterparty of the Third-Party Hedge Agreement, and any other agreement which the Third-Party Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and
               (d) the Third-Party Hedge Agreement, and any other agreement which the Third-Party Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Third-Party Counterparty and constitutes the legal, valid and binding obligation of the Third-Party Counterparty, enforceable against the Third-Party Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
          (7) For so long as a Hedge Agreement is in effect, Administrative Agent may elect to cause advances of the Loan proceeds available for interest payments to be used to make “regular” payments due under the Hedge Agreement (i.e., other than those payments which are due upon the termination of such Hedge Agreement), in addition to interest payments on the Loans.
      Section 9.16 Reserves. Administrative Agent may at any time after the occurrence of an Event of Default, at its option (or at the direction of the Majority Lenders), to be exercised by written notice to Lead Borrower, require the deposit by Borrower, on each Payment Date, of additional amounts sufficient to discharge when due the obligations of Borrower under Section 9.3 and Section 3.1 (if applicable, and excluding all income, franchise, single business or other taxes imposed on Borrower unless the same is in lieu of real estate taxes) when they become due. Simultaneously with the initial deposit under this Section 9.16, Borrower shall deposit with Administrative Agent an amount determined by Administrative Agent to be necessary to ensure that there will be on deposit with Administrative Agent an amount which, when added to the monthly payments subsequently required to be deposited with Administrative Agent hereunder on account of Real Estate Taxes, insurance premiums, will result in there being on deposit with Administrative Agent an amount sufficient to pay the next due periodic installment of Real Estate Taxes, insurance premiums one (1) month prior to the delinquency date thereof and the next periodic payments of insurance premiums one (1) month prior to the due date thereof.

Commencing on the first Business Day of the first calendar month after the occurrence of an Event of Default and continuing thereafter on the first Business Day of each month thereafter, Borrower shall pay to Administrative Agent deposits in an amount equal to one-twelfth (1/12) of the yearly amount of Real Estate Taxes, insurance premiums that will next become due and payable on the Project. The determination of the amount to be deposited with Administrative Agent with each installment shall be made by Administrative Agent in its reasonable discretion. Such amounts shall be held by Administrative Agent in an account under the sole dominion and control of Administrative Agent and applied (together with any interest earned thereon) to the payment of the obligations in respect to which such amounts were deposited or, at the option of the Administrative Agent, to the payment of said obligations in such order of priority as Administrative Agent shall determine, on or before the respective dates on which the same or any of them would become delinquent. If one (1) month prior to the due date of any of the aforementioned obligations the amounts then on deposit therefor shall be insufficient for the payment of such obligations in full, Borrower, within five (5) days after demand, shall deposit the amount of the deficiency with Administrative Agent. Nothing herein contained shall be deemed to affect any right or remedy of Administrative Agent and/or the Lenders under the provisions of this Agreement or the other Loans Documents or of any statute or rule of law to pay any such amount and to add the amount so paid together with interest at the Default Rate to the indebtedness secured by the Mortgages. Borrower hereby pledges to Administrative Agent (on behalf of the Lenders) and grants to Administrative Agent (on behalf of the Lenders) a security interest in any and all monies now or hereafter deposited in such reserves and the account established by Administrative Agent as additional security for the payment of the Loans and agrees to enter into an agreement with Administrative Agent and the bank where such account is established in order to perfect Administrative Agent’s security interest therein. In making any payment from such reserves, Administrative Agent may do so according to any bill, statement or estimate or procured from the appropriate public office (with respect to Real Estate Taxes), insurer or agent (with respect to insurance premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any such charge.
     Section 9.17 Handicapped Access.
          (1) Borrower (a) agrees that it shall use commercially reasonable efforts to ensure that the Project shall at all times comply with the applicable requirements of the Americans with Disabilities Act of 1990, the Fair Housing Amendments Act of 1988, all state and local laws and ordinances related to handicapped access and all rules, regulations, and orders issued pursuant thereto including, without limitation, the Americans with Disabilities Act Accessibility Guidelines for Buildings and Facilities (collectively, “Access Laws”) and (b) has no actual knowledge as to the Project’s non-compliance with any Access Laws where the failure to so comply could have a material adverse effect on the Project or on Borrower’s ability to repay the Loans in accordance with the terms hereof.
          (2) Notwithstanding any provisions set forth herein or in any other document regarding Administrative Agent’s approval of alterations of the Project, Borrower shall not alter the Project in any manner which would materially increase Borrower’s responsibilities for compliance with the applicable Access Laws without the prior written approval of Administrative Agent. The foregoing shall apply to tenant improvements constructed by Borrower or by any of its tenants. Administrative Agent may condition any such approval upon receipt of a certificate of Access Law compliance from an architect, engineer, or other person reasonably acceptable to Administrative Agent.
          (3) Lead Borrower agrees to give prompt notice to Administrative Agent of the receipt by Borrower of any written complaints related to violation of any Access Laws with respect to the Project and of the commencement of any proceedings or investigations which relate to compliance with applicable Access Laws.
     Section 9.18 Zoning. Borrower shall not, without Administrative Agent’s prior consent, such consent not to be unreasonably withheld, seek, make, suffer, consent to or acquiesce in any change or variance in any zoning or land use laws or other conditions of use of the Project or any portion thereof. Borrower shall not use or permit the use of any portion of the Project in any manner that could result in such use becoming a non-conforming use under any zoning or land use law or any other applicable law or modify any agreements relating to zoning or land use matters or with the joinder or merger of lots for zoning, land use or other purposes, without the prior written consent of Administrative Agent. Without limiting the foregoing, in no event shall Borrower take any action that would reduce or impair either (a) the number of parking spaces at the Improvements or (b) access to the Project from adjacent public roads. Further, without Administrative Agent’s prior written consent, such consent not to be unreasonably withheld, Borrower shall not file or subject any part of the Project to any declaration of condominium or co-operative or convert any part of the Project to a condominium, co-operative or other direct or indirect form of multiple ownership and governance.
     Section 9.19 ERISA. Borrower shall not hire any employees, and shall obtain all workforce services required for the ownership, operation, construction or development of the Project by contracting therefor pursuant to the Construction Management Agreement and the Project Documents. Borrower shall not take any action, or omit to take any action, which would (a) cause Borrower’s assets to constitute “plan assets” for purposes of ERISA or the Internal Revenue Code or (b) cause the transactions contemplated by this Agreement and the other Loan Documents to be nonexempt prohibited transactions (as such term is defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA) that could subject Administrative Agent and/or the Lenders, on account of any Loan or execution of the Loan Documents hereunder, to any tax or penalty on prohibited transactions imposed under Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.
     Section 9.20 Books and Records. Borrower will, and will cause each of the other Borrower Parties to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Borrower will, and will cause each of the other Borrower Parties to, permit any representatives designated by Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

     Section 9.21 Foreign Assets Control Regulations.
          (1) Neither Borrower nor any Borrower Party shall use the proceeds of the Loan in any manner that will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) , Executive Order No. 13,224,66 Fed. Reg. 49,079 (2001), issued by the President of the United States of America (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or any enabling legislation or executive order relating to any of the same. Without limiting the foregoing, neither Borrower, nor any Borrower Party, nor any partner or member (or other direct or indirect principal) in a Borrower Party will permit itself nor any of its Subsidiaries to (a) become a blocked person described in Section 1 of the above referenced Executive Order or (b) knowingly engage in any dealings or transactions or be otherwise associated with any person who is known by such Borrower Party or who (after such inquiry as may be required by Applicable Law) should be known by such Borrower Party to be a blocked person.
          (2) Each partner or member (or other direct or indirect principal) in Borrower shall be at all times during the term of the Loans an entity or person which is (and whose principals shall be) a reputable entity or person of good character and in good standing as reasonably determined by the Lenders, and is not adverse to any of the Lenders in any pending material litigation or arbitration in which any Lender is also a party.
     Section 9.22 Performance of Project Documents and Easements.
          (1) Borrower shall (a) perform and observe in all material respects all of its covenants and agreements contained in each of the Project Documents to which it is a party, (b) take all reasonable and necessary action to prevent the termination of any such Project Document in accordance with the terms thereof or otherwise, (c) enforce each material covenant or obligation of each such Project Document in accordance with its terms, (d) cause Lead Borrower to promptly give Administrative Agent copies of any material default or other material notices given by or on behalf of Borrower received by or on behalf of Borrower from any other Person under the Project Documents and (e) take all such action to achieve the purposes described in clauses (a), (b) and (c) of this Section 9.22 as may from time to time be reasonably requested by Administrative Agent; provided, however, that Borrower shall be permitted, upon Administrative Agent’s reasonable approval, to contest the validity or applicability of any requirement under the Project Documents.
          (2) Borrower will comply in all material respects with all restrictive covenants and easements affecting the Project (unless the Title Company has insured against the enforcement of same in the Title Policy). All covenants, easements, cross easements or operating agreements which may hereafter be acquired, entered into or amended by Borrower affecting the Project shall be submitted to Administrative Agent for reasonable approval prior to the execution thereof by Borrower, accompanied by a drawing or survey showing the location thereof.

     Section 9.23 Operating Plan and Budget.
          (1) Lead Borrower shall, no less than sixty (60) days after the satisfaction of the Project Work Substantial Completion Conditions, and then annually thereafter not later than November 15th of the previous calendar year, submit to Administrative Agent for Administrative Agent’s written approval an annual operating and capital budget (each an “Annual Budget”), in form reasonably satisfactory to Administrative Agent setting forth in detail budgeted monthly Operating Revenues and monthly Operating Expenses and projected capital expenditures for the Project. Administrative Agent shall have the right to reasonably approve such Annual Budget (such approval to be in the Administration Agent’s sole discretion during an Event of Default and any period where Administrative Agent is taking action to remove the Property Manager). If Administrative Agent objects to the proposed Annual Budget, Administrative Agent shall advise Lead Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Lead Borrower a reasonably detailed description of such objections) and Lead Borrower shall within five (5) days after receipt of notice of any such objections revise such Annual Budget and resubmit the same to Administrative Agent such procedure to be repeated until such time as Administrative Agent shall approve such Annual Budget. Each such Annual Budget approved by Administrative Agent in accordance with terms hereof is referred to herein as an “Approved Annual Budget.” Until such time that Administrative Agent has approved a proposed Annual Budget, the most recently Approved Annual Budget shall apply, provided that such Approved Annual Budget shall be adjusted to reflect actual increases in real estate taxes, insurance premiums and utilities expenses and shall otherwise be adjusted to reflect any change during the preceding year in the Consumer Price Index.
          (2) Lead Borrower may at any time propose an amendment to an Approved Annual Budget for the remainder of the then current calendar year, and, when approved as provided below, such amended Approved Annual Budget shall be deemed to be and shall be effective as the Approved Annual Budget for such calendar year. Prior to making any expenditures not reflected in the then current Approved Annual Budget in excess of an aggregate amount of $150,000 per annum, Lead Borrower shall propose an amendment to the Approved Annual Budget to Administrative Agent for its reasonable approval; provided, however, that Administrative Agent shall have no approval rights with respect to increases in non-discretionary items (e.g. real estate taxes and insurance premiums). Copies of any such proposed amended Approved Annual Budget shall be furnished at least fifteen (15) days before final adoption thereof to Administrative Agent for its approval. Administrative Agent shall have fifteen (15) days after receipt of any proposed amendment to the Approved Annual Budget to approve or disapprove such proposed amendment.
     Section 9.24 Proceedings to Enjoin or Prevent Construction. If any proceedings are filed seeking to enjoin or otherwise prevent or declare invalid or unlawful all or any part of the Construction Work, Borrower, at its sole cost and expense, will cause such proceedings to be contested in a commercially reasonable manner, and in the event of an adverse ruling or decision, if commercially reasonable, prosecute all allowable appeals therefrom, and will, without limiting the generality of the foregoing, resist the entry or seek the stay of any temporary or permanent injunction that may be entered, and use its best efforts to bring about a favorable and speedy disposition of all such proceedings.

     Section 9.25 Industrial and Commercial Incentive Program
          (1) On or before the Closing Date, Borrower shall deliver to Administrative Agent the preliminary application submitted to the New York City Department of Finance (“Department of Finance”) evidencing the Project’s eligibility for the partial tax exemption in accordance with paragraph 24 of Schedule 4-Part A.
          (2) Pursuant to Title 11, Chapter 2, Part 4 of the Administrative Code of the City of New York City and the regulations promulgated thereunder, as amended from time to time (“Code”), Borrower shall make a thorough and complete final application to the Department of Finance for a certificate of eligibility for a partial exemption of real property taxes for the Improvements for a twenty-five (25) year period (“ICIP Tax Exemption”) subsequent to commencing construction on the Project. Borrower shall provide a copy of the said application to Administrative Agent evidencing that same was received by the Department of Finance.
          (3) Pursuant to the Code, Borrower shall submit a thorough and complete final construction report within sixty (60) days of completing construction on the Project to the Department of Finance for a certificate of eligibility for the ICIP Tax Exemption. Borrower shall provide a copy of the certificate of eligibility, or if unavailable, a letter from the Department of Finance evidencing same, to Administrative Agent promptly upon Borrower’s receipt thereof and in any event no later than sixty (60) days after the submission of such application, or such later date to the extent that the Borrower’s failure to receive such certificate is due to Unavoidable Delay.
          (4) Before, during and after the construction of the Improvements, Borrower shall do all things necessary and required by statute, rule and regulation to maintain the availability of the ICIP Tax Exemption, including, but not limited to the following: (i) notify the ICIP unit of the Department of Finance (“ICIP Unit”) and the New York City Department of Small Business Services/Division of Labor Services (“Division of Labor Services”) in writing fifteen (15) business days prior to commencing construction on the Project; (ii) submit construction employment reports for the Project to the Division of Labor Services; and, if requested by the Department of Finance, file a certificate of continuing use with the ICIP Unit annually in each year of benefit period.
          (5) Notwithstanding anything to the contrary in this Agreement, Borrower’s failure to obtain a certificate of eligibility for a ICIP Tax Exemption pursuant to clauses (2) and (3) above shall not constitute a default provided that (a) Borrower has otherwise complied with the provisions of this Section 9.25, (b) is diligently proceeding to obtain such certificate and (iii) the only cause for Borrower’s inability to obtain the applicable certificate is the Department of Finance’s bureaucratic delay in issuing the applicable certificate and not for reasons related to Borrower’s actions or eligibility.
     Section 9.26 Reserved.
     Section 9.27 Reserved.
      Section 9.28 Reimbursement of Expenses. Borrower shall pay or reimburse Administrative Agent and/or the Lenders on demand of the applicable party for: (1) all reasonable expenses incurred by Administrative Agent in connection with the Loans, including reasonable fees and expenses of Administrative Agent’s attorneys, environmental, engineering and other consultants, and fees, charges or taxes for the negotiation, recording or filing of Loan Documents, (2) all reasonable out-of-pocket expenses of Administrative Agent in connection with the administration of the Loans, including audit costs, inspection fees, reasonable attorneys’ fees and disbursement, settlement of condemnation and casualty awards, and premiums for title insurance and endorsements thereto, (3) all of Administrative Agent’s reasonable costs and expenses (including reasonable fees and disbursements of Administrative Agent’s external counsel) incurred in connection with the syndication of the Loans to the Lenders, not to exceed $25,000 (excluding attorney’s fees and internal expenses incurred by the Borrower), and (4) Administrative Agent and the Lenders for all amounts expended, advanced or incurred by Administrative Agent and the Lenders to collect the Notes, or to enforce the rights of Administrative Agent and the Lenders under this Agreement or any other Loan Document, or to defend or assert the rights and claims of Administrative Agent and the Lenders under the Loan Documents or with respect to the Project (by litigation or other proceedings), which amounts will include all court costs, attorneys’ fees and expenses, fees of auditors and accountants, and investigation expenses as may be incurred by Administrative Agent and the Lenders in connection with any such matters (whether or not litigation is instituted), together with interest at the Default Rate on each such amount from the date of disbursement until the date of reimbursement to Administrative Agent and the Lenders, all of which shall constitute part of the Loans and shall be secured by the Loan Documents.
ARTICLE 10
EVENTS OF DEFAULT
     Each of the following shall constitute an Event of Default under the Loans:
      Section 10.1 Payments. Borrower’s failure to (i) pay any regularly scheduled installment of principal, interest, the Agency Fee or other amount due under the Loan Documents or (ii) make a deposit of cash, and/or deliver a Collateral Letter of Credit required under the Loan Documents, within five (5) days of (and including) the date when due, or Borrower’s failure to pay the Loans at the Maturity Date, whether by acceleration or otherwise.
     Section 10.2 Insurance. Borrower’s failure to maintain insurance as required under Section 3.1 of this Agreement.
     Section 10.3 Single Purpose Entity. If Borrower or any Borrower Party materially breaches its covenant under Section 9.6 with respect to its status as a Single Purpose Entity.
     Section 10.4 Real Estate Taxes. If any of the Real Estate Taxes are not paid when the same are due and payable and such failure continues for ten (10) Business days after Borrower has actual knowledge of such failure.
     Section 10.5 Sale, Encumbrance, Etc. The sale, transfer, conveyance, pledge, mortgage or assignment of any part or all of the Project, or any interest therein, or of any interest in Borrower, in violation of Section 9.1 of this Agreement.

     Section 10.6 Representations and Warranties. Any representation or warranty made in any Loan Document proves to be untrue in any material respect when made or deemed made.
     Section 10.7 Other Encumbrances. Any material default under any document or instrument, other than the Loan Documents, evidencing or creating a Lien on the Project or any part thereof that is not cured within any applicable notice or cure period.
     Section 10.8 Various Covenants. Borrower defaults under any of its obligations under Section 6.2 (pertaining to lease approvals), 9.7 (transactions with Affiliates), 9.8 (limitations on debt), 9.18 (zoning and use changes) or 9.19 (ERISA), of this Agreement.
     Section 10.9 Reserved.
      Section 10.10 Financial Covenants. Borrower defaults under any of its obligations under Section 9.12 and Section 9.28 of this Agreement.
     Section 10.11 Involuntary Bankruptcy or Other Proceeding. Commencement of an involuntary case or other proceeding against any Borrower Party which seeks liquidation, reorganization or other relief with respect to it or its debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of sixty (60) days; or an order for relief against a Borrower Party shall be entered in any such case under the Federal Bankruptcy Code.
     Section 10.12 Voluntary Petitions, Etc. Commencement by a Borrower Party of a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its Debts or other liabilities under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or any of its property, or consent by a Borrower Party to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or the making by a Borrower Party of a general assignment for the benefit of creditors, or the failure by a Borrower Party, or the admission by a Borrower Party in writing of its inability, to pay its debts generally as they become due, or any action by a Borrower Party to authorize or effect any of the foregoing.
     Section 10.13 Debt. The occurrence, at any time prior to Substantial Completion, of any “Event of Default” under (and as such term is defined in) the loan agreement included within the Approved Mezzanine Loan Documents; or Borrower or Managing Member shall default in the payment when due of any principal of or interest on any of its other Debt aggregating $1,000,000 or more and such default shall not be cured within any applicable notice or cure period provided with respect to such Debt; or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Debt shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Debt to cause, such Debt to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise); prior to its stated maturity.

     Section 10.14 Dissolution. Any of Borrower Parties shall be terminated, dissolved or liquidated (as a matter of law or otherwise) or proceedings shall be commenced by any Person (including any Borrower Party) seeking the termination, dissolution or liquidation of any Borrower Party, which, in the case of actions by Persons other than a Borrower Party or any of their Affiliates, shall continue unstayed and in effect for a period of sixty (60) or more days.
      Section 10.15 Judgments. One or more (i) judgments for the payment of money (exclusive of judgment amounts fully covered by insurance where the insurer has admitted liability in respect of such judgment) aggregating with respect to any Borrower Party (other than Guarantor) in excess of $1,000,000 shall be rendered against such party or (ii) non-monetary judgments, orders or decrees shall be entered against any of the Borrower Parties which have or would reasonably be expected to have a Material Adverse Effect, and, in either case, the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of such Borrower Party to enforce any such judgment.
     Section 10.16 Security. The Liens created by the Security Documents shall at any time not constitute a valid and perfected first priority Lien (subject to the Permitted Encumbrances) on the collateral intended to be covered thereby in favor of Administrative Agent, free and clear of all other Liens (other than the Permitted Encumbrances), or, except for expiration in accordance with its terms, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by any Borrower Party or any of their Affiliates, provided that, as long as the security provided by the Security Documents shall not be impaired, with respect to a Lien (other than a Permitted Encumbrance) on the collateral, Borrower shall have ten (10) days for monetary Liens and thirty (30) days for all non-monetary Liens within which provide Administrative Agent with evidence that such Lien has been bonded or otherwise removed of record.
     Section 10.17 Guarantor Documents. Guarantor shall (i) default under any Guarantor Document beyond any applicable notice and grace period; or (ii) revoke or attempt to revoke, contest or commence any action against its obligations under any Guarantor Document.
     Section 10.18 Reserves. Borrower uses, or permits the use of, funds from any reserves or from any Controlled Account required under this Agreement for any purpose other than the purpose for which such funds were disbursed from such reserves or such Controlled Account and such default is not cured within ten (10) days of Borrower’s knowledge of such default.
      Section 10.19 Co-Borrower Documents. Either Borrower shall (i) default under any Co-Borrower Document beyond any applicable notice and grace period; or (ii) revoke or attempt to revoke, contest or commence any action against its obligations under any Co-Borrower Document.
      Section 10.20 Covenants. Borrower’s failure to perform or observe any of the agreements and covenants contained in this Agreement or in any of the other Loan Documents and not specified above, and, if such failure is susceptible to being cured, the continuance of such failure for thirty (30) days after notice by Administrative Agent to Lead Borrower; provided, however, subject to any shorter period for curing any failure by Borrower as specified in any of the other Loan Documents, Borrower shall have an additional ninety (90) days to cure such failure if (1) such failure does not involve the failure to make payments on a monetary obligation; (2) such failure cannot reasonably be cured within thirty (30) days; (3) Borrower is diligently undertaking to cure such default, and (4) Borrower has provided Administrative Agent with security reasonably satisfactory to Administrative Agent against any reasonably anticipated interruption of payment or impairment of collateral as a result of such continuing failure.
     Section 10.21 Deficiency Deposits. Borrower shall fail to make a Deficiency Deposit or Equity Balancing Contribution within the time and in the manner provided in Section 4.3.
     Section 10.22 Reserved.
     Section 10.23 Reserved.
     Section 10.24 Building Loan Agreement Default. An Event of Default shall occur under the Building Loan Agreement.
ARTICLE 11
REMEDIES
     Section 11.1 Remedies — Insolvency Events. Upon the occurrence of any Event of Default described in Section 10.11 or Section 10.12, the obligations of the Lenders to advance amounts hereunder shall immediately terminate, and all amounts due under the Loan Documents immediately shall become due and payable, all without written notice and without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or any other notice of default of any kind, all of which are hereby expressly waived by Borrower; provided, however, if Borrower Party under Section 10.11 or Section 10.12 is other than Borrower, then all amounts due under the Loan Documents shall become immediately due and payable at Administrative Agent’s election.
     Section 11.2 Remedies — Other Events. Except as set forth in Section 11.1 above, while any Event of Default exists, Administrative Agent may (1) by written notice to Lead Borrower, declare the entire amount of the Loans to be immediately due and payable without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or other notice of default of any kind, all of which are hereby expressly waived by Borrower, (2) terminate the obligation, if any, of the Lenders to advance amounts hereunder, and (3) exercise all rights and remedies therefor under the Loan Documents and at law or in equity.
     Section 11.3 Administrative Agent’s Right to Perform the Obligations. Without limiting the provisions of Section 11.4 below, if Borrower shall fail, refuse or neglect to make any payment or perform any act required by the Loan Documents, then while any Event of Default exists, and without notice to or demand upon Borrower and without waiving or releasing any other right, remedy or recourse Administrative Agent or any Lender may have because of such Event of Default, Administrative Agent may (but shall not be obligated to) make such payment or perform such act for the account of and at the expense of Borrower, and shall have the right to enter upon the Project for such purpose and to take all such action thereon and with respect to the Project and the other collateral for the Loans as it may deem necessary or appropriate. If Administrative Agent shall elect to pay any sum due with reference to the

Project, Administrative Agent may do so in reliance on any bill, statement or assessment procured from the appropriate Governmental Authority or other issuer thereof without inquiring into the accuracy or validity thereof. Similarly, in making any payments to protect the security intended to be created by the Loan Documents, Administrative Agent shall not be bound to inquire into the validity of any apparent or threatened adverse title, Lien, encumbrance, claim or charge before making an advance for the purpose of preventing or removing the same. Additionally, if any Hazardous Materials affect or threaten to affect the Project, Administrative Agent may (but shall not be obligated to) give such notices and take such actions as it deems necessary or advisable in order to abate the discharge of any Hazardous Materials or remove the Hazardous Materials. Borrower shall indemnify, defend and hold Administrative Agent and the Lenders harmless from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever, including reasonable attorneys’ fees and disbursements, incurred or accruing by reason of any acts performed by Administrative Agent or any Lender pursuant to the provisions of this Section 11.3, including those arising from the joint, concurrent, or comparative negligence of Administrative Agent and any Lender, except as a result of Administrative Agent’s or any Lender’s gross negligence or willful misconduct. All sums paid by Administrative Agent pursuant to this Section 11.3, and all other sums expended by Administrative Agent or any Lender to which it shall be entitled to be indemnified, together with interest thereon at the Default Rate from the date of such payment or expenditure until paid, shall constitute additions to the Loans, shall be secured by the Loan Documents and shall be paid by Borrower to Administrative Agent upon demand.
     Section 11.4 Administrative Agent’s Right to Complete Construction. Administrative Agent may take possession of the Project and complete the construction and equipping of the Improvements and do anything in its sole judgment to fulfill the obligations of Borrower hereunder, including either the right to avail itself of and procure performance of existing contracts or enter into any contracts with the same contractors or others and to employ watchmen to protect the Project from injury. Without restricting the generality of the foregoing and for the purposes aforesaid, Borrower hereby appoints and constitutes Administrative Agent its lawful attorney-in-fact with full power of substitution in the Project to complete construction of the Improvements in the name of Borrower; to use unadvanced funds remaining under the Commitments or which may be reserved, or escrowed or set aside for any purposes hereunder at any time, or to advance funds in excess of the face amount of the Notes (and all such amounts shall be payable by Borrower together with interest at the Default Rate), to complete the Improvements; to make changes in the Plans and Specifications which shall be necessary or desirable to complete the Improvements in substantially the manner contemplated by the Plans and Specifications; to retain or employ new construction managers, subcontractors, architects, engineers and inspectors as shall be required for said purposes; to pay, settle, or compromise all existing bills and claims and Liens against the Project and take any other steps relating to clearing title to the Project from any Liens that are not Permitted Encumbrances, or to avoid such bills and claims becoming Liens against the Project or security interest against fixtures or equipment, or as may be necessary or desirable for the completion of the construction and equipping of the Improvements or for the clearance of title; to execute all applications and certificates in the name of Borrower which may be required by any of the contract documents; to do any and every act which Borrower might do in its own behalf; and to prosecute and defend all actions or proceedings in connection with the Project or fixtures or equipment; to take action and require such performance as it deems necessary under any bonds furnished in connection with the construction of the Improvements and to make settlements and compromises with surety or sureties thereunder, and in connection therewith, to execute instruments of release and satisfaction; it being understood and agreed that this power of attorney shall be a power coupled with an interest and cannot be revoked.
     Section 11.5 Administrative Agent’s Rights under the Guaranty of Completion. Exercise the Lenders’ rights under the Guaranty of Completion to require Guarantor to perform thereunder, in which case Borrower hereby (1) authorizes Administrative Agent and the Lenders to make advances of the Loans directly to Guarantor in accordance with the terms of the Guaranty of Completion and this Agreement and (2) agrees that Borrower shall be liable to the Lenders for all such advances to Guarantor and such advances shall be deemed Loans under this Agreement and be evidenced by the Notes and secured by the Mortgages and the other Security Documents.
     Section 11.6 NO OBLIGATION WITH RESPECT TO COMPLETION OF THE IMPROVEMENTS. WHETHER OR NOT ADMINISTRATIVE AGENT OR THE LENDERS ELECT TO EMPLOY ANY OR ALL OF THE REMEDIES AVAILABLE UPON THE OCCURRENCE OF AN EVENT OF DEFAULT, NEITHER ADMINISTRATIVE AGENT NOR ANY OF THE LENDERS SHALL BE LIABLE FOR THE CONSTRUCTION OF OR FAILURE TO CONSTRUCT, COMPLETE OR PROTECT THE IMPROVEMENTS OR FOR PAYMENT OF ANY EXPENSES INCURRED IN CONNECTION WITH THE EXERCISE OF ANY REMEDY AVAILABLE TO ADMINISTRATIVE AGENT OR THE LENDERS OR FOR THE PERFORMANCE OR NON-PERFORMANCE OF ANY OTHER OBLIGATION OF BORROWER.
ARTICLE 12
MISCELLANEOUS
     Section 12.1 Notices. Any notice required or permitted to be given under this Agreement shall be in writing and either shall be (a) mailed by certified mail, postage prepaid, return receipt requested, (b) sent by overnight air courier service, (c) personally delivered to a representative of the receiving party, or (d) sent by telecopy (provided an identical notice is also sent simultaneously by mail, overnight courier, or personal delivery as otherwise provided in this Section 12.1) to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof. Any communication so addressed and mailed shall be deemed to be given on the earliest of (1) when actually delivered, (2) on the first Business Day after deposit with an overnight air courier service, or (3) on the third Business Day after deposit in the United States mail, postage prepaid, in each case to the address of the intended addressee, and any communication so delivered in person shall be deemed to be given when receipted for by, or actually received by Administrative Agent, a Lender, Lead Borrower or Borrower, as the case may be. If given by telecopy, a notice shall be deemed given and received when the telecopy is transmitted to the party’s telecopy number specified above, and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next Business Day if not confirmed during normal business hours, and an identical notice is also sent simultaneously by mail, overnight courier, or personal delivery as otherwise provided in this Section 12.1. Any party may designate a change of address by written notice to each other party by giving at least ten (10) days’ prior written notice of such change of address.
     Section 12.2 Amendments, Waivers, Etc.. This Agreement and any other Loan Document may be modified only by an instrument in writing signed by Borrower and Administrative Agent, subject to Section 14.9.
     Section 12.3 Compliance with Usury Laws. It is the intention of the parties hereto to conform strictly to applicable usury laws. Accordingly, all agreements between Borrower, Administrative Agent and the Lenders with respect to the Loans are hereby expressly limited so that in no event, whether by reason of acceleration of maturity or otherwise, shall the amount paid or agreed to be paid to Administrative Agent or any Lender or charged by any Lender for the use, forbearance or detention of the money to be lent hereunder or otherwise, exceed the maximum amount allowed by law. If the Loans would be usurious under Applicable Law (including the laws of the State and the laws of the United States of America), then, notwithstanding anything to the contrary in the Loan Documents: (1) the aggregate of all consideration which constitutes interest under Applicable Law that is contracted for, taken, reserved, charged or received under the Loan Documents shall under no circumstances exceed the maximum amount of interest allowed by Applicable Law, and any excess shall be credited on the Notes by the holders thereof (or, if the Notes have been paid in full, refunded to Borrower); and (2) if maturity is accelerated by reason of an election by Administrative Agent in accordance with the terms hereof, or in the event of any prepayment, then any consideration which constitutes interest may never include more than the maximum amount allowed by Applicable Law. In such case, excess interest, if any, provided for in the Loan Documents or otherwise, to the extent permitted by Applicable Law, shall be amortized, prorated, allocated and spread from the date of advance until payment in full so that the actual rate of interest is uniform through the term hereof. If such amortization, proration, allocation and spreading is not permitted under Applicable Law, then such excess interest shall be cancelled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the Notes (or, if the Notes have been paid in full, refunded to Borrower). The terms and provisions of this Section 12.3 shall control and supersede every other provision of the Loan Documents. Except as otherwise expressly provided therein, the Loan Documents are contracts made under and shall be construed in accordance with and governed by the laws of the State of New York, except that if at any time the laws of the United States of America permit the Lenders to contract for, take, reserve, charge or receive a higher rate of interest than is allowed by the laws of the State of New York (whether such federal laws directly so provide or refer to the law of any state), then such federal laws shall to such extent govern as to the rate of interest which the Lenders may contract for, take, reserve, charge or receive under the Loan Documents.
     Section 12.4 Invalid Provisions. If any provision of any Loan Document is held to be illegal, invalid or unenforceable, such provision shall be fully severable; the Loan Documents shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof; the remaining provisions thereof shall remain in full effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom; and in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of such Loan Document a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible to be legal, valid and enforceable.

     Section 12.5 Approvals; Third Parties; Conditions. All approval rights retained or exercised by Administrative Agent and the Lenders with respect to leases, contracts, plans, studies and other matters are solely to facilitate the Lenders’ credit underwriting, and shall not be deemed or construed as a determination that the Lenders have passed on the adequacy thereof for any other purpose and may not be relied upon by Borrower or any other Person. This Agreement is for the sole and exclusive use of Administrative Agent, the Lenders, the Lead Borrower and Borrower and may not be enforced, nor relied upon, by any Person other than Administrative Agent, the Lenders, the Lead Borrower and Borrower. All conditions of the obligations of Administrative Agent and the Lenders hereunder, including the obligation to make advances, are imposed solely and exclusively for the benefit of Administrative Agent and the Lenders, their successors and assigns, and no other Person shall have standing to require satisfaction of such conditions or be entitled to assume that the Lenders will refuse to make advances in the absence of strict compliance with any or all of such conditions, and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by Administrative Agent and the Lenders at any time in their sole discretion.
     Section 12.6 Lenders and Administrative Agent Not in Control; No Partnership. None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give Administrative Agent or any Lender the right or power to exercise control over the affairs or management of Borrower, the powers of Administrative Agent and the Lenders being limited to the rights to exercise the remedies referred to in the Loan Documents. The relationship between Borrower and the Lenders is, and at all times shall remain, solely that of debtor and creditor. No covenant or provision of the Loan Documents is intended, nor shall it be deemed or construed, to create a partnership, joint venture, agency or common interest in profits or income between Administrative Agent, the Lenders, Lead Borrower and Borrower. Administrative Agent and the Lenders neither undertake nor assume any responsibility or duty to Borrower or to any other person with respect to the Loans, the Project or the other collateral for the Loans, except as expressly provided in the Loan Documents. Notwithstanding any other provision of the Loan Documents: (1) neither Administrative Agent nor any Lender is, nor shall be construed as, a partner, joint venturer, alter ego, manager, controlling person or other business associate or participant of any kind of Borrower or any Borrower Party or any of their respective stockholders, members, or partners, and neither Administrative Agent nor any Lender intends to ever assume such status; (2) no Lender or Administrative Agent shall in any event be liable for any Debts, expenses or losses incurred or sustained by Borrower or any Borrower Party; and (3) no Lender or Administrative Agent shall be deemed responsible for or a participant in any acts, omissions or decisions of Borrower or any Borrower Party or any of their respective stockholders, members, or partners. Administrative Agent, the Lenders and Borrower disclaim any intention to create any partnership, joint venture, agency or common interest in profits or income between Administrative Agent, the Lenders and Borrower, or to create an equity in the Project or any other collateral for the Loan in Administrative Agent or any Lender, or any sharing of liabilities, losses, costs or expenses.
     Section 12.7 Time of the Essence. Time is of the essence with respect to this Agreement.

     Section 12.8 Successors and Assigns. Subject to the provisions of Section 12.23, this Agreement shall be binding upon and inure to the benefit of Administrative Agent, the Lenders and Borrower and the respective successors and permitted assigns.
     Section 12.9 Renewal, Extension or Rearrangement. All provisions of the Loan Documents shall apply with equal effect to each and all promissory notes and amendments thereof hereinafter executed which in whole or in part represent a renewal, extension, increase or rearrangement of the Loans.
     Section 12.10 Waivers. No course of dealing on the part of Administrative Agent or any Lender, their officers, employees, consultants or agents, nor any failure or delay by Administrative Agent or any Lender with respect to exercising any right, power or privilege of Administrative Agent or any Lender under any of the Loan Documents, shall operate as a waiver thereof.
     Section 12.11 Cumulative Rights. Rights and remedies of Administrative Agent and the Lenders under the Loan Documents shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.
     Section 12.12 Singular and Plural. Words used in this Agreement and the other Loan Documents in the singular, where the context so permits, shall be deemed to include the plural and vice versa. The definitions of words in the singular in this Agreement and the other Loan Documents shall apply to such words when used in the plural where the context so permits and vice versa.
     Section 12.13 Phrases. When used in this Agreement and the other Loan Documents, the phrase “including” shall mean “including, but not limited to,” the phrases “satisfactory to any Lender” or “satisfactory to Administrative Agent” shall mean in form and substance satisfactory to such Lender or Administrative Agent, as the case may be, in all respects, the phrases “with Lender’s consent,” “with Lender’s approval,” “with Administrative Agent’s consent” or “with Administrative Agent’s approval” shall mean such consent or approval at Lender’s or Administrative Agent’s, as the case may be, discretion, and the phrases “acceptable to Lender” or “acceptable to Administrative Agent” shall mean acceptable to Lender or Administrative Agent, as the case may be, at such party’s sole discretion.”
     Section 12.14 Exhibits and Schedules. The exhibits and schedules attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein.
     Section 12.15 Titles of Articles, Sections and Subsections. All titles or headings to articles, sections, subsections or other divisions of this Agreement and the other Loan Documents or the exhibits hereto and thereto are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such articles, sections, subsections or other divisions, such other content being controlling as to the agreement between the parties hereto.
     Section 12.16 Promotional Material. Borrower authorizes Administrative Agent and each of the Lenders to issue press releases, advertisements and other promotional materials in connection with Administrative Agent’s or such Lender’s own promotional and marketing activities, and describing the Loans in general terms or in detail and Administrative Agent’s or such Lender’s participation in the Loans. All references to Administrative Agent or any Lender contained in any press release, advertisement or promotional material issued by Borrower shall be approved in writing by Administrative Agent and such Lender in advance of issuance.
     Section 12.17 Survival. All of the representations, warranties, covenants, and indemnities of Borrower hereunder (including environmental matters under Article 5, the obligations under Sections 2.7(1), 2.7(5) 2.7(6)), and under the indemnification provisions of the other Loan Documents shall survive (a) the repayment in full of the Loans and the release of the Liens evidencing or securing the Loans, (b) the transfer (by sale, foreclosure, conveyance in lieu of foreclosure or otherwise) of any or all right, title and interest in and to the Project to any party, whether or not an Affiliate of Borrower and (c) in the case of any Lender that may assign any interest in its Commitment or Loans hereunder in accordance with the terms of this Agreement, the making of such assignment, notwithstanding that such assigning Lender may cease to be a “Lender” hereunder.
     Section 12.18 WAIVER OF JURY TRIAL. BORROWER, ADMINISTRATIVE AGENT AND EACH LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF EITHER PARTY OR ANY EXERCISE BY ANY PARTY OF THEIR RESPECTIVE RIGHTS UNDER THE LOAN DOCUMENTS OR IN ANY WAY RELATING TO THE LOANS OR THE PROJECT (INCLUDING, WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT, AND ANY CLAIM OR DEFENSE ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR ADMINISTRATIVE AGENT AND EACH LENDER TO ENTER THIS AGREEMENT.
     Section 12.19 Remedies of Borrower. It is expressly understood and agreed that, notwithstanding any Applicable Law or any provision of this Agreement or the other Loan Documents to the contrary, the liability of Administrative Agent and each Lender (including their respective successors and assigns) and any recourse of Borrower against Administrative Agent and each Lender shall be limited solely and exclusively to their respective interests in the Loans and/or Commitments or the Project. Without limiting the foregoing, in the event that a claim or adjudication is made that Administrative Agent, any of the Lenders, or their agents, acted unreasonably or unreasonably delayed acting in any case where by Applicable Law or under this Agreement or the other Loan Documents, Administrative Agent, any Lender or any such agent, as the case may be, has an obligation to act reasonably or promptly, or otherwise violated this Agreement or the Loan Documents, Borrower agrees that none of Administrative Agent, the Lenders or their agents shall be liable for any incidental, indirect, special, punitive, consequential or speculative damages or losses resulting from such failure to act reasonably or promptly in accordance with this Agreement or the other Loan Documents.

     Section 12.20 Governing Law. This Agreement, the notes and the other Loan Documents shall be governed by, and construed in accordance with the law of the State of New York, except to the extent otherwise specified in any of the Loan Documents.
     THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY ADMINISTRATIVE AGENT AND LENDERS AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTES DELIVERED PURSUANT HERETO SHALL BE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROJECT IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF BORROWER, ADMINISTRATIVE AGENT AND EACH LENDER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTES, AND THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
     ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST ADMINISTRATIVE AGENT, ANY LENDER OR BORROWER ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS MAY AT ADMINISTRATIVE AGENT’S OPTION (WHICH DECISION SHALL BE MADE BY THE MAJORITY LENDERS) BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT NATIONAL REGISTERED AGENTS, INC., 875 AVENUE OF THE AMERICAS, SUITE 501, NEW YORK, NY 10001 AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT,

ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER, IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (A) SHALL GIVE PROMPT NOTICE TO ADMINISTRATIVE AGENT OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (B) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (C) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.]
     Section 12.21 Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement and understanding between Administrative Agent, the Lenders and Borrower and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. If any conflict or inconsistency exists between any term sheet, application or commitment letter and this Agreement or any of the other Loan Documents, the terms of this Agreement shall control.
     Section 12.22 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.
     Section 12.23 Assignments and Participations.
          (1) Assignments by the Lenders. Each Lender may assign any of its Loans, its Note and its Commitment (but only with the consent of Administrative Agent); provided that:
               (a) no such consent by Administrative Agent shall be required in the case of any assignment by any Lender to another Lender or an Affiliate of such Lender or such other Lender(provided that in the case of an assignment to any such Affiliate, the assigning Lender will not be released from its obligations under the Loan Documents and the Administrative Agent may continue to deal only with such assigning Lender);
               (b) except to the extent Administrative Agent shall otherwise consent, any such partial assignment (other than to another Lender or an Affiliate of a Lender) shall be in an amount at least equal to $10,000,000;
               (c) each such assignment (including an assignment to another Lender or an Affiliate of a Lender) by a Lender of its Loans or Commitment shall be made in such manner so that the same portion of its Loans and Commitment is assigned to the respective assignee;

               (d) subject to the applicable Lender’s compliance with the provisions of clauses (b) and (c) above, no consent by Borrower shall be required and Administrative Agent’s consent shall not be unreasonably withheld, delayed or conditioned if such assignment is made to an Eligible Assignee, and the provisions of clause (e) have been satisfied; and
               (e) upon execution and delivery by the assignee (even if already a Lender) to Borrower and Administrative Agent of an Assignment and Assumption pursuant to which such assignee agrees to become a “Lender” hereunder (if not already a Lender) having the Commitment and Loans specified in such instrument, and upon consent thereto by Administrative Agent to the extent required above, the assignee shall have, to the extent of such assignment (unless otherwise consented to by Administrative Agent), the obligations, rights and benefits of a Lender hereunder holding the Commitment and Loans (or portions thereof) assigned to it (in addition to the Commitment and Loans, if any, theretofore held by such assignee) and the assigning Lender shall, to the extent of such assignment, be released from the Commitment (or portion thereof) so assigned. Upon each such assignment the assigning Lender shall pay Administrative Agent a processing and recording fee of $3,500 and the reasonable fees and disbursements of Administrative Agent’s counsel incurred in connection therewith.
          (2) Approval by Borrower. In the event Borrower’s consent to an assignment is required under Section 12.23(1), such consent shall not be unreasonably withheld, and shall be granted or denied in writing delivered to Administrative Agent within five (5) Business Days from the date of Administrative Agent’s or a Lender’s request therefor. If Administrative Agent does not receive such consent or a denial of such consent in writing within said five (5) Business Days following delivery of a request for such consent, Borrower’s consent shall be deemed to have been granted. In the event Borrower withholds its consent, Lead Borrower shall, concurrently with Borrower’s written disapproval, provide written notice to Administrative Agent and such Lender of the reasons for Borrower’s disapproval.
          (3) Participations.
               (a) A Lender may sell to one or more other Persons (each a “Participant”) a participation in all or any part of any Loans held by it, or in its Commitment, provided (A) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Borrower, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall a Lender that sells a participation agree with the Participant to take or refrain from taking any action hereunder or under any other Loan Document except that such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase or extend the term of such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the related Loan or Loans or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon, or any fee hereunder payable to the Participant, to a level below the rate at which the Participant is entitled to receive such interest or fee or (v) consent to any modification, amendment or waiver hereof or of any of the other Loan Documents to the extent that the same, under Section 12.2, requires the consent of each Lender.

Borrower agrees that each Participant shall be entitled to the benefits of Section 2.7(1), Section 2.7(5), and Section 2.7(6) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.23; provided, however, that a Participant that is a non-U.S. Person that would become a Lender shall not be entitled to the benefits of Section 2.7(6) unless Lead Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 2.7(6) as though it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.23 as though it were a Lender; provided that such Participant agrees to be subject to Section 12.23 as though it were a Lender.
          (4) Certain Pledges. In addition to the assignments and participations permitted under the foregoing provisions of this Section 12.23 (but without being subject thereto), any Lender may (without notice to Borrower, Administrative Agent or any other Lender and without payment of any fee) assign and pledge all or any portion of its Loans and its Note to any Federal Reserve Bank as collateral security pursuant to Regulation A and any operating circular issued by such Federal Reserve Bank, and such Loans and Note shall be fully transferable as provided therein. No such assignment shall release the assigning Lender from its obligations hereunder.
          (5) Provision of Information to Assignees and Participants. A Lender may furnish any information concerning Borrower, any Borrower Party or any of their respective Affiliates or the Project in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided that such assignee and participant agree to be bound by the terms of Section 12.29.
          (6) No Assignments to Borrower or Affiliates. Anything in this Section 12.23 to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to Borrower or any of its Affiliates without the prior consent of each Lender.
     Section 12.24 Brokers. Borrower hereby represents to Administrative Agent and each Lender that Borrower has not dealt with any broker, underwriters, placement agent, or finder in connection with the transactions contemplated by this Agreement and the other Loan Documents. Borrower hereby agrees to indemnify and hold Administrative Agent and each Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower in connection with the transactions contemplated herein.
     Section 12.25 Right of Set-off.
          (1) Upon the occurrence and during the continuance of any Event of Default, each of the Lenders is, subject (as between the Lenders) to the provisions of subsection (3) of this Section 12.25, hereby authorized at any time and from time to time, without notice to Borrower (any such notice being expressly waived by Borrower) and to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other indebtedness at any time owing, by such Lender in any of its offices, in Dollars or in any other currency, to or for the credit or the account of

Borrower against any and all of the respective obligations of Borrower now or hereafter existing under the Loan Documents, irrespective of whether or not such Lender or any other Lender shall have made any demand hereunder and although such obligations may be contingent or unmatured and such deposits or indebtedness may be unmatured. Each Lender hereby acknowledges that the exercise by any Lender of offset, set-off, banker’s lien, or similar rights against any deposit or other indebtedness of Borrower whether or not located in New York or any other state with certain laws restricting lenders from pursuing multiple collection methods, could result under such laws in significant impairment of the ability of all the Lenders to recover any further amounts in respect of the Loan. Therefore, each Lender agrees that no Lender shall exercise any such right of set-off, banker’s lien, or otherwise, against any assets of Borrower (including all general or special, time or demand, provisional or other deposits and other indebtedness owing by such Lender to or for the credit or the account of Borrower) without the prior written consent of Administrative Agent.
          (2) Each Lender shall promptly notify Lead Borrower and Administrative Agent after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lenders under this Section 12.25 are in addition to other rights and remedies (including other rights of set-off) which the Lenders may have.
          (3) Each Lender agrees that it shall turn over to Administrative Agent any payment (whether voluntary or involuntary, through the exercise of any right of setoff or otherwise) on account of the Loans held by it in excess of its ratable portion (in accordance with this agreement and any separate agreement among Administrative Agent and the Lenders) of payments on account of the Loans obtained by all the Lenders.
     Section 12.26 Limitation on Liability of Administrative Agent’s and the Lenders’ Officers, Employees, etc. Any obligation or liability whatsoever of Administrative Agent or any Lender which may arise at any time under this Agreement or any other Loan Document shall be satisfied, if at all, out of Administrative Agent’s or such Lender’s respective assets only. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of Administrative Agent’s or any Lender’s shareholders, directors, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.
     Section 12.27 Cooperation with Syndication. Borrower acknowledges that Administrative Agent intends to syndicate a portion of the Commitments to one or more Lenders (the “Syndication”) and in connection therewith, Borrower shall take all actions as Administrative Agent may reasonably request to assist Administrative Agent in its Syndication effort. Without limiting the generality of the foregoing, Borrower shall, at the request of Administrative Agent (i) facilitate the review of the Loans, the Project and the other collateral for the Loans by any prospective Lender; (ii) assist Administrative Agent and otherwise cooperate with Administrative Agent in the preparation of information offering materials (which assistance may include reviewing and commenting on drafts of such information materials and drafting portions thereof); (iii) deliver updated information on Borrower Parties, the Project and the other collateral for the Loans; (iv) make representatives of Borrower available to meet with prospective Lenders at tours of the Project and bank meetings; (v) facilitate direct contact between the senior management and advisors of Borrower and any prospective Lender; and (vi) provide Administrative Agent with all information reasonably deemed necessary by it to complete the Syndication successfully. Subject to the provisions of Section 9.28, Borrower agrees to take such further reasonable action, in connection with documents and amendments to the Loan Documents, as may reasonably be required to effect such Syndication; provided, however, that notwithstanding any other provision of this Section 12.27 or Section 12.28 to the contrary, Borrower shall not be required to enter into any such documents and amendments which would alter any of the material economic terms of the Loan Documents or which would create new or greater obligations or liabilities on Borrower Parties under the Loan Documents.
     Section 12.28 Severance of Loan.
          (1) Loan Components. The Administrative Agent shall have the right, at any time, with respect to all or any portion of the Loan, to (a) cause the Notes, the Mortgages and the other Security Documents to be severed and/or split into two or more separate notes, mortgages and other security agreements, so as to evidence and secure one or more senior and subordinate mortgage loans, (b) create one more senior and subordinate notes (i.e., an A/B or A/B/C structure) secured by the Mortgages and the other Security Documents, (c) create multiple components of the Notes (and allocate or re-allocate the outstanding principal amount of the Loan among such components) or (d) otherwise sever the Loan into two or more loans secured by the Mortgages and the other Security Documents (each of clauses (a) through (d), together with the Mezzanine Option described below, a “Bifurcation”); in each such case, in whatever proportions and priorities as Administrative Agent may so direct in its discretion to Administrative Agent; provided, however, that in each such instance (i) the outstanding principal amount of all the Notes evidencing the Loan (or components of such Notes) immediately following such Bifurcation shall be equal to the outstanding principal amount of the Loan immediately prior to such Bifurcation, and (ii) the weighted average Applicable Margin and/or Base Rate, as applicable, with respect to the new notes immediately after such Bifurcation and at all times prior to the occurrence of any Event of Default shall not exceed the weighted average Applicable Margin and/or Base Rate, as applicable, with respect to the initial Notes delivered hereunder (as such interest rates are subject to being adjusted from time to time in accordance herewith, including as a result of the accrual of interest at the Default Rate). If requested by Administrative Agent in writing, Borrower shall execute within ten (10) days after such request, a severance agreement, amendments to or amendments and restatements of any one or more Loan Documents, and such documentation as Administrative Agent may reasonably request to evidence and/or effectuate any such Bifurcation, all in form and substance reasonably satisfactory to Administrative Agent.
          (2) Mezzanine Financing. Administrative Agent shall have the right, at any time, to divide the Loan into two or more parts (the “Mezzanine Option”): a mortgage loan (the “Mortgage Loan”) and one or more Approved Mezzanine Loans. The principal amount of the Mortgage Loan plus the principal amount of the Approved Mezzanine Loan(s) shall equal the outstanding principal balance of the Loan immediately prior to the creation of the Mortgage Loan and the Approved Mezzanine Loan(s). In effectuating the foregoing, the Approved Mezzanine Lender will make a loan to a borrower (the “Mezzanine Borrower(s)”); Mezzanine Borrower(s) will contribute the amount of the Approved Mezzanine Loan(s) to Borrower (in its capacity as Borrower under the Mortgage Loan, “Mortgage Borrower”) and Mortgage

Borrower will apply the contribution to pay down the Loan to its Mortgage Loan amount (without prepayment premium). The Mortgage Loan and the Approved Mezzanine Loan(s) shall be on the same terms and subject to the same conditions set forth in this Agreement, the Notes, the Mortgages and the other Loan Documents except as follows:
               (a) The Administrative Agent shall have the right, at any time, to establish different interest rates and debt service payments for the Mortgage Loan(s) and the Approved Mezzanine Loan and to require the payment of the Mortgage Loan and the Approved Mezzanine Loan(s) in such order of priority as may be designated by Administrative Agent; provided that (i) the total of the loan amounts for the Mortgage Loan and the Approved Mezzanine Loan(s) immediately following the creation of such Approved Mezzanine Loan(s) shall equal the amount of the Loan immediately prior to the creation of the Mortgage Loan and the Approved Mezzanine Loan(s), (ii) the weighted average Applicable Margin and/or Base Rate, as applicable, with respect to the Mortgage Loans and the Approved Mezzanine Loan immediately after such Bifurcation and at all times prior to the occurrence of any Event of Default shall not exceed the weighted average prior to such bifurcation, and (iii) there shall be no acceleration of amortization and the initial debt service payments on the Mortgage Loan note and the Approved Mezzanine Loan note(s) shall initially on the date created equal the debt service payment which was due under the Loan immediately prior to such bifurcation. The Approved Mezzanine Loan(s) shall be subordinate to the Mortgage Loan and shall be governed by the terms of an intercreditor agreement between the holders of the Mortgage Loan and the Approved Mezzanine Loan(s).
               (b) Mezzanine Borrower(s) shall be a newly-formed special purpose, bankruptcy remote entity satisfactory to Administrative Agent, and shall own directly or indirectly one hundred percent (100%) of Mortgage Borrower. The security for the Approved Mezzanine Loan shall be a pledge of one hundred percent (100%) of the direct and indirect ownership interests in Mortgage Borrower.
               (c) Mezzanine Borrower and Mortgage Borrower shall cooperate with all reasonable requests of Administrative Agent in order to convert the Loan into a Mortgage Loan and one or more Approved Mezzanine Loan(s) and shall execute and deliver such documents as shall reasonably be required by Administrative Agent in connection therewith, including, without limitation, (i) the modification of organizational documents and loan documents, (ii) documents authorizing Administrative Agent to file any UCC 1 Financing Statements reasonably required by Administrative Agent to perfect the security interest in the collateral for the Approved Mezzanine Loan(s), (iii) execution of such other documents reasonably required by Administrative Agent in connection with the creation of the Approved Mezzanine Loan(s), including, without limitation, an environmental indemnity substantially similar in form and substance to the Environmental Indemnity Agreement delivered on the date hereof in connection with the Loan, (iv) delivery of appropriate authorization and enforceability opinions with respect to the Approved Mezzanine Loan(s), and (v) delivery of an “Eagle 9” or equivalent UCC title insurance policy, satisfactory to Administrative Agent, insuring the perfection and priority of the lien on the Approved Mezzanine Loan collateral; provided, however, that notwithstanding any other provision of Section 12.27 or this Section 12.28(2) to the contrary, Borrower shall not be required to enter into any such documents and amendments which would alter any of the material economic terms of the Loan Documents or which would create new or greater obligations or liabilities Borrower or Borrower Parties under the Loan Documents
     Section 12.29 Confidentiality. Each of Administrative Agent and the Lenders and Borrower Parties and Sponsor agrees to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (a) to it and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made shall be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority, (c) to the extent required by Applicable Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) to any assignee or pledgee of or Participant in, or any prospective assignee or pledgee of or Participant in, any of its rights or obligations under this Agreement or any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower or Administrative Agent, as applicable, or (h) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section 12.29 or of arrangements entered into pursuant hereto or (ii) becomes available to such party from a source other than Borrower or its Affiliates or the Administrative Agent or the Lender or their Affiliates, as applicable; provided, however, the obligation to maintain the confidentiality of the Confidential Information provided hereunder shall expire twelve (12) months after the date upon which the Loans hereunder are indefeasibly paid in full. Administrative Agent and each Lender, to the extent required to maintain the confidentiality of Information as provided in this Section 12.29, shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as a commercial banker exercising reasonable and customary business practices would accord to its own confidential information. Notwithstanding anything herein to the contrary, the information subject to this Section 12.29 shall not include, and Administrative Agent and each Lender may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011 4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to Administrative Agent or such Lender relating to such tax treatment and tax structure. For purposes of this Section 12.29, the information that shall be treated as Confidential Information shall mean, in the case of Administrative Agent and the Lenders, written non-public information concerning the Project and, in the case of Borrower, information concerning the terms and conditions set forth in the Loan Documents.
ARTICLE 13
RECOURSE LIABILITY
     Section 13.1 Recourse Liability(1) . No past, present or future member, or any past, present or future shareholder, partner, member, officer, employee, servant, executive, director, agent, authorized representative or Affiliate of Borrower or any member of Borrower, (each such

Person, an “Exculpated Party”) shall be personally liable for payments due hereunder or under any other Loan Document or for the performance of any obligation, or breach of any representation or warranty made by Borrower hereunder or thereunder. The sole recourse of the Lenders and Administrative Agent for satisfaction of the obligations of Borrower hereunder and under any other Loan Document shall be against Borrower and its assets and not against any assets or property of any such Exculpated Party other than the direct or indirect ownership interest of such Exculpated Party in Borrower. In the event that a Potential Default or Event of Default occurs in connection with such obligations, no action shall be brought against any such Exculpated Party by virtue of its direct or indirect ownership interest in Borrower. In the event of foreclosure or other sale or disposition of the Project, no judgment for any deficiency upon the obligations hereunder or under any other Loan Document shall be obtainable by the Lenders or Administrative Agent against any such Exculpated Party. Notwithstanding the foregoing, nothing in this Section 13.1 shall affect or diminish the obligations of Borrower or Guarantors under or in respect of each Loan Document to which it is a party, including Guarantor Documents (including the right to name any Guarantor in any foreclosure action in connection with its obligations under the Guarantor Documents) and the Co-Borrower Documents. Notwithstanding the foregoing provisions of this Section 13.1, each Exculpated Party shall be personally (and on a full recourse basis) liable for and shall indemnify and defend Administrative Agent and the Lenders from and against, and shall hold Administrative Agent and the Lenders harmless of, from and against any deficiency, liability, loss, damage, costs, and expenses (including legal fees and disbursements) suffered by Administrative Agent and/or the Lenders and caused by, or arising out of or as a result of any of the following: (i) such Person’s commission of a criminal act, (ii) such Person’s failure to comply with the provisions of the Loan Documents prohibiting a transfer or Change of Control; (iii) such Person’s misappropriation of any cash flow or other revenue derived from or in respect of the Project, including security deposits, insurance proceeds, condemnation awards, or any rental, sales or other income derived directly or indirectly from the Project, or the misapplication of any of the foregoing sums, in either event, in contravention of any provision of this Agreement or the other Loan Documents; (iv) such Person’s fraud or misrepresentation or inaccurate certification made at any time in connection with the Loan Documents or the Loans; (v) such Person’s intentional interference with Administrative Agent’s (or the Lenders’) exercise of its rights under any of the Loan Documents; (vi) such Person’s intentional destruction or removal of fixtures or personal property securing the Loans unless replaced by items of equal value and utility; (vii) such Person’s misapplication or misappropriation of funds disbursed from the Security Accounts or the Controlled Accounts; (viii) such Person’s commissions of intentional waste to or of the Project or any portion thereof or failure to maintain the Project in the manner required by the Loan Documents; (ix) failure to maintain the insurance coverage required by the Loan Documents; (x) failure to pay taxes, assessments and any other charges, including, without limitation, charges for labor or materials, which could result in prior liens against any portion of the Project; (xi) willful misconduct; (xii) Borrower files a voluntary petition under the Federal Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (xiii) such Person files or joins in the filing of, or solicits or acts in concert with, or colludes or conspires with petitioning creditors with respect to, an involuntary petition against Borrower under the Federal Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (xiv) Borrower files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Federal Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (xv) such Person consents to or acquiesces in or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or any portion of the Project; (xvi) Borrower makes an assignment for the benefit of creditors, or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as the become due; or (xvii) Borrower violates any of provisions set forth in the definition of Single Purpose Entity and such violation results in a substantive consolidation of the Borrower or its assets in the bankruptcy of an Affiliate.
     Section 13.2 No Waiver of Certain Rights. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, (A) neither of Administrative Agent nor the Lenders shall be deemed to have waived any right which Administrative Agent or any Lender may have under Sections 506(a), 506(b), 1111(b) or any other provision of the Federal Bankruptcy Code, as such sections may be amended, to file a claim for the full amount due to Administrative Agent or such Lender under the Loan Documents or to require that all collateral shall continue to secure the amounts due under the Loan Documents and (B) Administrative Agent may pursue any power of sale, bring any foreclosure action, any action for specific performance, or any other appropriate action or proceedings against Borrower or any other Person for the purpose of enabling the Administrative Agent and the Lenders to realize upon the collateral for the Loans (including, without limitation, any Net Operating Income to the extent provided for in the Loan Documents) or to obtain the appointment of a receiver.
ARTICLE 14
ADMINISTRATIVE AGENT
     Section 14.1 Appointment, Powers and Immunities. Each Lender hereby appoints and authorizes Administrative Agent to act as its agent hereunder and under the other Loan Documents with such powers as are specifically delegated to Administrative Agent by the terms of this Agreement and of the other Loan Documents, together with such other powers as are reasonably incidental thereto. Administrative Agent (which term as used in this sentence and in Section 14.5 and the first sentence of Section 14.6 shall include reference to its Affiliates and its own and its Affiliates’ officers, directors, employees and agents):
               (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee for any Lender except to the extent that Administrative Agent acts as an agent with respect to the receipt or payment of funds, nor shall Administrative Agent have any fiduciary duty to Borrower nor shall any Lender have any fiduciary duty to Borrower or any other Lender;
               (b) shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Loan Documents or any other document referred to or provided for therein or for any failure by Borrower or any other Person to perform any of its obligations thereunder; and

               (c) shall not be responsible for any action taken or omitted to be taken by it under any Loan Document or under any other document or instrument referred to or provided for therein or in connection therewith, except to the extent any such action taken or omitted violates Administrative Agent’s standard of care set forth in the first sentence of Section 14.5.
               (d) shall not, except to the extent expressly instructed by the Majority Lenders with respect to collateral security under the Security Documents, be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document; and
               (e) shall not be required to take any action which is contrary to the Loan Documents or Applicable Law.
The relationship between Administrative Agent and each Lender is a contractual relationship only, and nothing herein shall be deemed to impose on Administrative Agent any obligations other than those for which express provision is made herein or in the other Loan Documents. Administrative Agent may employ agents and attorneys, and may delegate all or any part of its obligations hereunder, to third parties and shall not be responsible for the negligence or misconduct of any such agents, attorneys in fact or third parties selected by it in good faith. Administrative Agent may deem and treat the payee of a Note as the holder thereof for all purposes hereof unless and until a notice of the assignment or transfer thereof shall have been filed with Administrative Agent, any such assignment or transfer to be subject to the provisions of Section 12.23. Except to the extent expressly provided in Section 14.8, the provisions of this Article 14 are solely for the benefit of Administrative Agent and the Lenders, and Borrower shall not have any rights as a third-party beneficiary of any of the provisions hereof and the Lenders may modify or waive such provisions of this Article 14 in their sole and absolute discretion.
     Section 14.2 Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including, without limitation, any thereof by telephone, telecopy, telegram or cable) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Administrative Agent. As to any matters not expressly provided for by this Agreement or any other Loan Document, Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Majority Lenders, and such instructions of the Majority Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.
     Section 14.3 Defaults.
          (1) Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Potential Default or Event of Default unless Administrative Agent has received notice from a Lender or Lead Borrower specifying such Potential Default or Event of Default and stating that such notice is a “Notice of Default.” In the event that Administrative Agent receives such a notice of the occurrence of a Potential Default or Event of Default, Administrative Agent shall give prompt notice thereof to the Lenders. Within ten (10) days of delivery of such notice of Potential Default or Event of Default from Administrative Agent to the Lenders (or such shorter period of time as Administrative Agent determines is necessary), Administrative Agent and the Lenders shall consult with each other to determine a proposed course of action. Administrative Agent shall (subject to Section 14.7) take such action with respect to such Potential Default or Event of Default as shall be directed by the Majority Lenders, provided that, (A) unless and until Administrative Agent shall have received such directions, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, including decisions (1) to make protective advances that Administrative Agent determines are necessary to protect or maintain the Project and (2) to foreclose on any of the Project or exercise any other remedy, with respect to such Potential Default or Event of Default as it shall deem advisable in the interest of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of all of the Lenders and (B) no actions approved by the Majority Lenders shall violate the Loan Documents or Applicable Law. Each of the Lenders acknowledges and agrees that no individual Lender may separately enforce or exercise any of the provisions of any of the Loan Documents (including the Notes) other than through Administrative Agent. Administrative Agent shall advise the Lenders of all material actions which Administrative Agent takes in accordance with the provisions of this Section 14.3(1) and shall continue to consult with the Lenders with respect to all of such actions. Notwithstanding the foregoing, if the Majority Lenders shall at any time direct that a different or additional remedial action be taken from that already undertaken by Administrative Agent, including the commencement of foreclosure proceedings, such different or additional remedial action shall be taken in lieu of or in addition to, the prosecution of such action taken by Administrative Agent; provided that all actions already taken by Administrative Agent pursuant to this Section 14.3(1) shall be valid and binding on each Lender. All money (other than money subject to the provisions of Section 14.7) received from any enforcement actions, including the proceeds of a foreclosure sale of the Project, shall be applied, first, to the payment or reimbursement of Administrative Agent for expenses incurred in accordance with the provisions of Sections 14.3(2), (3) and (4) and 14.5 and to the payment of the Agency Fee to the extent not paid by Borrower pursuant to Section 14.11, second, to the payment or reimbursement of the Lenders for expenses incurred in accordance with the provisions of Section 14.3(2), (3) and (4) and 14.5; third, to the payment or reimbursement of the Lenders for any advances made pursuant to Section 14.3(2); and fourth, to the Lenders in accordance with their respective Proportionate Shares (and, if applicable, to Eurohypo Counterparty under any Hedge Agreement for its Additional Interest in accordance with Section 9.15), unless an Unpaid Amount is owed pursuant to Section 14.12, in which event such Unpaid Amount shall be deducted from the portion of such proceeds of the Defaulting Lender and be applied to payment of such Unpaid Amount to the Special Advance Lender.
          (2) All losses with respect to interest (including interest at the Default Rate) and other sums payable pursuant to the Notes or incurred in connection with the Loans shall be borne by the Lenders in accordance with their respective proportionate shares of the Loans. All losses incurred in connection with the Loans, the enforcement thereof or the realization of the security therefor, shall be borne by the Lenders in accordance with their respective proportionate shares of the Loan, and the Lenders shall promptly, upon request, remit to Administrative Agent their respective proportionate shares of (i) any expenses incurred by Administrative Agent in connection with any Default to the extent any expenses have not been paid by Borrower, (ii) any advances made to pay taxes or insurance or otherwise to preserve the Lien of the Security

Documents or to preserve and protect the Project, whether or not the amount necessary to be advanced for such purposes exceeds the amount of the Mortgages, (iii) any other expenses incurred in connection with the enforcement of the Mortgages or other Loan Documents, and (iv) any expenses incurred in connection with the consummation of the Loans not paid or provided for by Borrower. To the extent any such advances are recovered in connection with the enforcement of the Mortgages or the other Loan Documents, each Lender shall be paid its proportionate share of such recovery after deduction of the expenses of Administrative Agent and the Lenders.
          (3) If, at the direction of the Majority Lenders or otherwise as provided in Section 14.3(1), any action(s) is brought to collect on the Notes or enforce the Security Documents or any other Loan Document, such action shall (to the extent permitted under Applicable Law and the decisions of the court in which such action is brought) be an action brought by Administrative Agent and the Lenders, collectively, to collect on all or a portion of the Notes or enforce the Security Documents or any other Loan Document and counsel selected by Administrative Agent shall prosecute any such action on behalf of Administrative Agent and the Lenders, and Administrative Agent and the Lenders shall consult and cooperate with each other in the prosecution thereof. All decisions concerning the appointment of a receiver while such action is pending, the conduct of such receivership, the conduct of such action, the collection of any judgment entered in such action and the settlement of such action shall be made by Administrative Agent. The costs and expenses of any such action shall be borne by the Lenders in accordance with each of their respective proportionate shares.
          (4) If, at the direction of the Majority Lenders or otherwise as provided in Section 14.3(1), any action(s) is brought to foreclose the Mortgages, such action shall (to the extent permitted under Applicable Law and the decisions of the court in which such action is brought) be an action brought by Administrative Agent and the Lenders, collectively, to foreclose all or a portion of the Mortgages and collect on the Notes. Counsel selected by Administrative Agent shall prosecute any such foreclosure on behalf of Administrative Agent and the Lenders and Administrative Agent and the Lenders shall consult and cooperate with each other in the prosecution thereof. All decisions concerning the appointment of a receiver, the conduct of such foreclosure, the acceptance of a deed in lieu of foreclosure, the bid on behalf of Administrative Agent and the Lenders at the foreclosure sale of the Project, the manner of taking and holding title to the Project (other than as set forth in subsection (5) below), the sale of the Project after foreclosure, and the commencement and conduct of any deficiency judgment proceeding shall be made by Administrative Agent. The costs and expenses of foreclosure will be borne by the Lenders in accordance with their respective proportionate shares.
          (5) If title is acquired to the Project after a foreclosure sale or by a deed in lieu of foreclosure, title shall be held by Administrative Agent in its own name in trust for the Lenders or, at Administrative Agent’s election, in the name of a wholly owned subsidiary of Administrative Agent, on behalf of the Lenders, or a subsidiary wholly owned by the Lenders and managed by the Administrative Agent.
          (6) If Administrative Agent (or its subsidiary) acquires title to the Project or is entitled to possession of the Project during or after the foreclosure, all material decisions with respect to the possession, ownership, development, construction, control, operation, leasing, management and sale of the Project shall be made by Administrative Agent. All income or other money received after so acquiring title to or taking possession of the Project with respect to the Project, including income from the operation and management of the Project and the proceeds of a sale of the Project, shall be applied (subject to the terms of any separate agreement among Administrative Agent and the Lenders), first, to the payment or reimbursement of Administrative Agent and the expenses incurred in accordance with the provisions of this Article 14 and to the payment of the Agency Fee to the extent not paid by Borrower pursuant to Section 14.11, second, to the payment of operating expenses with respect to the Project; third, to the establishment of reasonable reserves for the operation of the Project; fourth, to the payment or reimbursement of the Lenders for any advances made pursuant to Section 14.3(2); fifth, to fund any capital improvement, leasing and other reserves; and sixth, to the Lenders in accordance with their respective Proportionate Shares (and, if applicable, to Eurohypo Counterparty under any Hedge Agreement for its Additional Interest in accordance with Section 9.15), unless an Unpaid Amount is owed pursuant to Section 14.12, in which event such Unpaid Amount shall be deducted from the portion of such proceeds of the Defaulting Lender and be applied to payment of such Unpaid Amount to the Special Advance Lender.
     Section 14.4 Rights as a Lender. With respect to its Commitment and the Loans made by it Eurohypo (and any successor acting as Administrative Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Administrative Agent in its individual capacity. Eurohypo (and any successor acting as Administrative Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of lending, trust or other business with Borrower (and any of its Affiliates) as if it were not acting as Administrative Agent, and Eurohypo and its Affiliates may accept fees and other consideration from Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.
     Section 14.5 Standard of Care; Indemnification. In performing its duties under the Loan Documents, Administrative Agent will exercise the same degree of care as it normally exercises in connection with real estate loans that it syndicates and administers, but Administrative Agent shall have no further responsibility to any Lender except as expressly provided herein and except for its own gross negligence or willful misconduct which resulted in actual loss to such Lender, and, except to such extent, Administrative Agent shall have no responsibility to any Lender for the failure by Administrative Agent to comply with any of Administrative Agent’s obligations to Borrower under the Loan Documents or otherwise. Subject to the terms of any separate agreement among Administrative Agent and the Lenders, the Lenders agree to indemnify Administrative Agent (to the extent not reimbursed under Section 9.28, but without limiting the obligations of Borrower under Section 9.28) ratably in accordance with the aggregate principal amount of the Loans held by the Lenders (or, if no Loans are at the time outstanding, ratably in accordance with their respective Commitments), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Administrative Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Loan

Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses that Borrower is obligated to pay under Section 9.28, but excluding, unless an Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from Administrative Agent’s breach of its standard of care set forth in the first sentence of this Section.
     Section 14.6 Non Reliance on Administrative Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower and its Affiliates and decision to enter into this Agreement and that it will, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or under any other Loan Document. Subject to the provisions of the first sentence of Section 14.5, Administrative Agent shall not be required to keep itself informed as to the performance or observance by Borrower of this Agreement or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the Project or the books of Borrower or any of its Affiliates. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by Administrative Agent hereunder or as otherwise agreed by Administrative Agent and the Lenders, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of Borrower or any of its Affiliates that may come into the possession of Administrative Agent or any of its Affiliates.
     Section 14.7 Failure to Act. Except for action expressly required of Administrative Agent hereunder, and under the other Loan Documents, Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 14.5 against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.
     Section 14.8 Resignation of Administrative Agent. Administrative Agent may resign at any time by giving notice thereof to the Lenders and Lead Borrower. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Administrative Agent that shall be a Person that meets the qualifications of an Eligible Assignee. If no successor Administrative Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, that shall be an institutional lender that meets the requirements of the immediately preceding sentence. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this Section 14.8). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provision of this Article 14 and Section 9.28 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.
     Section 14.9 Consents under Loan Documents. Administrative Agent may (without any Lender’s consent) give or withhold its agreement to any amendments of the Loan Documents or any waivers or consents in respect thereof or exercise or refrain from exercising any other rights or remedies which Administrative Agent may have under the Loan Documents or otherwise provided that such actions do not, in Administrative Agent’s reasonable judgment, materially adversely affect the value of any collateral, taken as a whole, or represent a departure from Administrative Agent’s standard of care described in Section 14.5, except that, except as otherwise provided in any separate agreement entered into among Administrative Agent and the Lenders, Administrative Agent shall not agree to the following (provided that no Lender’s consent shall be required for any of the following which are otherwise required or contemplated under the Loan Documents):
               (a) increase the Commitment of any Lender without the consent of such Lender;
               (b) reduce the principal amount of the Loans or reduce the interest rate thereon without the consent of each Lender affected thereby;
               (c) extend any stated payment date for principal of or interest on the Loans payable to any Lender without the consent of each Lender affected thereby;
               (d) release Borrower, any Guarantor or any other party from liability under the Loan Documents (except for any assigning Lender pursuant to Section 12.23 and any resigning Administrative Agent pursuant to Section 14.8) without the consent of each Lender (except that no such consent shall be required, and Administrative Agent is hereby authorized, to release Borrower and Guarantors (A) as expressly provided in the Loan Documents and (B) upon payment of the Obligations in full in accordance with the terms of the Loan Documents);
               (e) release or subordinate in whole or in part any material portion of the collateral given as security for the Loans without the consent of each Lender (except that no such consent shall be required, and Administrative Agent is hereby authorized, to release any Lien covering the collateral under the Security Documents (A) as expressly provided in the Loan Documents and (B) upon payment of the Obligations in full in accordance with the terms of the Loan Documents);
               (f) modify any of the provisions of this Section 14.9, the definition of “Majority Lenders” or any other provision in the Loan Documents specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder without the consent of each Lender;

               (g) modify the terms of any Event of Default without the consent of each Lender; or
               (h) consent to (i) the sale, transfer or encumbrance of any portion of the Project (or any interest therein) or any direct or indirect ownership interest therein and (ii) the incurrence by Borrower of any additional indebtedness secured by the Project, in each case to the extent such consent is required under the Loan Documents (and subject to any standard of reasonability set forth therein) without the consent of each Lender.
     Notwithstanding anything to the contrary contained in this Agreement, (a) any modification or supplement of Article 14, or of any of the rights or duties of Administrative Agent hereunder, shall require the consent of Administrative Agent and (b) in the case of Change Orders, the Lenders hereby authorize Administrative Agent (on behalf of the Lenders) to modify the Loan Documents to the extent reasonably necessary to comply with the requirements of the Lien Law in connection therewith and (y) Administrative Agent is hereby authorized to enter into modifications or amendments to the Loan Documents which are ministerial in nature, including the preparation and execution of Uniform Commercial Code forms, Assignments and Assumptions and subordination and non-disturbance agreements with tenants at the Project. If Administrative Agent solicits any consents or approvals from the Lenders under any of the Loan Documents, each Lender shall within ten (10) Business Days of receiving such request, give Administrative Agent written notice of its consent or approval or denial thereof; provided that, if any Lender does not respond within such ten (10) Business Days, such Lender shall be deemed to have authorized Administrative Agent to vote such Lender’s interest with respect to the matter which was the subject of Administrative Agent’s solicitation as Administrative Agent elects. Any such solicitation by Administrative Agent for a consent or approval shall be in writing and shall include a description of the matter or thing as to which such consent or approval is requested and shall include Administrative Agent’s recommended course of action or determination in respect thereof.
     Section 14.10 Authorization. Administrative Agent is hereby authorized by the Lenders to execute, deliver and perform in accordance with the terms of each of the Loan Documents to which Administrative Agent is or is intended to be a party and each Lender agrees to be bound by all of the agreements of Administrative Agent contained in such Loan Documents. Borrower shall be entitled to rely on all written agreements, approvals and consents received from Administrative Agent as being that also of the Lenders, without obtaining separate acknowledgment or proof of authorization of same.
     Section 14.11 Agency Fee. So long as the Commitments are in effect and until payment in full of all obligations under this Agreement, the Notes and the other Loan Documents, Borrower shall pay to Administrative Agent, for its sole account, the Agency Fee. The Agency Fee shall be payable annually in advance commencing on the Closing Date pursuant to the Fee Letter.
     Section 14.12 Defaulting Lenders.
          (1) If any Lender (a “Defaulting Lender”) shall for any reason fail to (i) make any respective Loan required pursuant to the terms of this Agreement or (ii) pay its proportionate share of an advance or disbursement to protect the Project or the Lien of the Security Documents, any of the other Lenders may, but shall not be obligated to, make all or a portion of the Defaulting Lender’s Loan or proportionate share of such advance, provided that such Lender gives the Defaulting Lender and Administrative Agent prior notice of its intention to do so. The right to make such advances in respect of the Defaulting Lender shall be exercisable first by the Lender holding the greatest proportionate share and thereafter to each of the Lenders in descending order of their respective proportionate shares of the Loans or in such other manner as the Majority Lenders (excluding the Defaulting Lender) may agree on. Any Lender making all or any portion of the Defaulting Lender’s proportionate share of the applicable Loan or advance in accordance with the foregoing terms and conditions shall be referred to as a “Special Advance Lender.”
          (2) In any case where a Lender becomes a Special Advance Lender (i) the Special Advance Lender shall be deemed to have purchased, and the Defaulting Lender shall be deemed to have sold, a senior participation in the Defaulting Lender’s respective Loan to the extent of the amount so advanced or disbursed (the “Advanced Amount”) bearing interest (including interest at the Default Rate, if applicable) and (ii) the Defaulting Lender shall have no voting rights under this Agreement or any other Loan Documents so long as it is a Defaulting Lender. It is expressly understood and agreed that each of the respective obligations under this Agreement and the other Loan Documents, including advancing Loans, losses incurred in connection with the Loan, costs and expenses of enforcement, advancing to preserve the Lien of the Mortgages or to preserve and protect the Project, shall be without regard to any adjustment in the proportionate shares occasioned by the acts of a Defaulting Lender. The Special Advance Lender shall be entitled to an amount (the “Unpaid Amount”) equal to the applicable Advanced Amount, plus any unpaid interest due and owing with respect thereto, less any repayments thereof made by the Defaulting Lender immediately upon demand. The Defaulting Lender shall have the right to repurchase the senior participation in its Loan from the Special Advance Lender at any time by the payment of the Unpaid Amount.
          (3) A Special Advance Lender shall (i) give notice to the Defaulting Lender, Administrative Agent and each of the other Lenders (provided that failure to deliver said notice to any party other than the Defaulting Lender shall not constitute a default under this Agreement) of the Advance Amount and the percentage of the Special Advance Lender’s senior participation in the Defaulting Lender’s Loan and (ii) in the event of the repayment of any of the Unpaid Amount by the Defaulting Lender, give notice to the Defaulting Lender and Administrative Agent of the fact that the Unpaid Amount has been repaid (in whole or in part), the amount of such repayment and, if applicable, the revised percentage of the Special Advance Lender’s senior participation. Provided that Administrative Agent has received notice of such participation, Administrative Agent shall have the same obligations to distribute interest, principal and other sums received by Administrative Agent with respect to a Special Advance Lender’s senior participation as Administrative Agent has with respect to the distribution of interest, principal and other sums under this Agreement; and at the time of making any distributions to the Lenders, shall make payments to the Special Advance Lender with respect to a Special Advance Lender’s senior participation in the Defaulting Lender’s Loan out of the Defaulting Lender’s share of any such distributions.

          (4) A Defaulting Lender shall immediately pay to a Special Advance Lender all sums of any kind paid to or received by the Defaulting Lender from Borrower, whether pursuant to the terms of this Agreement or the other Loan Documents or in connection with the realization of the security therefor until the Unpaid Amount is fully repaid. Notwithstanding the fact that the Defaulting Lender may temporarily hold such sums, the Defaulting Lender shall be deemed to hold same as a trustee for the benefit of the Special Advance Lender, it being the express intention of the Lenders that the Special Advance Lender shall have an ownership interest in such sums to the extent of the Unpaid Amount.
          (5) Each Defaulting Lender shall indemnify, defend and hold Administrative Agent and each of the other Lenders harmless from and against any and all losses, damages, liabilities or expenses (including reasonable attorneys’ fees and expenses and interest at the Default Rate) which they may sustain or incur by reason of the Defaulting Lender’s failure or refusal to abide by its obligations under this Agreement or the other Loan Documents, except to the extent a Defaulting Lender became a Defaulting Lender due to the gross negligence or willful misconduct of Administrative Agent and/or any Lender. Administrative Agent shall, after payment of any amounts due to any Special Advance Lender pursuant to the terms of subsection (3) above, set-off against any payments due to such Defaulting Lender for the claims of Administrative Agent and the other Lenders pursuant to this indemnity.
          (6) In the event any Lender becomes a Defaulting Lender and none of the other Lenders elects to be a Special Advance Lender pursuant to subsection (1) above, Borrower shall have the right, at any time prior to the Completion Date, provided that no Potential Default or Event of Default exists, to cause another financial institution, reasonably acceptable to (x) the Majority Lenders if such institution is not an Eligible Assignee or (y) Administrative Agent if such institution is an Eligible Assignee, to assume Defaulting Lender’s obligations with respect to the Advance Amount on the then-existing terms and conditions of the Loan Documents (such replacement institution, a “Replacement Lender”). Such assumption shall be pursuant to a written instrument reasonably satisfactory to administrative Agent. Upon such assumption, the Replacement Lender shall become a “Lender” for all purposes hereunder, with a Commitment in an amount equal to the Advance Amount, and the Defaulting Lender’s Commitment shall automatically be reduced by the Advance Amount. In connection with the foregoing, Borrower shall execute and deliver to the Replacement Lender and the Defaulting Lender substitute notes substantially in the form of Exhibit C and stating: “This Note is a substitute note as contemplated by Section 14.12 of the Agreement; it replaces and is in lieu of that certain note made by Maker dated [date of Note] to the order of [Defaulting Lender] in the principal sum of [Defaulting Lender’s original Commitment].” Such substitute notes shall be in amounts equal to, in the case of the Replacement Lender’s note, the Advance Amount and, in the case of the Defaulting Lender’s note, its Commitment as reduced aforesaid. Such substitute notes shall constitute “Notes” and the obligations evidenced by such substitute notes shall be secured by the Mortgages. In connection with Borrower’s execution of substitute notes as aforesaid, Borrower shall deliver to Administrative Agent evidence, satisfactory to Administrative Agent, of all requisite partnership/limited liability company/corporate action to authorize Borrower’s execution and delivery of the substitute notes and any related documents. Upon delivery of the foregoing substitute notes, each Defaulting Lender shall return to Borrower its note which was replaced, provided that the delivery of a substitute note to the Defaulting Lender pursuant to this Section 14.12 shall operate to void and replace the note previously held by the Defaulting Lender regardless of whether Defaulting Lender returns the same as required hereby. Borrower, Administrative Agent and Lenders shall execute such modifications to the Loan Documents as shall, in the reasonable judgment of Administrative Agent, be necessary or desirable in connection with the substitution of Lenders in accordance with the foregoing provisions of this Section. Lenders shall reasonably cooperate with Borrower’s attempts to obtain a Replacement Lender, but they shall not be obligated to modify the Loan Documents in connection therewith, other than modifications pursuant to the immediately preceding sentence.
     Section 14.13 Liability of Administrative Agent. Administrative Agent shall not have any liabilities or responsibilities to Borrower on account of the failure of any Lender (other than Administrative Agent in its capacity as a Lender) to perform its obligations hereunder or to any Lender on account of the failure of Borrower to perform its obligations hereunder or under any other Loan Document.
     Section 14.14 Transfer of Agency Function. Without the consent of Borrower or any Lender, Administrative Agent may at any time or from time to time transfer its functions as Administrative Agent hereunder to any of its offices wherever located in the United States; provided that Administrative Agent shall promptly notify Lead Borrower and the Lenders thereof.
ARTICLE 15
CASH MANAGEMENT
     Section 15.1 Cash Management.
          (1) Upon the occurrence of an Event of Default and continuing until the Maturity Date, Borrower and Borrower’s Managing Member shall (a) enter into and thereafter comply with the Cash Management Agreement and (b) continuing until ninety (90) days after the date that such Event of Default has been cured, cause all tenants in the Improvements to remit all rental and other payments due under their respective leases into a sweep account established in accordance with the Cash Management Agreement (the “Sweep Account”). The insufficiency of funds on deposit in any account established pursuant to the Cash Management Agreement shall not absolve Borrower of the obligation to make any payments as and when due pursuant to this Agreement or the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.
          (2) Administrative Agent, in its sole discretion, may, on a monthly basis, release from the Sweep Account an amount equal to the monthly Operating Expenses pursuant to an Approved Annual Budget. After such release of funds described in the preceding sentence, Administrative Agent, may, in its sole discretion, release any remaining funds to pay for interest on the Loans and for Project Costs.
     Section 15.2 Security Accounts Generally.
          (1) Grant of Security Interest. Borrower hereby grants a perfected first priority security interest in favor of Administrative Agent for the ratable benefit of the Lenders in each Security Account established by or for it hereunder and all financial assets and other property and sums at any time held, deposited or invested therein, and all security entitlements and investment property relating thereto, together with any interest or other earnings thereon, and all proceeds thereof, whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities (collectively, “Security Account Collateral”), together with all rights of a secured party with respect thereto (even if no further documentation is requested by Administrative Agent or the Lenders or executed by Borrower).
          (2) Borrower Covenants. Borrower covenants and agrees:
               (a) to do all acts that may be reasonably necessary to maintain, preserve and protect Security Account Collateral;
               (b) to pay promptly when due all material taxes, assessments, charges, encumbrances and liens now or hereafter imposed upon or affecting any Security Account Collateral;
               (c) to appear in and defend any action or proceeding which may materially and adversely affect Borrower’s title to or Administrative Agent’s interest in the Security Account Collateral;
               (d) following the creation of each Security Account established by or for Borrower and the initial funding thereof, other than to Administrative Agent pursuant to the Cash Management Agreement or this Agreement, not to transfer, assign, sell, surrender, encumber, mortgage, hypothecate, or otherwise dispose of any of the Security Account Collateral or rights or interests therein, and to keep the Security Account Collateral free of all levies and security interests or other liens or charges except the security interest in favor of Administrative Agent granted hereunder;
               (e) to account fully for and promptly deliver to Administrative Agent, in the form received, all documents, chattel paper, instruments and agreements constituting the Security Account Collateral hereunder, endorsed to Administrative Agent or in blank, as requested by Administrative Agent, and accompanied by such powers as appropriate and until so delivered all such documents, instruments, agreements and proceeds shall be held by Borrower in trust for Administrative Agent, separate from all other property of Borrower; and
               (f) from time to time upon request by Administrative Agent, to furnish such further assurances of Borrower’s title with respect to the Security Account Collateral, execute such written agreements, or do such other acts, all as may be reasonably necessary to effectuate the purposes of this agreement or as may be required by law, or in order to perfect or continue the first-priority lien and security interest of Administrative Agent in the Security Account Collateral.
          (3) Rights on Event of Default. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent, at its option, may withdraw the funds in any Security Account and apply such funds to the items for which the Security Accounts were established or to payment of the Loans in such order, proportion and priority as Administrative Agent may determine in its discretion. Administrative Agent’s right to withdraw and apply such funds shall be in addition to all other rights and remedies provided to Administrative Agent on behalf of the Lenders under the Cash Management Agreement and the other Loan Documents.
          (4) Prohibition Against Further Encumbrance. Borrower shall not, without the prior written consent of Administrative Agent, further pledge, assign or grant any security interest in the Security Account Collateral or permit any Lien to attach thereto, or any levy to be made thereon, or any Uniform Commercial Code financing statements, except those naming Administrative Agent on behalf of the Lenders as the secured party, to be filed with respect thereto.
          (5) Release of Funds in Security Accounts. Any amount remaining in the Security Accounts after the Loans have been paid in full shall promptly be returned to the Lead Borrower.
ARTICLE 16
CONTROLLED ACCOUNTS
     Section 16.1 Controlled Accounts. Borrower hereby agrees with Administrative Agent, as to any Controlled Account into which this Agreement requires Borrower to deposit funds, as follows:
          (1) Establishment and Maintenance of the Controlled Account.
               (a) Each Controlled Account (i) shall be established at, and a separate and identifiable account from all other funds held by, a Depository Bank and (ii) shall contain only funds required to be deposited pursuant to this Agreement or any other Loan Document. Any interest which may accrue on the amounts on deposit in a Controlled Account shall be added to and shall become part of the balance of such Controlled Account. Borrower, Administrative Agent and the applicable Depository Bank shall enter into an agreement (a “Controlled Account Agreement”), substantially in the form of Exhibit G attached hereto (with such changes thereto as may be required by such Depository Bank and satisfactory to Administrative Agent) which shall govern such Controlled Account and the rights, duties and obligations of each party to such Controlled Account Agreement.
               (b) Each Controlled Account shall be established in the name of Administrative Agent, as agent for the Lenders and shall be subject to the sole dominion, control and discretion of Administrative Agent, provided, however that Administrative Agent shall act in accordance with the provisions of this Agreement. Neither Borrower nor any other Person, including, without limitation, any Person claiming on behalf of or through Borrower, shall have any right or authority, whether express or implied, to make use of or withdraw, or cause the use or withdrawal of, any proceeds from any Controlled Account or any of the other proceeds deposited therein, except as expressly provided in this Agreement or in the applicable Controlled Account Agreement.
          (2) Deposits to and Disbursements from the Controlled Account. All deposits to and disbursements of all or any portion of the deposits to any Controlled Account shall be in accordance with this Agreement and the applicable Controlled Account Agreement.

Borrower shall pay any and all fees charged by Depository Bank in connection with the maintenance of each Controlled Account required to be established by or for it hereunder, and the performance of the Depository Bank’s duties.
          (3) Security Interest.
               (a) Borrower hereby grants a perfected first priority security interest in favor of Administrative Agent for the ratable benefit of the Lenders in each Controlled Account established by or for it hereunder and all financial assets and other property and sums at any time held, deposited or invested therein, and all security entitlements and investment property relating thereto, together with any interest or other earnings thereon, and all proceeds thereof, whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities (collectively, “Controlled Account Collateral”), together with all rights of a secured party with respect thereto under the Uniform Commercial Code, as security for the obligations of Borrower under the Loan Documents.
               (b) All interest earned on any Controlled Account shall be retained in such Controlled Account. Borrower shall treat all interest earned on its Controlled Account as its income for federal income tax purposes.
               (c) While any Event of Default exists, Administrative Agent shall be entitled to exercise all rights of a secured party under the Uniform Commercial Code with respect to each Controlled Account, and (without limiting the foregoing) may apply the Controlled Account Collateral to the unpaid obligations of Borrower under the Loan Documents in such order as Administrative Agent may elect in its sole discretion, without liability for any loss, and Borrower hereby consents to any such withdrawal and application as a commercially reasonable disposition of such funds and agrees that such withdrawal shall not result in satisfaction of such obligations except to the extent the proceeds are applied to such sums.
ARTICLE 17
CONDOMINIUM PROVISIONS
     Section 17.1 Establishment; Covenants
          (1) Subject to the terms and conditions hereof, including without limitation, Section 17.2, Lead Borrower shall have the right, with the prior written approval of the Administrative Agent, to establish a condominium regime with respect to its ownership of the Project.
          (2) Lead Borrower covenants and agrees with the Lenders and Administrative Agent that, in the event that it establishes a condominium regime pursuant to Section 17.1, Lead Borrower shall:
               (a) Submit the Project, together with all of the Improvements constructed or to be constructed thereon, to the provisions of the Condominium Act and satisfy all of the requirements thereof and of any other Applicable Law necessary to create a valid condominium regime inclusive of all of the Units; and obtain any required approval of the

Condominium Documents from the Attorney General of the State of New York. Any Condominium Documents and any modifications or amendments thereto shall be reasonably approved by Administrative Agent prior to the recording, filing or effectiveness thereof, provided that in the case of any such amendment which shall increase the number of condominium units, in the event that a casualty or condemnation has occurred and the provisions of Article 3 prevent restoration in connection with such casualty or condemnation, then prior to the recording, filing or effectiveness, as applicable, of such amendment, Lead Borrower, at Administrative Agent’s option, shall be prohibited from recording, filing or otherwise causing the amendment to become effective and Administrative Agent, at the Majority Lenders’ election, shall be permitted to vote, on Lead Borrower’s behalf in accordance with the Voting Proxy delivered to Administrative Agent, or require Lead Borrower to vote, to terminate and dissolve the Condominium. In connection with such amendment, Lead Borrower shall provide updates of the documents and opinion provided herein in the event that the Condominium Declaration has been modified or amended or any of the officers, managers or directors have changed as a result of such amendment;
               (b) Duly perform or cause to be duly performed, in all material respects, all obligations of the developers or sponsors under the Condominium Documents, and do or cause to be done all things necessary to operate and maintain the Project and the Condominium as a retail condominium project, that are required to be done by the developers or sponsors and comply with all Applicable Laws applicable to the Condominium, and furnish such evidence of compliance therewith as Administrative Agent may reasonably request;
               (c) Subject to Administrative Agent’s approval in its reasonable discretion, not cancel, terminate or revoke, or modify, or in any way alter or permit the alteration of, any of the material provisions of the Condominium Documents or grant any consents or waivers thereunder, and not to exercise any right it may have under the Condominium Documents to cancel, terminate or revoke the same. Any request for approval by Administrative Agent pursuant to this paragraph shall be made to, and approved by, Administrative Agent prior to, if necessary, submitting such request to the Attorney General of the State of New York; and
     Section 17.2 Subordination of Lien to Project Condominium Declarations. Provided there exists no Potential Default or Event of Default, Administrative Agent shall, on Lead Borrower’s written request, subordinate the liens of the Mortgages to the Condominium Declaration and shall execute the appropriate instruments (reasonably satisfactory to the Administrative Agent in all respects) in recordable form to effect such subordination, upon the satisfaction of the following conditions:
          (1) The Administrative Agent shall have received and approved the Condominium Documents, which shall be in proper form for recording or filing, as necessary, in the appropriate offices, and certified by an officer of Lead Borrower as true, correct and complete copies of the Condominium Documents;
          (2) The Title Policies insuring the Mortgages shall have been endorsed to provide a condominium endorsement and non-impairment of lien endorsement (or equivalent affirmative coverage) (which endorsements and affirmative coverage, if applicable, shall not extend the effective date of the Title Policies);

          (3) The Lead Borrower shall have caused to be duly executed and delivered to Administrative Agent (i) an Assignment of Declarant’s Rights in the form of Exhibit H, (ii) conditional resignations of the officers and managers of the Board of Directors of the applicable condominium association in the form of Exhibits I and J, respectively, to the extent designated by the Lead Borrower, (iii) a proxy from the Lead Borrower and each representative of the Lead Borrower on such Board of Directors in the form of Exhibit K and (iv) a letter from all the members of such Board of Directors with respect to common charges substantially in the form of Exhibit L;
          (4) Administrative Agent shall have received an opinion from the Condominium’s counsel to the effect that (i) the Condominium Documents satisfy all applicable requirements of Governmental Authorities, (ii) all requirements of any Applicable Law have been duly satisfied with respect to the creation of the Condominium by the Lead Borrower in New York State and (iii) the documents referred to in this Section 17.2(4) have each been duly authorized, executed and delivered by the respective parties thereto and are enforceable against said parties in accordance with their respective terms subject to customary limitations; and
          (5) The condominium association which shall be created by the Condominium Documents shall have furnished to Administrative Agent at no cost or expense to Administrative Agent, insurance policies for the insurance required hereunder and under the Condominium Documents, with extended coverage naming Administrative Agent, said condominium association, and Borrower (as owner of the Units), as their respective interests may appear, as the insureds, covering all of the Improvements; said insurance shall at all times be an amount equal to 100% of the insurable value of the Improvements and shall otherwise comply with the applicable conditions contained in the Mortgages and elsewhere in this Agreement.
     Section 17.3 Transfer of Collateral. The Lead Borrower will, upon the creation of the condominium regime, transfer its ownership interest in the Unit containing the Office Component (a “Property Transfer”) to Fordham Office. Lead Borrower shall only affect such a transfer after Lead Borrower has provided written notice to Administrative Agent that each of the following conditions precedent has been satisfied with respect to such Property Transfer (hereinafter, singly and collectively, the “Property Transfer Conditions”):
          (1) The Lead Borrower shall have provided Administrative Agent with at least ten (10) Business Days’ notice of the intended Property Transfer;
          (2) The construction of the Improvements shall have commenced and shall have proceeded in accordance with the terms and conditions hereof to a sufficient stage of completion acceptable to Administrative Agent, in its reasonable discretion;
          (3) The Borrower shall have executed and delivered, or caused the execution and delivery of, any and all easements and any other matters as to which the Unit is either the servient or the dominant estate, that are necessary for the ownership, construction, use or operation of the Improvements;
          (4) The Borrower and Guarantor shall have executed and delivered to Administrative Agent such instruments, documents, agreements, and certifications as

Administrative Agent shall have reasonably requested to effectuate, evidence or confirm the Property Transfer and the Administrative Agent’s rights or remedies under the Loan Documents, including without limitation an amendment to each of the Mortgages, but in no way expanding or modifying the obligations of such Borrower or Guarantor hereunder or under the Loan Documents;
          (5) Borrower shall have delivered to the Administrative Agent such documents, instruments, materials and further estoppels and certifications as Administrative Agent shall have determined are reasonably required to approve or consent to, to the extent required, the applicable Property Transfer and any requested endorsement(s) to the Title Policies delivered to Administrative Agent pursuant to Schedule 4 — Part A, Paragraph 10; and
          (6) Borrower shall have paid all costs and expenses incurred by Administrative Agent in connection with any Property Transfer, including, without limitation, Administrative Agent’s reasonable attorneys’ fees and costs.
[Signature Pages Follow]

     EXECUTED as of the date first written above.

LENDER:	EUROHYPO AG, NEW YORK BRANCH

By:

Name:
Title:
By:

Name:
Title:

Address for Notices to Eurohypo AG, New York Branch:

Eurohypo AG, New York Branch 1114 Avenue of the Americas, 29th Floor New York, New York 10036 Attention: Legal Director Telecopier No.: 866 267 7680

With copies to:

Eurohypo AG, New York Branch 1114 Avenue of the Americas, 29th Floor New York, New York 10036 Attention: Head of Portfolio Operations Telecopier No.: 866 267 7680

— and —

Riemer & Braunstein LLP Times Square Tower, Suite 2506 Seven Times Square New York, New York 10036 Attention: Steven J. Weinstein, Esq. Telecopier No.: (617) 692-3503

BORROWER:	ACADIA-PA EAST FORDHAM ACQUISITIONS, LLC, a Delaware limited liability company

By:

Name: Robert Masters Title: Senior Vice President

Address for Notices:

c/o Acadia Realty Trust 1311 Mamaroneck Avenue, Suite 260 White Plains, NY 10605 Attention: Robert Masters Telecopier No.: 914-428-3646

FORDHAM PLACE OFFICE, LLC, a Delaware limited liability company

By:

Name: Robert Masters Title: Senior Vice President

Address for Notices:
c/o Acadia Realty Trust 1311 Mamaroneck Avenue, Suite 260 White Plains, NY 10605 Attention: Robert Masters Telecopier No.: 914-428-3646

ADMINISTRATIVE AGENT:	EUROHYPO AG, NEW YORK BRANCH, as Administrative Agent

By:

Name:
Title:

By:

Name:
Title:

Address for Notices to Eurohypo AG, New York Branch:

Eurohypo AG, New York Branch 1114 Avenue of the Americas, 29th Floor New York, New York 10036 Attention: Legal Director Telecopier No.: 866 267 7680

With copies to:

Eurohypo AG, New York Branch 1114 Avenue of the Americas, 29th Floor New York, New York 10036 Attention: Head of Portfolio Operations Telecopier No.: 866 267 7680

— and —

Riemer & Braunstein LLP Times Square Tower, Suite 2506 Seven Times Square New York, New York 10036 Attention: Steven J. Weinstein, Esq. Telecopier No.: (617) 692-3503

EXHIBIT A
LEGAL DESCRIPTION OF PROJECT
PARCEL I — (f/k/a LOT 8, Now Part of LOT 9)
ALL THAT CERTAIN piece or parcel of land, together with any improvements thereon situate, lying and being in the Borough of the Bronx, City and State of New York, bounded and described as follows:
BEGINNING at a point on the easterly side of Webster Avenue (100 feet in width), said point being distant south 08 degrees 26 minutes 11 seconds west, a distance of 254.35 feet from a point formed by the intersection of said easterly side of Webster Avenue with the southerly side of East Fordham Road (a/k/a Pelham Avenue variable in width) and from said point of beginning
RUNNING THENCE along the common dividing line between said Lot 8 and Lot 9 south 85 degrees 39 minutes 56 seconds east, a distance of 108.97 feet to a point;
THENCE along the common dividing line between said Lot 8 and Lot 12 south 04 degrees 33 minutes 31 seconds west, a distance of 24.68 feet to a point;
THENCE along the common dividing line between said Lots 8 and Lot 4 (lands now or formerly of Automotive Realty Corporation) north 85 degrees 39 minutes 56 seconds west, a distance of 110.65 feet to a point; on the aforementioned easterly side of Webster Avenue;
THENCE along the easterly side of said Webster Avenue, north 08 degrees 26 minutes 11 seconds east, a distance of 24.74 feet to the point or place of BEGINNING.
PARCEL II — LOT 9:
ALL THAT CERTAIN piece or parcel of land, together with any improvements thereon situate, lying and being in the Borough of the Bronx, City and State of New York, and as further bounded and described as follows:
BEGINNING at a point on the easterly side of Webster Avenue (100 feet wide), said point being distant south 08 degrees 26 minutes 11 seconds west, a distance of 228.81 feet from a point formed by the intersection of said easterly side of Webster Avenue with the southerly side of East Fordham Road (a/k/a Pelham Avenue, variable width) and from said point of beginning;
RUNNING THENCE the following two (2) courses along the dividing line between Lot 9 (n/f reputed owner Acadia-PA East Fordham Acquisitions, LLC and Lot 12 (n/f reputed owner Acadia-PA East Fordham Acquisitions, LLC), Block 3033;
1. South 85 degrees 39 minutes 56 seconds east, a distance of 115.24 feet to a point; thence
2. South 03 degrees 58 minutes 56 seconds west, a distance of 25.48 feet to a point; thence

3. Along the common dividing line between the aforementioned Lot 9 and Lots 12 & 8 (n/f Acadia-PA East Fordham Acquisitions LLC), Block 3033 north 85 degrees 39 minutes 56 seconds west, a distance of 117.22 feet to a point on the aforementioned easterly side of Webster Avenue; thence
4. Along said easterly side of Webster Avenue, north 08 degrees 26 minutes 11 seconds east, a distance of 25.54 feet to the point or place of BEGINNING.
This description is prepared in accordance with a Survey made by Control Point Associates Inc. dated 8/30/07 and last revised 9/18/07 by Gregory A. Gallas NY P.L.S. (Control Point Associates Inc.)
PARCEL III — LOT 12:
ALL THAT CERTAIN plot, piece or parcel of land, together with any improvements thereon situate, situate, lying and being in the Borough and County of Bronx, City and State of New York, bounded and described as follows:
BEGINNING at a point formed by the intersection of the easterly side of Webster Avenue (100 feet wide) with the southerly side of East Fordham Road (A.K.A. Pelham Avenue, Variable Width) and from said point of beginning.
RUNNING THENCE the following three (3) courses along said southerly side of East Fordham Road;
1. South 84 degrees 34 minutes 46 seconds east, a distance of 43.27 feet to a point, THENCE
2. South 54 degrees 01 minute 22 seconds east, a distance of 29.77 feet to a point; THENCE;
3. South 40 degrees 09 minutes 32 seconds east, a distance of 85.32 feet to a point on the westerly side of Park Avenue (Variable Width) THENCE
4. Along said westerly side of Park Avenue, south 00 degrees 10 minutes 48 seconds east, a distance of 201.71 feet to a point THENCE
5. Along the dividing line between Lot 12 (Lands now or formerly of Acadia-PA East Fordham Acquisitions LLC) and Lot 4 (Lands now or formerly of Automotive Realty Corporation), Block 3033, North 85 degrees 39 minutes 56 seconds west, a distance of 53.59 feet to a point, THENCE
6. Along the common dividing line between the aforementioned Lot 12, Lot 8 (Land now or formerly of Acadia-PA East Fordham Acquisitions LLC) and Lot 9 (lands now or formerly of Acadia-PA East Fordham Acquisitions LLC) Block 3033, North 04 degrees 33 minutes 31 seconds east, a distance of 24.68 feet to a point, THENCE, The following three (3) courses along the dividing line between the aforementioned Lots 12 and 9;

7. South 85 degrees 39 minutes 56 seconds east, a distance of 8.25 feet to a point, THENCE
8. North 03 degrees 58 minutes 56 seconds east, a distance of 25.48 feet to a point, THENCE
9. North 85 degrees 39 minutes 56 seconds west, a distance of 115.24 feet to a point on the aforementioned easterly side of Webster Avenue, THENCE
10. Along said easterly side of Webster Avenue, north 08 degrees 26 minutes 11 seconds east, a distance of 228.81 feet to the point and place of BEGINNING.

EXHIBIT B
BUDGET

EXHIBIT C-1
FORM OF PROJECT LOAN NOTE
PROJECT LOAN NOTE

$____________	_________, 200_
New York, New York
     FOR VALUE RECEIVED, ACADIA-PA EAST FORDHAM ACQUISITIONS, LLC, a Delaware limited liability company and FORDHAM PLACE OFFICE LLC (individually and collectively, jointly and severally, the “Borrower”), hereby promises to pay to ________________________ (the “Lender”), for account of its respective Applicable Lending Offices provided for by the Agreement referred to below, at the principal office of EUROHYPO AG, NEW YORK BRANCH, at 1114 Avenue of the Americas, 29th Floor, New York, New York 10036, the principal sum of ____________and ____________Dollars ($____________) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to Borrower under the Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Agreement.
     With respect to the definition of “Borrower”, except where the context otherwise provides, (i) any representations contained herein of Borrower shall be applicable to each Borrower, (ii) any affirmative covenants contained herein shall be deemed to be covenants of each Borrower and shall require performance by all Borrowers, (iii) any negative covenants contained herein shall be deemed to be covenants of each Borrower, and shall be breached if any Borrower fails to comply therewith, (iv) the occurrence of any Event of Default with respect to any Borrower shall be deemed to be an Event of Default hereunder, and (v) any Indebtedness and/or obligations of Borrower shall be deemed to include any Indebtedness and/or obligations of the Borrowers, or any Indebtedness and/or obligations of any one of them.
     The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Loan made by the Lender to Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of Borrower to make a payment when due of any amount owing under the Agreement or hereunder in respect of the Loans made by the Lender.
     This Project Loan Note is one of the Notes referred to in the Acquisition and Project Loan Agreement dated as of the date hereof (as modified, supplemented, extended and in effect from time to time, the “Agreement”) among Borrower, the lenders party thereto (including the Lender) and Eurohypo AG, New York Branch, as Administrative Agent, and evidences Loans

Note
1

made by the Lender thereunder. Terms used but not defined in this Note have the respective meanings assigned to them in the Agreement.
     The Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Loans upon the terms and conditions specified therein.
     Except as permitted by Sections 12.8 and 12.23 of the Agreement, this Note may not be assigned by the Lender to any other Person.
     This Note shall be governed by, and construed in accordance with, the law of the State of New York without regard to conflicts of laws principles other than Section 5-1401 of the General Obligations Law of the State of New York.
     As long as a Hedge Agreement with the Eurohypo Counterparty is in effect, the interest payable under this Note shall be increased or decreased from time to time in accordance with such Hedge Agreement. Therefore, this Note also evidences such amounts as may become due and payable by Borrower under the Hedge Agreement with the Eurohypo Counterparty, including, without limitation, any amount payable upon or in connection with termination of such Hedge Agreement, all of which sums shall be deemed to constitute “Additional Interest” evidenced hereby and payable pursuant to this Note and in accordance with the terms and provisions of the Hedge Agreement with a Eurohypo Counterparty.
[No further text on this page]

Note
2

     IN WITNESS WHEREOF, Borrower has executed and delivered this Note as of the date first above written.

ACADIA-PA EAST FORDHAM ACQUISITIONS, LLC, a Delaware limited liability company
By:
	Name:	Robert Masters
	Title:	Senior Vice President

FORDHAM PLACE OFFICE LLC, a Delaware limited liability company
By:
	Name:	Robert Masters
	Title:	Senior Vice President

Note
3

EXHIBIT C-2
FORM OF BUILDING LOAN NOTE
BUILDING LOAN NOTE

$____________	____________, 2007
New York, New York
     FOR VALUE RECEIVED, ACADIA-PA EAST FORDHAM ACQUISITIONS, LLC, a Delaware limited liability company and FORDHAM PLACE OFFICE LLC (individually and collectively, jointly and severally, the “Borrower”), hereby promises to pay to _____________________(the “Lender”), for account of its respective Applicable Lending Offices provided for by the Agreement referred to below, at the principal office of EUROHYPO AG, NEW YORK BRANCH, at 1114 Avenue of the Americas, 29th Floor, New York, New York 10036, the principal sum of ____________ and ____________Dollars ($____________) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to Borrower under the Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Agreement.
     With respect to the definition of “Borrower”, except where the context otherwise provides, (i) any representations contained herein of Borrower shall be applicable to each Borrower, (ii) any affirmative covenants contained herein shall be deemed to be covenants of each Borrower and shall require performance by all Borrowers, (iii) any negative covenants contained herein shall be deemed to be covenants of each Borrower, and shall be breached if any Borrower fails to comply therewith, (iv) the occurrence of any Event of Default with respect to any Borrower shall be deemed to be an Event of Default hereunder, and (v) any Indebtedness and/or obligations of Borrower shall be deemed to include any Indebtedness and/or obligations of the Borrowers, or any Indebtedness and/or obligations of any one of them.
     The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Loan made by the Lender to Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of Borrower to make a payment when due of any amount owing under the Agreement or hereunder in respect of the Loans made by the Lender.
     This Building Loan Note is one of the Notes referred to in the Acquisition and Project Loan Agreement dated as of the date hereof (as modified, supplemented, extended and in effect from time to time, the “Agreement”) and the Building Loan Agreement, each among Borrower, the lenders party thereto (including the Lender) and Eurohypo AG, New York Branch, as

Note
1

Administrative Agent, and evidences Loans made by the Lender thereunder. Terms used but not defined in this Note have the respective meanings assigned to them in the Agreement.
     The Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Loans upon the terms and conditions specified therein.
     Except as permitted by Sections 12.8 and 12.23 of the Agreement, this Note may not be assigned by the Lender to any other Person.
     This Note shall be governed by, and construed in accordance with, the law of the State of New York without regard to conflicts of laws principles other than Section 5-1401 of the General Obligations Law of the State of New York.
     As long as a Hedge Agreement with the Eurohypo Counterparty is in effect, the interest payable under this Note shall be increased or decreased from time to time in accordance with such Hedge Agreement. Therefore, this Note also evidences such amounts as may become due and payable by Borrower under the Hedge Agreement with the Eurohypo Counterparty, including, without limitation, any amount payable upon or in connection with termination of such Hedge Agreement, all of which sums shall be deemed to constitute “Additional Interest” evidenced hereby and payable pursuant to this Note and in accordance with the terms and provisions of the Hedge Agreement with a Eurohypo Counterparty.
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Note
2

     IN WITNESS WHEREOF, Borrower has executed and delivered this Note as of the date first above written.

ACADIA-PA EAST FORDHAM ACQUISITIONS, LLC, a Delaware limited liability company
By:
	Name:	Robert Masters
	Title:	Senior Vice President

FORDHAM PLACE OFFICE LLC, a Delaware limited liability company
By:
	Name:	Robert Masters
	Title:	Senior Vice President

Note
3

EXHIBIT C-3
FORM OF ACQUISITION LOAN NOTE
ACQUISITION LOAN NOTE

$____________	____________, 2007
New York, New York
     FOR VALUE RECEIVED, ACADIA-PA EAST FORDHAM ACQUISITIONS, LLC, a Delaware limited liability company and FORDHAM PLACE OFFICE LLC (individually and collectively, jointly and severally, the “Borrower”), hereby promises to pay to _____________________(the “Lender”), for account of its respective Applicable Lending Offices provided for by the Agreement referred to below, at the principal office of EUROHYPO AG, NEW YORK BRANCH, at 1114 Avenue of the Americas, 29th Floor, New York, New York 10036, the principal sum of _________and _________Dollars ($_________) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to Borrower under the Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Agreement.
     With respect to the definition of “Borrower”, except where the context otherwise provides, (i) any representations contained herein of Borrower shall be applicable to each Borrower, (ii) any affirmative covenants contained herein shall be deemed to be covenants of each Borrower and shall require performance by all Borrowers, (iii) any negative covenants contained herein shall be deemed to be covenants of each Borrower, and shall be breached if any Borrower fails to comply therewith, (iv) the occurrence of any Event of Default with respect to any Borrower shall be deemed to be an Event of Default hereunder, and (v) any Indebtedness and/or obligations of Borrower shall be deemed to include any Indebtedness and/or obligations of the Borrowers, or any Indebtedness and/or obligations of any one of them.
     The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Loan made by the Lender to Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of Borrower to make a payment when due of any amount owing under the Agreement or hereunder in respect of the Loans made by the Lender.
     This Acquisition Loan Note is one of the Notes referred to in the Acquisition and Project Loan Agreement dated as of the date hereof (as modified, supplemented, extended and in effect from time to time, the “Agreement”) among Borrower, the lenders party thereto (including the

Note
4

Lender) and Eurohypo AG, New York Branch, as Administrative Agent, and evidences Loans made by the Lender thereunder. Terms used but not defined in this Note have the respective meanings assigned to them in the Agreement.
     The Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Loans upon the terms and conditions specified therein.
     Except as permitted by Sections 12.8 and 12.23 of the Agreement, this Note may not be assigned by the Lender to any other Person.
     This Note shall be governed by, and construed in accordance with, the law of the State of New York without regard to conflicts of laws principles other than Section 5-1401 of the General Obligations Law of the State of New York.
     As long as a Hedge Agreement with the Eurohypo Counterparty is in effect, the interest payable under this Note shall be increased or decreased from time to time in accordance with such Hedge Agreement. Therefore, this Note also evidences such amounts as may become due and payable by Borrower under the Hedge Agreement with the Eurohypo Counterparty, including, without limitation, any amount payable upon or in connection with termination of such Hedge Agreement, all of which sums shall be deemed to constitute “Additional Interest” evidenced hereby and payable pursuant to this Note and in accordance with the terms and provisions of the Hedge Agreement with a Eurohypo Counterparty.
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Note
5

     IN WITNESS WHEREOF, Borrower has executed and delivered this Note as of the date first above written.

ACADIA-PA EAST FORDHAM ACQUISITIONS, LLC, a Delaware limited liability company
By:
	Name:	Robert Masters
	Title:	Senior Vice President

FORDHAM PLACE OFFICE LLC, a Delaware limited liability company
By:
	Name:	Robert Masters
	Title:	Senior Vice President

Note
6

EXHIBIT D
FORM OF ASSIGNMENT AND ASSUMPTION
ASSIGNMENT AND ASSUMPTION
     This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreements identified below (as amended, the “Loan Agreements”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreements, as of the Effective Date inserted by Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Loan Agreements and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Loan Agreements, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Approved Fund or an Affiliate of [identify Lender]1]

3.	Borrower:

4.	Administrative Agent:	Eurohypo, AG, New York Branch, as administrative agent under the Loan Agreements

[1]	Select as applicable.

Assignment and Assumption
1

5.	Construction Loan Agreement:	The (i) $_________ Acquisition and Project Loan Agreement and (ii) $_________ Building Loan Agreement, each dated as of _________ ___, 200___, among Borrower, the Lenders parties thereto, and Eurohypo, AG, New York Branch, as Administrative Agent

6.	Assigned Interest:

	Aggregate Amount		Amount of	Percentage
	of	Amount of	Unused	Assigned of
Commitment/	Commitment/Loans	Loans	Commitment	Commitment
Loans Assigned	for all Lenders	Assigned	Assigned	and Loans[2]
Acquisition Loan	$	$	$	%
Project Loan	$	$	$	%
Building Loan	$	$	$	%
      Effective Date: _________ ______, 20___[TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
     The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Name:
Title:

Applicable Lending Office Address for Notices:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Assignment and Assumption
2

Telephone No.: ( )
Telecopier No.: ( )

[Consented to and][3] Accepted: EUROHYPO AG, NEW YORK BRANCH, as Administrative Agent
By:
Name:
Title:

By:
Name:
Title:

[3]	To be added only if the consent of Administrative Agent is required by the terms of the Loan Agreements.

Assignment and Assumption
3

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
          1. Representations and Warranties.
          1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreements or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
          1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreements, (ii) it satisfies the requirements, if any, specified in the Loan Agreements that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreements as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Loan Agreements, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Loan Agreements, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
          2. Payments. From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

          3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT E
FORM OF NOTICE OF CONVERSION/CONTINUATION
____________, 200_
Eurohypo AG, New York Branch, as Administrative Agent
1114 Avenue of the Americas, 29th Floor
New York, New York 10036
Attn: ________________________
Re:	(i) Acquisition and Project Loan Agreement dated as of October ___, 2007 (as the same may be amended, modified or supplemented from time to time, the “Agreement”) and (ii) Building Loan Agreement, dated as of October ___, 2007, each by and among ACADIA-PA EAST FORDHAM ACQUISITIONS, LLC, a Delaware limited liability company and FORDHAM PLACE OFFICE LLC, a Delaware limited liability company (jointly and severally, individually and collectively the “Borrower”), the lenders from time to time party to the Agreement (the “Lenders”), and EUROHYPO AG, NEW YORK BRANCH, as Administrative Agent on behalf of the Lenders (the “Administrative Agent”)
Ladies and Gentlemen:
     Reference is made to the Agreement. Capitalized terms used in this Notice of Conversion/Continuation without definition have the meanings specified in the Agreement.
     Pursuant to Section 2.2 of the Agreement, Borrower hereby elects to convert or continue the loans described in attached Schedule 1 (the “Loans”). In connection therewith, Borrower and the undersigned authorized officer of Borrower hereby certify that:
     (1) Representations and Warranties. All representations and warranties of Borrower contained in the Loan Documents, including those contained in Article 7 of the Agreement, are true and correct as of the date hereof and shall be true and correct on the date of the continuation/conversion of the Loans, both before and after giving effect to such continuation/conversion; and
     (2) No Event of Default. No Event of Default exists as of the date hereof or will result from the continuation/conversion of the Loans.

ACADIA-PA EAST FORDHAM ACQUISITIONS, LLC, a Delaware limited liability company
By:
Name:
Title:

Schedule 1
to Notice of Conversion/Continuation
LOAN(S) TO BE CONVERTED OR CONTINUED
A.	All conversions and continuations must be of a Loan, or portion thereof, in a principal amount of $1,000,000 or a multiple of $100,000 in excess thereof.
B.	Conversions/continuations to a Eurodollar Loan under paragraphs C(1) and (2) below are not permitted if, after giving effect to thereto, (a) there would be more than four (4) different Eurodollar Loans in effect, or (b) the aggregate outstanding principal amount of all Eurodollar Loans would be reduced to be less than $1,000,000.
C.	Pursuant to Section 2.2 of the Agreement, Borrower elects to Continue or Convert Loans as follows:
(1)	Effective Date of Election: _________ ___, 200_

(2)	Amount, Type and Interest Period of Eurodollar Loans to be Continued as Eurodollar Loans:
(i)	Eurodollar Loans in the aggregate amount of $_________ to be Continued as Eurodollar Loans with an Interest Period of _____ months, such Eurodollar Loans consisting of the following Loans:

Project Loans: $_________

Building Loans: $_________

Acquisition Loans: $_________
(3)	Amount, Type and Interest Period of Alternate Base Rate Loans to be Converted to Eurodollar Loans:
(i)	Alternate Base Rate Loans in the aggregate amount of $_________ to be Converted to Eurodollar Loans with an Interest period of ___ months, such Alternate Base Rate Loans consisting of the following Loans:

Project Loans: $_________

Building Loans: $_________

Acquisition Loans: $_________
(4)	Amount and Type of Eurodollar Loans to be Converted to Alternate Base Rate Loans:
(i)	Eurodollar Loans in the aggregate amount of $_________ to be Converted to Alternate Base Rate Loans, such Eurodollar Loans consisting of the following Loans:

Project Loans: $_________

Building Loans: $_________

Acquisition Loans: $_________

1

EXHIBIT F-1
FORM OF REQUEST FOR LOAN ADVANCE (PROJECT LOANS)
REQUEST FOR LOAN ADVANCE (PROJECT LOANS)
_______________, 200_
Eurohypo AG, New York Branch, as Administrative Agent
1114 Avenue of the Americas, 29th Floor
New York, New York 10036
Attn: ________________________
Re:	Eurohypo AG, New York Branch, as Administrative Agent, Loans in the aggregate amount of $_________ to _______________

Project:
Ladies and Gentlemen:
     Reference is made to that certain (i) Acquisition and Project Loan Agreement dated October ___, 2007 among Eurohypo AG, New York Branch, as Administrative Agent, certain lenders thereto, Fordham Place Office LLC and the undersigned (the “Loan Agreement”) and (ii) Building Loan Agreement, dated October ___, 2007 among Eurohypo AG, New York Branch, as Administrative Agent, certain lenders thereto, Fordham Place Office LLC and the undersigned (the “Building Loan Agreement”). Terms not defined in this Request for Loan Advance shall have the same meaning as in the Loan Agreement.
     This Request for Loan Advance (Project Loans) (i) is request No. _________ under the Loan Agreement with respect to Project Loans, (ii) constitutes Borrower’s request to borrow Project Loans in the amounts and in the manner set forth below and (iii) is otherwise subject to the terms of the Loan Agreement. The information relating to the proposed Project Loans is as follows:

1.	The date of the proposed Project Loans is _________, ______.

2.	The aggregate amount of the proposed Project Loans (after deducting an aggregate Retainage of $_________) is	$_________.

3.	The aggregate amount of the proposed Project Loans which are to bear interest as Base Rate Loans is	$_________.

4.	The aggregate amount of the proposed Project Loans which are to bear interest as Eurodollar Loans is	$_________.

5.	The Interest Periods and the aggregate amount of the proposed Eurodollar Loans with respect to each such Interest Period are as follows:

1

— 1 month	$_________.
— 2 month	$_________.
— 3 month	$_________.
— 6 month	$_________.
— 9 month	$_________.
— 12 month	$_________.
     6. The aggregate amount of Project Loans requested hereunder, when added to prior (if any) Project Loans funded under the Loan Agreement, will result in total Project Loans outstanding under the Loan Agreement of $_________. Funds undrawn under the aggregate Project Loan Commitments after giving effect to the Project Loans requested hereunder will then be $_________.
Attached to this Request for Loan Advance are the following items:
A.	To the extent not previously delivered to Administrative Agent, for funds due under the Construction Management Agreement, copies of the Construction Manager’s invoices relating to payments requested under this Request for Loan Advance, together with paid invoices evidencing payment of funds previously advanced to the Construction Manager pursuant to Project Loans;

B.	To the extent not previously delivered to Administrative Agent, for funds paid directly by Borrower, copies of all invoices relating to payments requested under this Request for Loan Advance, together with paid invoices evidencing payment of funds previously advanced to Borrower pursuant to Project Loans;

C.	Copy of the Budget attached as Schedule 1 hereto, showing the portion of each budget line item comprising the aggregate Project Loans subject to this request and any Retainage with respect thereto, and the total of all Project Loans to date, inclusive of the Project Loans subject to this request;

D.	If this Request for Loan Advance covers any stored materials under Section 4.8 of the Building Loan Agreement, a Stored Materials Statement in the form of Schedule 2 attached thereto.

E.	Copies of sworn unconditional lien wavers from each trade contractor, subcontractor, materialman, supplier and vendor who is to be paid from the proceeds of this Advance, to the extent not previously delivered to Administrative Agent;

F.	Borrower’s Architect’s Certificate for Payment in accordance with AIA Document G 702;

G.	Requisition form duly executed by the Construction Manager; and

H.	Copies of all other documents required pursuant to Article IV and Schedule 4 of the Loan Agreement.

2

     In connection with this advance, Borrower hereby certifies that the following are true and correct:
I.	To the best of its knowledge, the facts set forth in the Construction Manager’s invoices and in Schedule 1 and Schedule 2;

II.	Except for contractors, subcontractors, materialmen, suppliers or vendors who are to be paid from proceeds of the Project Loans requested hereunder, there is no outstanding Indebtedness of the undersigned for labor, wages or materials in connection with the construction of the Improvements which is currently due, excluding work that is being contested in good faith, and which could become the basis of a Lien on the Project;

III.	All sums previously requisitioned have been applied to the payment of the Hard Costs and the Soft Costs, excluding work that is being contested in good faith, heretofore incurred;

IV.	All Change Orders have been submitted to Administrative Agent and the Construction Consultant and all Change Orders for which a Project Loan is requested hereby have been approved by Administrative Agent and the Construction Consultant to the extent required by the Loan Agreement;

V.	In the judgment of Borrower, the Improvements are ______% complete; and

VI.	To the best of its knowledge, Borrower is not in Potential Default or Event of Default under any of the terms and conditions of the Loan Documents;

VII.	After giving effect to this advance, the Loans will remain In Balance, in accordance with Section 4.3 of the Loan Agreement, and all conditions to this advance have been satisfied in accordance with Section 4.1 of the Loan Agreement;

VIII.	Each representation and warranty of Borrower set forth in the Loan Agreement remains true and correct in all material respects as of the date of this Request for Loan Advance and will be so on the date of disbursement of the requested Loan, except with respect to (a) matters which have been disclosed in writing to and approved by Administrative Agent (subject, however, to the terms of the Loan Agreement) or (b) liens of mechanics and materialmen (subject to Schedule 4 — Part A, [paragraph 3]) and matters addressed in Section 3.1 of the Loan Agreement, which would not, if adversely decided, have a Material Adverse Effect;

IX.	No litigation or arbitral proceedings are pending or, to the best of Borrower’s knowledge, threatened against Borrower, Guarantor or the Property Manager, which is likely to (1) affect the validity or priority of the liens of the Mortgages or (2) or, if adversely decided, have a Material Adverse Effect; and

3

X.	All Government Approvals, to the extent then required for the construction of the Construction Work, have been obtained and that all Applicable Laws relating to the construction and operation of the Project have been and will continue to be complied with.
The undersigned requests that the requested Project Loans be advanced by depositing the same into Borrower’s account to be designated by Borrower (Account No. _________). The person signing this Request for Loan Advance (Project Loans) on behalf of Borrower represents and warrants to you that such person is authorized to execute this letter on behalf of Borrower.
[Signature Page Follows]

4

ACADIA-PA EAST FORDHAM ACQUISITIONS, LLC, a Delaware limited liability company
By:
Name:
Title:

RECEIVED: EUROHYPO AG, NEW YORK BRANCH, as Administrative Agent
By:
Name:
Title:

By:
Name:
Title:

cc:	[CONSTRUCTION CONSULTANT] (with attachments)

5

SCHEDULE 1 — to Request for Loan Advance
[Attach form of Budget Outline to be Used]

Page _____ of _____ Pages
SCHEDULE 2 — to Request for Loan Advance
STORED MATERIALS STATEMENT NO.

Borrower: ____________	Period Covered (PC): From ______ To ______

Project: ____________	Date: ____________

Address: ____________

DESCRIPTION OF MATERIALS
	STORED (ATTACH INVOICES,							RETAINED
	LISTINGS AND/OR OTHER	LOCATION	NAME OF SUB-		ADDITIONS			AMOUNT
	PRICE SUPPORTING	WHERE	CONTRACTOR	OPENING	TO	USAGE OF	CLOSING	NOT YET
ITEM NO.	DOCUMENTATION	STORED	/SUPPLIER	INVENTORY	INVENTORY	INVENTORY	INVENTORY	DUE

     TOTALS OR SUBTOTALS

EXHIBIT F-2
FORM OF REQUEST FOR LOAN ADVANCE (BUILDING LOANS)
REQUEST FOR LOAN ADVANCE (BUILDING LOANS)
_______________, 200_
Eurohypo AG, New York Branch, as Administrative Agent
1114 Avenue of the Americas, 29th Floor
New York, New York 10036
Attn: ______________________
Re:	Eurohypo AG, New York Branch, as Administrative Agent, Loans in the aggregate amount of $_________ to Acadia-PA East Fordham Acquisitions, LLC and Fordham Place Office LLC
     Project:
Ladies and Gentlemen:
     Reference is made to that certain (i) Acquisition and Project Loan Agreement dated October ___, 2007 among Eurohypo AG, New York Branch, as Administrative Agent, certain lenders thereto, Fordham Place Office LLC and the undersigned (the “Loan Agreement”) and (ii) Building Loan Agreement, dated October ___, 2007 among Eurohypo AG, New York Branch, as Administrative Agent, certain lenders thereto, Fordham Place Office LLC and the undersigned (the “Building Loan Agreement”). Terms not defined in this Request for Loan Advance shall have the same meaning as in the Loan Agreement.
     This Request for Loan Advance (Building Loans) (i) is request No. ___________ under the Loan Agreement with respect to Building Loans, (ii) constitutes Borrower’s request to borrow Building Loans in the amounts and in the manner set forth below and (iii) is otherwise subject to the terms of the Loan Agreement and the Building Loan Agreement. The information relating to the proposed Building Loans is as follows:

1.	The date of the proposed Building Loans is _________, ___.

2.	The aggregate amount of the proposed Building Loans (after deducting an aggregate Retainage of $_________) is	$_________.

3.	The aggregate amount of the proposed Building Loans which are to bear interest as Base Rate Loans is	$_________.

4.	The aggregate amount of the proposed Building Loans which are to bear interest as Eurodollar Loans is	$_________.

1

5.	The Interest Periods and the aggregate amount of the proposed Eurodollar Loans with respect to each such Interest Period are as follows:

— 1 month	$_________.
— 2 month	$_________.
— 3 month	$_________.
— 6 month	$_________.
— 9 month	$_________.
— 12 month	$_________.

6.	The aggregate amount of Building Loans requested hereunder, when added to prior (if any) Building Loans funded under the Building Loan Agreement, will result in total Building Loans outstanding under the Building Loan Agreement of $_________. Funds undrawn under the aggregate Building Loan Commitments after giving effect to the Building Loans requested hereunder will then be $_________.
Attached to this Request for Loan Advance (Building Loans) are the following items:
A.	To the extent not previously delivered to Administrative Agent, for funds due under the Construction Management Agreement, copies of the Construction Manager’s invoices relating to payments requested under this Request for Loan Advance (Building Loans), together with paid invoices evidencing payment of funds previously advanced to the Construction Manager pursuant to Building Loans;

B.	To the extent not previously delivered to Administrative Agent, for funds paid directly by Borrower, copies of all invoices relating to payments requested under this Request for Loan Advance (Building Loans), together with paid invoices evidencing payment of funds previously advanced to Borrower pursuant to Building Loans;

C.	Copy of the Budget attached as Schedule 1 hereto, showing the portion of each budget line item comprising the aggregate Building Loans subject to this request and any Retainage with respect thereto, and the total of all Building Loans to date, inclusive of the Building Loans subject to this request;

D.	If this Request for Loan Advance (Building Loans) covers any stored materials under Section 4.8 of the Building Loan Agreement, a Stored Materials Statement in the form of Schedule 2 attached thereto.

E.	Copies of sworn unconditional lien wavers from each trade contractor, subcontractor, materialman, supplier and vendor who is to be paid from the proceeds of this Advance, to the extent not previously delivered to Administrative Agent;

2

F.	Borrower’s Architect’s Certificate for Payment in accordance with AIA Document G 702;

G.	Requisition form duly executed by the Construction Manager; and

H.	Copies of all other documents required pursuant to Article IV and Schedule 4 of the Loan Agreement.
     In connection with this advance, Borrower hereby certifies that the following are true and correct:
I.	To the best of its knowledge, the facts set forth in the Construction Manager’s invoices and in Schedule 1 and Schedule 2;

II.	Except for contractors, subcontractors, materialmen, suppliers or vendors who are to be paid from proceeds of the Building Loans requested hereunder, there is no outstanding Indebtedness of the undersigned for labor, wages or materials in connection with the construction of the Improvements which is currently due, excluding work that is being contested in good faith, and which could become the basis of a Lien on the Project;

III.	All sums previously requisitioned have been applied to the payment of the Hard Costs and the Soft Costs, excluding work that is being contested in good faith, heretofore incurred;

IV.	All Change Orders have been submitted to Administrative Agent and the Construction Consultant and all Change Orders for which a Building Loan is requested hereby have been approved by Administrative Agent and the Construction Consultant to the extent required by the Loan Agreement;

V.	In the judgment of Borrower, the Improvements are ___% complete; and

VI.	To the best of its knowledge, Borrower is not in Potential Default or Event of Default under any of the terms and conditions of the Loan Documents;

VII.	After giving effect to this advance, the Loans will remain In Balance, in accordance with Section 4.3 of the Loan Agreement, and all conditions to this advance have been satisfied in accordance with Section 4.1 of the Loan Agreement;

VIII.	Each representation and warranty of Borrower set forth in the Loan Agreement remains true and correct in all material respects as of the date of this Request for Loan Advance and will be so on the date of disbursement of the requested Loan, except with respect to (a) matters which have been disclosed in writing to and approved by Administrative Agent (subject, however, to the terms of the Loan Agreement) or (b) liens of mechanics and materialmen (subject to Schedule 4 — Part A, [paragraph 3]) and matters addressed in Section 3.1 of the Loan

3

Agreement, which would not, if adversely decided, have a Material Adverse Effect;

IX.	No litigation or arbitral proceedings are pending or, to the best of Borrower’s knowledge, threatened against Borrower, Guarantor or the Property Manager, which is likely to (1) affect the validity or priority of the liens of the Mortgages or (2) or, if adversely decided, have a Material Adverse Effect; and

X.	All Government Approvals, to the extent then required for the construction of the Construction Work, have been obtained and that all Applicable Laws relating to the construction and operation of the Project have been and will continue to be complied with.
The undersigned requests that the requested Building Loans be advanced by depositing the same into Borrower’s account to be designated by Borrower (Account No. _________). The person signing this Request for Loan Advance (Building Loans) on behalf of Borrower represents and warrants to you that such person is authorized to execute this letter on behalf of Borrower.
[Signature Page Follows]

4

ACADIA-PA EAST FORDHAM ACQUISITIONS, LLC a Delaware limited liability company
By:
Name:
Title:

RECEIVED: EUROHYPO AG, NEW YORK BRANCH, as Administrative Agent
By:
Name:
Title:

By:
Name:
Title:

cc:	[CONSTRUCTION CONSULTANT] (with attachments)

5

SCHEDULE 1 — to Request for Loan Advance
[Attach form of Budget Outline to be Used]

Page _____ of _____ Pages
SCHEDULE 2 — to Request for Loan Advance
STORED MATERIALS STATEMENT NO.

Borrower: ____________	Period Covered (PC): From ________ To ________

Project: ____________	Date: ____________

Address: ____________

DESCRIPTION OF MATERIALS
	STORED (ATTACH INVOICES,							RETAINED
	LISTINGS AND/OR OTHER	LOCATION	NAME OF SUB-		ADDITIONS			AMOUNT
	PRICE SUPPORTING	WHERE	CONTRACTOR	OPENING	TO	USAGE OF	CLOSING	NOT YET
ITEM NO.	DOCUMENTATION	STORED	/SUPPLIER	INVENTORY	INVENTORY	INVENTORY	INVENTORY	DUE

     TOTALS OR SUBTOTALS

1

EXHIBIT G
CONTROLLED ACCOUNT AGREEMENT
See Attached

EXHIBIT H
ASSIGNMENT OF DECLARANT’S RIGHTS
     Acadia PA East Fordham Acquisitions, LLC, a Delaware limited liability company, and Fordham Place Office, LLC, a Delaware limited liability company, each having an address c/o Acadia Realty Trust, 1311 Mamoroneck Avenue, Suite 260, White Plains, New York (collectively the “Assignor”), for Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, does hereby grant, assign, transfer and set over unto EUROHYPO AG, NEW YORK BRANCH (“Administrative Agent”), all of Assignor’s right and privileges (the “Declarant’s Rights”) arising under (i) the Declaration (as defined below), and (ii) the by-laws and articles of incorporation relating to the condominium (the “Condominium”) created by the Declaration (said by-laws and articles of incorporation, together with the Declaration, collectively called the “Condominium Documents”).
     So long as no Default or Event of Default shall exist under the Mortgages (as defined below), Assignor may exercise the Declarant’s Rights and Administrative Agent may not exercise the Declarant’s Rights, except that Assignor may not (i) transfer or encumber any of the Declarant’s Rights, except as permitted in the Mortgages, (ii) except as permitted under the Loan Agreement (as defined below) cause or allow any of the Condominium Documents that require the consent or approval of declarant to amend or which Assignor has the right to amend independently to be modified without Administrative Agent’s prior written consent or (iii) allow any of the officers or managers of the association of the Condominium which Assignor has appointed to resign or be removed from office, unless Assignor shall have caused to be delivered to Administrative Agent (A) duly executed letter of resignation from each such officer or director being added to said association in the form attached as Exhibits I and J, respectively, to the Acquisition and Project Loan Agreement, dated as of October ___, 2007, among Administrative Agent, certain lenders and Assignor, as borrower (the “Loan Agreement”) and (B) a proxy from each director in the form attached as Exhibit K to the Loan Agreement.
     Upon the full payment and performance of all obligations secured by the Mortgage, the Declarant’s Rights shall automatically be reassigned to Assignor by Administrative Agent and this Assignment shall terminate.
     For the purposes of this Assignment, “Declaration” shall mean the Declaration of Condominium for                                         , a condominium, dated                     , 200___, and recorded on                     , 200___, in the Public Records of                      County,                      in Book ___, page ___, together with all amendments thereto, if any; “Mortgages” shall mean, collectively, the mortgages dated October ___, 2007 from Assignor to Administrative Agent which secure a $                     acquisition loan, a $                     project loan and a $                     building loan and which were recorded on                     , 2007 in the aforesaid Public Records in Book                     , page ___.
     This Assignment shall be construed and enforced in accordance with the laws of the State of New York.

     The rights and privileges of Administrative Agent hereunder shall inure to the benefit of its successors and assigns.
     IN WITNESS WHEREOF, Assignor and Administrative Agent have each duly executed and delivered this Assignment this                      day of                                         , 200___.

ACADIA PA EAST FORDHAM ACQUISITIONS, LLC, a Delaware limited liability company
By:
Name:
Title:

FORDHAM PLACE OFFICE LLC, a Delaware limited liability company
By:
Name:
Title:

EUROHYPO AG, NEW YORK BRANCH, as Administrative Agent
By:
Name:
Title:

By:
Name:
Title:

[add acknowledgements]

EXHIBIT I
CONDITIONAL RESIGNATION OF OFFICERS
                                         CONDOMINIUM
(Resignation of Officers)
                                        , 200___
Eurohypo AG, New York Branch
as administrative agent
1114 Avenue of the Americas, 29th Floor
New York, New York 10036
Attention:
Re:                      Condominium
Ladies and Gentlemen:
     The undersigned                                         ,                                          ,                                           ,                                            and                                        , being all of the officers of the Owner’s Association of the referenced Condominium which were appointed by                                                                                                      , hereby tender their respective resignations as officers hereof. Said resignations may not be rescinded or revoked by any of the undersigned so long as you are the holder of any mortgage or deed of trust encumbering any of the unsold condominium units of said Condominium. Said resignations shall be effective upon your acceptance thereof, without notice to the undersigned, at any time during the existence of an Event of Default under any such mortgage or deed of trust.

Very truly yours,

EXHIBIT J
CONDITIONAL RESIGNATION OF MANAGERS
                     CONDOMINIUM
(Resignation of Managers)
                                        , 200___
Eurohypo AG, New York Branch
as administrative agent
1114 Avenue of the Americas, 29th Floor
New York, New York 10036
Attention:
Re: Condominium
Ladies and Gentlemen:
     The undersigned                                         ,                                           ,                                           ,                                           and                                         , being all of the managers of the Board of Managers of the Owner’s Association of the referenced Condominium which were appointed by                                                                                                          , hereby tender their respective resignations as managers thereof. Said resignations may not be rescinded or revoked by any of the undersigned so long as you are the holder of any mortgage or deed of trust encumbering any of the unsold condominium units of said Condominium. Said resignations shall be effective upon your acceptance thereof, without notice to the undersigned, at any time during the existence of an Event of Default under any such mortgage or deed of trust.

Very truly yours,

EXHIBIT K
VOTING PROXY
                                         CONDOMINIUM
(Proxy)
                    , 200___
Eurohypo AG, New York Branch
as administrative agent
1114 Avenue of the Americas, 29th Floor
New York, New York 10036
Attention:
Re:                      Condominium
Ladies and Gentlemen:
     Reference is made to that certain (i) Acquisition and Project Loan Agreement, dated as of October ___, 2007 (as same may hereafter be amended, modified or supplemented, the “Agreement”) and (ii) Building Loan Agreement, dated as of October ___, 2007, each among Acadia-PA East Fordham Acquisitions, LLC, and Fordham Place Office LLC, both as borrowers (collectively the “Borrower”), the lenders party thereto (collectively, together with their successors and assigns, “Lenders”) and Eurohypo AG, New York Branch, as administrative agent (in such capacity, together with its successors and assigns, “Administrative Agent”) relating to the development of the above referenced Condominium. All capitalized terms used herein and not defined herein shall have the meanings ascribed thereto in the Agreement.
     Each of (a) Borrower, being the owner of the Units under the Condominium Documents, and (b) the undersigned representatives of Borrower on the board of managers of the Condominium (collectively, the “Board Members”), hereby grants to Administrative Agent (on behalf of the Lenders) this proxy to take all actions and to exercise all rights and privileges of Borrower and the Board Members pursuant to the Condominium Documents, or any of them, but only if and for so long as an Event of Default shall occur and be continuing. Borrower and each Board Member hereby irrevocably appoints Administrative Agent as its true and lawful attorney-in-fact, which appointment is together with an interest, to execute all documents and take all actions necessary to effectuate such proxy, provided that such appointment is being made on the understanding that Administrative Agent shall only exercise the rights and powers provided in this proxy following the occurrence and during the continuance of an Event of Default.
     This proxy may be executed in one or more counterparts, each of which shall be an original and all of which when taken together shall constitute one and the same proxy. Nothing contained in this proxy shall impose or subject Lender to any liability or obligations or shall obligate Administrative Agent to take any actions with the powers conveyed by this proxy. This proxy shall, notwithstanding anything to the contrary in the Condominium Documents, be irrevocable prior to the repayment in full of all of the Indebtedness.

1

ACADIA PA EAST FORDHAM ACQUISITIONS, LLC, a Delaware limited liability company
By:
Name:
Title:

FORDHAM PLACE OFFICE LLC, a Delaware limited liability company
By:
Name:
Title:

Name:

Name:

Name:

     This Proxy and the powers granted and designation made hereby are acknowledged by the undersigned.

CONDOMINIUM
By:
Name:
Title:

     [add acknowledgements]

2

EXHIBIT L
COMMON CHARGES LETTER
                     CONDOMINIUM
(Condominium Charges)
                    , 200___
Eurohypo AG, New York Branch
as administrative agent
1114 Avenue of the Americas, 29th Floor
New York, New York 10036
Attention:
Re:                      Condominium
Ladies and Gentlemen:
     Reference is made to that certain (i) Acquisition and Project Loan Agreement, dated as of October      , 2007 (as same may hereafter be amended, modified or supplemented, the “Agreement”) and (ii) Building Loan Agreement, dated as of October      , 2007, each among Acadia PA East Fordham Acquisitions, LLC, and Fordham Place Office LLC, both as borrowers (collectively, the “Borrower”), the lenders party thereto (collectively, together with their successors and assigns, “Lenders”) and Eurohypo AG, New York Branch, as administrative agent (in such capacity, together with its successors and assigns, “Administrative Agent”) relating to the development of the above referenced Condominium. All capitalized terms used herein and not defined herein shall have the meanings ascribed thereto in the Agreement.
     In connection with the Loans, recognizing that Lenders and Administrative Agent will rely on the matters set forth herein in making the Loans to Borrowers,                      hereby represent, warrant, certify and agree as follows:
     1. All initially capitalized terms used herein without definition and which are defined in that certain [DESCRIBE DECLARATION] (the “Declaration”), or in the By-Laws referred to therein, shall have the meanings set forth for such terms in the Declaration, or in such By-Laws (as applicable)1. A true, correct and complete copy of the Declaration (including the By-Laws attached thereto) and all rules and regulations adopted by the Board pursuant to Section ___of the By-Laws or otherwise (all such items being collectively referred to herein as the “Condominium Documents”) are attached hereto as Exhibit A. Except as indicated in Exhibit A, the Condominium Documents have not been modified, altered or amended and are in full force and effect.
     2. The Board hereby recognizes Administrative Agent (on behalf of the Lenders) as, and Administrative Agent shall be deemed to be, a [Recognized Mortgagee] of Unit Nos. ___,                      and                      (collectively, the “Units”) and that the lien of Administrative Agent’s [Registered

[1]	Definitions must be amended accordingly.

Mortgage(s)] are first priority liens for purposes of the Condominium Documents. Administrative Agent’s current address is as set forth above.
     3. All [Common Charges] and all other charges and assessments, if any, assessed against any of the Units or otherwise payable under any of the Condominium Documents by the Unit Owners have been paid in full through the date hereof. No special assessments have been levied or assessed by the Board which are payable.
     4. No Unit, Unit Owner or Occupant is in violation or breach of, or in default under, any of the Condominium Documents, and the Board knows of no (a) event or condition which, with the passage of time or the giving of notice or both, would constitute such a violation, breach or default by any Unit, Unit Owner or Occupant or (b) claims, demands, causes of action or proceedings, pending or threatened, against the Board or any Unit Owner or Occupant which would entitle the Board or any Unit Owner or Occupant to indemnification by any other Unit Owner or Occupant pursuant to any of the Condominium Documents (including, without limitation, pursuant to Section                      of the Declaration).
     5. There are no mortgages, deed of trust, liens or other security interests encumbering any Unit (including liens for unpaid Common Charges), except those in favor of Administrative Agent.
     6. The Board has not engaged or employed any managing agent or employees pursuant to Section                      of the By-Laws.
     7. A budget has not yet been adopted by the Board. The Board will deliver a true, correct and complete copy of each budget (and any amendments thereto) to Administrative Agent promptly following the date on which each of such items is adopted pursuant to Section                      of the By-Laws.
     8. The officers of the Condominium are as follows:
President:
Vice President/Treasurer:
Vice President/Secretary:
     9. In addition to the Board’s obligations under Section ___of the By-Laws, the Board agrees to execute and deliver to Administrative Agent, as soon as is reasonably practical, and in any event within ten (10) days after Administrative Agent’s written request, a letter dated as of the then current date, in the form of this letter (with such changes as may be necessary due to changes in the applicable facts and circumstances) and addressing any other facts and circumstances pertaining to the Condominium Documents and the operation of the Project as may reasonably be requested by Administrative Agent at such time.
     10. The Board hereby acknowledges and consents to the powers granted and the designation made by [                    ] and the officers of the Condominium to Administrative

Agent pursuant to that certain Proxy given by [                    ] and the officers of the Condominium to the Lenders in connection with the Loans.
     This letter may be executed in one or more counterparts, each of which shall be an original and all of which when taken together shall constitute one and the same letter.

Name:

Name:

Name:

     The undersigned, being the Unit Owner of the Units hereby consents to, acknowledges and agrees with the foregoing with the same force and effect as if it were the Board.

ACADIA PA EAST FORDHAM ACQUISITIONS, LLC, a Delaware limited liability company
By:
Name:
Title:

FORDHAM PLACE OFFICE LLC, a Delaware limited liability company
By:
Name:
Title:

Exhibit A
Condominium Documents

SCHEDULE 1
COMMITMENTS
Project Loan Commitments:

Lender	Commitment
Eurohypo AG, New York Branch		$1,930,757.00
	$
	$
	$
Total		$1,930,757.00
Building Loan Commitments:

Lender	Commitment
Eurohypo AG, New York Branch		$75,339,243.00
	$
	$
	$
Total		$75,339,243.00
Acquisition Loan Commitments:

Lender	Commitment
Eurohypo AG, New York Branch		$18,000,000.00
	$
	$
	$
Total		$18,000,000.00

SCHEDULE 1.1(130)
LEASING GUIDELINES

SCHEDULE 1.1(193)
PROPORTIONATE SHARE

Lender	Percentage
Eurohypo AG, New York Branch	100%
Total	100%

SCHEDULE 2.4(1)
WIRE INSTRUCTIONS
Bank of New York, NY
ABA 021 000 018
Account No.: 8900513497
Account Name: Eurohypo AG, NY
Ref: 400 E. Fordham Road

SCHEDULE 3.1(1)(J)
INSURANCE REQUIREMENTS FOR CONSTRUCTION MANAGERS,
MAJOR CONTRACTORS, ARCHITECTS AND DESIGN PROFESSIONALS
A.	Minimum Insurance Requirements For Contractors
1.	Workers Compensation and Employers Liability Coverage.
•	Statutory Workers Compensation coverage

•	Employers Liability — $1 million policy limit

•	Thirty (30) days notice of cancellation
2.	General Liability Coverage

Limits of Liability: $1 million combined single limit for bodily injury, personal injury or property damage per occurrence/$2 million aggregate per project or location. General Liability Insurance shall also include an endorsement providing that the insurance afforded under the contractor’s policy is primary insurance and without contribution from any other insurance maintained by Borrower.

“Occurrence” form, including:
•	Premises/Operations Liability

•	Blanket Contractual Liability, including coverage for all liability assumed under this contract

•	Products & Completed Operations

•	Pollution coverage for losses arising out of a hostile fire

•	“XCU” Hazards must be covered

•	Thirty (30) days notice of cancellation to Borrower as a condition of cancellation
3.	Business Automobile Coverage
•	Limit of Liability: $1 million combined single limit per accident for bodily injury or property damage

•	Business Auto policy form, including: — coverage for “any auto” which includes autos owned, hired, and non-owned autos — Thirty (30) days notice of cancellation
4.	Umbrella Liability Coverage

•	Limit of Liability: Not less than $100 million.
5.	Property Insurance

All contractors and subcontractors shall be responsible for all loss or damage to contractors’ tools, equipment sheds, and any other materials or supplies which do not become part of the finished project. Borrower and its agents take no responsibility for said equipment.
Additional Requirements
•	Insurances specified in items 2, 3, and 4 shall name Borrower and Administrative Agent (on behalf of the Lenders) as additional insureds, binders or endorsements to insurance policies may be required.

•	All insurances shall contain a provision allowing insured to waive subrogation rights against other parties prior to loss except workers’ compensation.

•	All insurances shall be secured from financially responsible insurance carriers qualified to do business in the state in which this operation is located.

•	Certificates of insurance in form and substance acceptable to Borrower and Administrative Agent and evidencing all insurances must be presented to Borrower prior to the commencement of any work of operations at the project and upon request. Such certificates shall provide that the insurer shall not cancel or terminate coverage without thirty (30) days’ prior written notice to Borrower and Administrative Agent.

•	All notices will be received by the following:

For Administrative Agent:

Eurohypo AG, New York Branch 1114 Avenue of the Americas, 29th Floor New York, New York 10036 Attention: Legal Director Facsimile No.: 866 267 7680

With copies to:

Eurohypo AG, New York Branch 1114 Avenue of the Americas, 29th Floor New York, New York 10036 Attention: Head of Portfolio Operations Facsimile No.: 866 267 7680

— and —
Riemer & Braunstein LLP Times Square Tower, Suite 2506 Seven Times Square New York, New York 10036 Attention: Steven J. Weinstein, Esq. Telecopier No.: (617) 692-3503
B.	Minimum Insurance Requirements For Major Contractors
1.	Workers Compensation and Employer-Liability Coverage
•	Statutory Workers Compensation coverage

•	Employers Liability — $1 million policy limit

•	Thirty (30) days notice of cancellation
2.	General Liability Coverage

Limits of Liability: $1 million combined single limit for bodily injury, personal injury or property damage per occurrence, $2 million aggregate per project or location, $2 million Products & Completed Operations
“Occurrence” form, including:
•	Premises/Operations Liability

•	Blanket Contractual Liability, including coverage for all liability assumed under this contract

•	Products & Completed Operations

•	Pollution coverage for losses arising out of a hostile fire

•	“XCU” Hazards must be covered

•	Thirty (30) days notice of cancellation to Borrower and Administrative Agent as a condition of cancellation
3.	Business Automobile Coverage
•	Limit of Liability-. $1 million combined single limit per accident for bodily injury or property damage

•	Business Auto policy form, including: — coverage for “any auto” which includes autos owned, hired, and non-

owned autos
— Thirty (30) days notice of cancellation
4.	Umbrella Liability Coverage
•	Limit of Liability: Not less than $5 million, except steel erectors, crane operators, and other high hazard operations, not less than $20 million.
5.	Property Insurance

All contractors and subcontractors shall be responsible for all loss or damage to contractors’ tools, equipment sheds, and any other materials or supplies which do not become part of the finished project.
Additional Requirements
•	Insurances specified in items 2, 3, and 4 shall name Borrower and Administrative Agent (on behalf of the Lenders) as additional insureds.

•	All insurances shall contain a provision allowing insured to waive subrogation rights against other parties prior to loss.

•	All insurances shall be secured from financially responsible insurance carriers qualified to do business in the state in which this operation is located.

•	Certificates of insurance in form and substance acceptable to Borrower and Administrative Agent and evidencing all insurances must be presented to the owner prior to the commencement of any work of operations at the project and upon request. Such certificates shall provide that the insurer shall not cancel or terminate coverage without thirty (30) days’ prior written notice to the owner and lender.
All notices will be received by the following:
For Administrative Agent:
Address for Notices to
Eurohypo AG, New York Branch 1114 Avenue of the Americas, 29th Floor New York, New York 10036 Attention: Legal Director Facsimile No.: 866 267 7680

With copies to:

Eurohypo AG, New York Branch 1114 Avenue of the Americas, 29th Floor New York, New York 10036 Attention: Facsimile No.: 866 267 7680
— and —
Riemer & Braunstein LLP Times Square Tower, Suite 2506 Seven Times Square New York, New York 10036 Attention: Steven J. Weinstein, Esq. Telecopier No.: (617) 692-3503
C.	Owner Controlled Insurance Program (“OCIP”) or Wrap-Up Program
     Borrower may satisfy the on site Commercial General Liability Workers Compensation and Umbrella Liability insurance requirements of Section 3.1(1) and this Schedule for Borrower, Construction Manager and Major Contractors by and through placement of a Wrap Up or OCIP Insurance Program.
     If this type of Liability insurance program is selected by Borrower, it shall meet all of the requirements of coverage as set forth elsewhere in Section 3.1(1) and this Schedule.
     The overall limits of insurance required under this form of insurance program shall include Umbrella Liability insurance with a $100 million per occurrence and Annual Aggregate Minimum Limit, and shall contain Products and Completed Operations liability discovery period of not less than 24 months.
     This Wrap-Up Program shall contain Cross Suits coverage and allow for separation of insured.
     All other coverage required of contractors shall continue to be required.
D.	Minimum Insurance Requirements For Architects & Engineers
1.	Workers Compensation and Employers Liability Coverage

*Statutory Workers Compensation coverage

*Employers Liability — $1 million policy limit

*Thirty (30) days notice of cancellation
2.	General Liability Coverage

Limits of Liability: $1 million combined single limit for bodily injury, personal injury or property damage per occurrence, $2 million aggregate per project or location, $2 million Products & Completed Operations

“Occurrence” form, including:
•	Premises/Operations Liability

•	Blanket Contractual Liability, including coverage for all liability assumed under this contract

•	Products & Completed Operations

•	Pollution coverage for losses arising out of a hostile fire

•	“XCU” Hazards must be covered

•	Thirty (30) days notice of cancellation to owner and lender as a condition of cancellation
3.	Business Automobile Coverage
•	Limit of Liability: $1 million combined single limit per accident for bodily injury or property damage

•	Business Auto policy form, including: — coverage for “any auto” which includes autos owned, hired, and non-owned autos — Thirty (30) days notice of cancellation
4.	Professional Liability
•	Architects & Engineers Professional Liability covering errors and/or omissions in the performance of professional services in conjunction with this project.

•	Limits of $20 million each claim and annual aggregate are required. Coverage must continue throughout the term of the job and continue until the project is accepted by the owner. The coverage shall provide for a five (5)-year discovery period after acceptance in which claims can be made. coverage may be provided through an Owner Protective Policy.

SCHEDULE 4
ADVANCE CONDITIONS
Part A — Initial Advance
Part B — General Conditions

PART A.	CONDITIONS PRECEDENT TO EFFECTIVENESS OF ACQUISITION LOAN COMMITMENTS AND PROJECT LOAN COMMITMENTS AND TO INITIAL ACQUISITION LOANS AND PROJECT LOANS.
     The effectiveness of the Commitments and the obligation of the Lenders to make the initial Loans are subject the Administrative Agent’s receipt, review, approval and/or confirmation of the following, at Borrower’s cost and expense, each in form and content satisfactory to the Administrative Agent in its sole discretion (such conditions not to be duplicative to the extent they are the same matters required as conditions precedent to the effectiveness of the Building Loans that are being advanced concurrently therewith under the Building Loan Agreement):
ORGANIZATIONAL AND AUTHORIZATION DOCUMENTS; OPINIONS; OTHER DOCUMENTATION RELATING TO BORROWER, BORROWER PARTIES AND OTHER PERSONS
     1. All documents evidencing the formation, organization, valid existence, good standing of and for Borrower and each Borrower Party, and the authorization, execution, delivery and performance of the Loan Documents and Project Documents by Borrower and each Borrower Party, including a certified organizational chart for Borrower and Borrower Parties.
     2. Legal opinions issued by counsel for Borrower and each Borrower Party, opining as to the due organization, valid existence and good standing of Borrower and each Borrower Party; as to the due authorization, execution, delivery, enforceability and validity of the Loan Documents with respect to Borrower and each Borrower Party (and including opinions with respect to non-contravention, perfection, choice of law and usury); and as to such matters concerning the zoning and entitlements for the Project, compliance with Applicable Law (including the Affordable Housing Requirements) and such other matters as Administrative Agent and Administrative Agent’s counsel reasonably may specify.
     3. Current Uniform Commercial Code searches, and litigation, bankruptcy and judgment reports, as requested by Administrative Agent, with respect to Borrower and Borrower Parties.
     4. Copies of the most recent financial statements of Borrower certified by an officer of the Borrower and each Borrower Party, if applicable, and copies of the most recent audited annual financial statement of Guarantor, and certificates dated the Closing Date and signed by an Authorized Officer of Borrower and each Borrower Party stating that (i) such financial statements are true, complete and correct and (ii) no change shall have occurred in the financial condition of Borrower or any Borrower Party which would have a Material Adverse Effect on the Project, or on Borrower’s or any Borrower Party’s ability to repay the Loans or otherwise perform its obligations under the Loan Documents. Further, there shall not exist any material default by Borrower or any Borrower Party under any loan, financing or similar arrangement with any lender.

     5. Satisfactory financial review and background checks (including such background checks as deemed necessary by Administrative Agent and Lenders to comply with the Patriot Act) of Borrower and Borrower Parties.
     6. Opening balance sheet for Borrower.
LOAN DOCUMENTS; CLOSING CERTIFICATES; APPRAISAL
     7. The Loan Documents, executed by Borrower and, as applicable, each Borrower Party.
     8. A certificate of an Authorized Officer of Borrower, dated as of the Closing Date, certifying that: (i) the representations and warranties of Borrower and each Borrower Party contained in the Loan Documents are true and correct in all material respects on and as of such date as if made on and as of such date (or, if stated to have been made solely as of an earlier date, were true and correct in all material respects as of such date), and (ii) no Potential Default or Event of Default has occurred and is continuing on such date.
     9. An Appraisal, such that the aggregate amount of the Commitments shall not exceed seventy percent (70%) of the aggregate value of the Project. The Appraisal shall run in favor of “Eurohypo AG, New York Branch or its designee, as Administrative Agent on behalf of the lenders in its lending syndicate from time to time, and the successors and assigns of each of the foregoing, all of whom may rely thereon.”
TITLE; SURVEY
     10. An ALTA policy or policies of title insurance satisfactory to Administrative Agent with respect to the Acquisition Loans, the Project Loans and the Building Loans (collectively, the “Title Policies”), issued by the Title Insurer together with evidence of the payment of all premiums due thereon, (a) insuring Administrative Agent for the benefit of the Lenders, in an amount equal to the aggregate amount of the Commitments, that Borrower is lawfully seized and possessed of a valid and subsisting fee simple interest in the Land and Improvements and that the Mortgages constitute valid fee simple mortgages or deeds of trust liens on the Land and Improvements subject to no Liens other than the Permitted Encumbrances applicable thereto and (b) providing (i) affirmative insurance or endorsements for coverage against all mechanics’ and materialmen’s liens, (ii) a pending disbursements clause, (iii) such other affirmative insurance, endorsements and reinsurance as Administrative Agent may require, and (iv) evidence of payment of real estate and other municipal charges through the Closing Date. The form of the Title Policies and all endorsements thereto shall be approved by Administrative Agent in its sole discretion. The Title Policies shall name as the insured “Eurohypo AG, New York Branch or its designee, as Administrative Agent on behalf of the lenders in its lending syndicate from time to time, and the successors and assigns of each of the foregoing, all of whom may rely thereon”
     11. A survey of the Project (the “Survey”) in form and content, and prepared by a registered land surveyor, satisfactory to Administrative Agent. The Survey shall be certified to “Eurohypo AG, New York Branch or its designee, as Administrative Agent on behalf of the lenders in its lending syndicate from time to time, and the successors and assigns of each of the foregoing, all of whom may rely thereon” in accordance with a surveyor’s certificate in form and substance satisfactory to Administrative Agent.
     12. Evidence that all of the land parcels required to develop the Project per the final Plans and Specifications are owned by Borrower and are encumbered by the Mortgages and insured by the Title Policies.
INSURANCE
     13. A certified copy of, or certificates of insurance with respect to, the insurance policies required under Section 3.1(1) of this Agreement (inclusive of the insurance policies required under Schedule 3.1(1)(J)), together with evidence of the payment of all premiums therefor.
GOVERNMENT APPROVALS; COMPLIANCE WITH LAW
     14. Originals (or copies certified by an Authorized Officer of Borrower to be true copies) of all Government Approvals referred to in the Permitting Schedule, other than those expressly provided for in said Schedule to be obtained at a later time (together with, if requested by Administrative Agent, an opportunity to review (or certified copies of) all correspondence referred to in such Government Approvals and all applications for such Government Approvals).
     15. Evidence satisfactory to Administrative Agent of final approval from Borrower’s Architect and the New York City Department of Buildings of Project design and specifications.
     16. Evidence satisfactory to Administrative Agent that the Land is and, upon completion thereof, the Improvements will be in compliance with all Applicable Law (including zoning laws) and any applicable covenants, conditions and restrictions affecting the Land.
     17. Receipt, review and acceptance by Administrative Agent of a Phase I environmental report and, if applicable, a Phase II environmental report for the Project.
PROJECT DOCUMENTS; CONSENTS AND AGREEMENTS; GOVERNMENT APPROVALS
     18. Copies of the Construction Management Agreement, certified by Borrower as being true, correct and complete, and in each case in form and substance satisfactory to Administrative Agent.
     19. True and correct copies of each of the Project Documents (including all amendments thereto), certified as such by an Authorized Officer of Borrower, together with evidence that (a) each of the Project Documents has been duly executed and delivered by each Person that is a party thereto and is in full force and effect; (b) neither Borrower nor, to the best of Borrower’s knowledge, any other Person which is party to any of the Project Documents, is in default thereunder beyond any applicable cure and notice periods; (c) no term or condition thereof shall have been amended, modified or waived without the prior consent of Administrative Agent. The form and substance of each of the Project Documents shall be satisfactory to Administrative Agent.

     20. A true and correct copy of the Construction Management Agreement certified as such by an Authorized Officer of Borrower and evidence that no term or condition of such contract shall have been modified, amended, supplemented and/or waived without the prior consent of Administrative Agent, together with financial statements for the Construction Manager. The form and substance of the Construction Management Agreement, and the financial statements of the Construction Manager, shall be satisfactory to Administrative Agent.
     21. A certificate of the Construction Manager in favor of Administrative Agent (on behalf of the Lenders) certifying that the Construction Schedule and the Budget (as its relates to Hard Costs) are realistic and can be adhered to in completing the Construction Work for the Improvements in accordance with the Plans and Specifications.
     22. A true and correct copy of Borrower’s Architect’s Agreement certified as such by an Authorized Officer of Borrower and evidence that no term or condition of Borrower’s Architect’s Agreement shall have been modified, amended, supplemented and/or waived without the prior consent of Administrative Agent. The form and substance of Borrower’s Architect’s Agreement shall be satisfactory to Administrative Agent.
     23. A schedule of the identity of the Major Contractors for the Improvements representing at least eighty percent (80%) of the cost of the completion of the Project Completion Work for the Improvements (including the Major Contracts for the mechanical, electrical and plumbing work and any other Major Contractors deemed reasonably appropriate by Administrative Agent), and copies of the executed Major Contracts entered into with such Major Contractors and all modifications, amendments and/or supplements thereto with respect thereto, together with a certificate of an Authorized Officer of Borrower certifying that (A) the copies of the Major Contracts attached to such certificate are true, correct and complete in all respects; (B) such Major Contracts attached to such certificate are in full force and effect; and (C) neither Borrower, nor the Construction Manager nor the applicable Major Contractor is in default thereunder. The form and substance of the Major Contracts shall be satisfactory to Administrative Agent.
     24. Evidence satisfactory to the Administrative Agent that the Project is eligible to obtain and receive a partial exemption of real property taxes for the Improvements for a twenty-five (25) year period under the Industrial and Commercial Incentive Program, as of right.
PLANS AND SPECIFICATIONS; BUDGET; CONSTRUCTION SCHEDULE; REPORTS AND STUDIES
     25. Receipt, review, and approval by Administrative Agent and the Construction Consultant of the final Plans and Specifications for the Improvements, including any construction, architectural and engineering drawings, sealed by the applicable Design Professionals.
     26. The delivery by the Construction Consultant to Administrative Agent of the Construction, Cost and Plan Review in form and substance satisfactory to Administrative Agent.
     27. The Budget as approved by Administrative Agent, which shall include all Project Costs for the Improvements and shall be sufficient to complete the Improvements and carry the

Project through the Maturity Date based on the final Plans and Specifications. The Budget shall be such that the aggregate amount of the Commitments shall not exceed eighty percent (80%) of the aggregate Project Costs for the entire Project reflected on the Budget. To the extent that the Commitments would exceed any of the limits described in this section, they shall be automatically reduced to an amount not in excess of the limits described in this section.
     28. The Construction Schedule, together with (if any Construction Work has been commenced prior to the Closing Date) evidence satisfactory to Administrative Agent that the development of the Construction Work is proceeding in accordance with the Construction Schedule and the Budget.
     29. Receipt, review, and acceptance by Administrative Agent of (i) Site Assessments relating Project; (ii) seismic studies showing a probable maximum loss of less than 20% for the Project; and (iii) soils reports, engineering reports, geotechnical reports and other reports and studies in each case as required by Administrative Agent and prepared in accordance with Administrative Agent’s scope and by consultants engaged by Administrative Agent or, if consented to by Administrative Agent, engaged by Borrower with reliance rights with respect to such reports and studies expressly granted in writing to Administrative Agent and its on behalf of the Lenders and the respective successors and assigns of each of the foregoing. All such reports and studies shall be in a form approved by Administrative Agent, and shall be certified to Administrative Agent (on behalf of the Lenders and their successors and assigns) in a form reasonably requested by Administrative Agent which may include certification to additional participants, co-lenders and/or investors. Such reports and studies shall run in favor of “Eurohypo AG, New York Branch or its designee, as Administrative Agent on behalf of the lenders in its lending syndicate from time to time, and the successors and assigns of each of the foregoing, all of whom may rely thereon”.
PAYMENT OF INITIAL EQUITY CONTRIBUTION, FEES, EXPENSES AND COSTS
     30. There shall have been made by Borrower unreimbursed equity contributions to the Project in an aggregate amount equal to the Initial Equity Contribution, and Borrower shall have delivered to Administrative Agent evidence satisfactory to it that Borrower has made such contribution, including, without limitation, a certificate of an Authorized Officer of Borrower certifying thereto and itemizing the uses of such contributions, such certificate to be accompanied by backup materials documenting the amount of such contributions and the use of same; provided, however, the Administrative may, in its sole discretion, waive this requirement for the closing of the Loan, as long as such requirement is satisfied prior to or contemporaneously with the initial advance of proceeds of the Loan.
     31. Payment to Administrative Agent in accordance with the Fee Letters of the upfront fee and arrangement fee described therein.
     32. Payment of all fees and commissions payable to real estate brokers, mortgage brokers, or any other brokers or agents in connection with the Loans, such evidence to be accompanied by any waivers or indemnifications deemed necessary by Administrative Agent.

     33. Payment of Administrative Agent’s costs and expenses in underwriting, documenting, and closing the transaction, including fees and expenses of Administrative Agent’s inspecting engineers, consultants, and outside counsel.
     34. Payment of all expenses and premiums in connection with the issuance of the Title Policy and all recording charges, mortgage taxes and filing fees payable in connection with recording the Mortgages and the filing of the Uniform Commercial Code financing statements related thereto in the appropriate offices.
     35. Payment of any due and payable real estate taxes and assessments with respect to the Project remaining unpaid on the Closing Date.
LEASES:
     36. Receipt, review, and acceptance by Administrative Agent of (i) the leases with the Existing Tenants, and (ii) for each of the leases with the Existing Tenants, (1) written estoppels in form and substance reasonably satisfactory to Administrative Agent, executed by the Existing Tenants and confirming the term, rent, and other provisions and matters relating to the leases and (2) written subordination and attornment agreements, in form and substance satisfactory to Administrative Agent, executed by the Existing Tenants, whereby, among other things, such tenants subordinate their interest in the Project to the Loan Documents and agree to attorn to Administrative Agent (on behalf of the Lenders) and its successors and assigns upon foreclosure or other transfer of the Project after an Event of Default.
     37. Evidence satisfactory to Administrative Agent that, as of the Closing Date, the aggregate fixed minimum rent of the retail leases shall be no less than $5,150,000.
OTHER
     38. Such other documents or items as Administrative Agent or its counsel reasonably may require, including, without limitation the delivery of such documents or items as may be indicated on a closing checklist distributed to Borrower by Administrative Agent or its counsel.
     39. No material change shall have occurred in the financial markets which would have, in Administrative Agent’s judgment, a material adverse affect on the Project or any obligor’s ability to repay the Loans or otherwise perform its obligations under the Loan Documents. No condemnation or adverse zoning or usage change shall have occurred or shall have been proposed with respect to the Project; no law, regulation, ordinance, moratorium, injunctive proceeding, restriction, litigation, action, citation or similar proceeding or matter shall have been enacted, adopted, or threatened by any third Person or Governmental Authority, which would have, in the Administrative Agent’s judgment, a Material Adverse Effect on the Borrower and/or the Project.
     40. Evidence that the other conditions set forth in Article 4 have been satisfied.
     41. Evidence that all of the conditions precedent to the effectiveness of the initial Building Loans under the Building Loan Agreement shall have been satisfied.

PART B.	GENERAL CONDITIONS TO ALL LOANS
     The obligation of the Lenders to make any Loans shall be subject to Administrative Agent’s receipt, review, approval and/or confirmation of the following, each in form and content satisfactory to Administrative Agent in its sole discretion:
     1. There shall exist no Potential Default or Event of Default (both before and after giving effect to the requested advance).
     2. The representations and warranties contained in this Agreement and in all other Loan Documents shall be true and correct in all material respects on and as of the date of the making of such Loan with the same force and effect as if made on and as of such date.
     3. Such advance shall be secured by the Mortgages and the other Security Documents, subject only to the Permitted Encumbrances, as evidenced by a Date Down Endorsement satisfactory to Administrative Agent.
     4. Borrower shall have paid Administrative Agent’s costs and expenses in connection with such advance (including title charges and attorneys’ fees and expenses).
     5. No change shall have occurred in the financial condition of Borrower or any Borrower Party or in the Project which would have a Material Adverse Effect.
     6. No proceeding with respect to condemnation, adverse possession, zoning change or usage change proceeding shall have occurred or shall have been threatened against the Project the Project shall not have suffered any damage by fire or other casualty which has not been repaired or is not being restored in accordance with this Agreement; no Applicable Law or injunctive proceeding, restriction, litigation, action, citation or similar proceeding or matter shall have been enacted, adopted, or threatened by any Governmental Authority, which would have, in Administrative Agent’s judgment, a material adverse effect on the Project or Borrower’s or any Borrower Party’s ability to perform its obligations under the Loan Documents.
     7. The Construction Work (or such part thereof as may have been constructed at the time of any borrowing) shall have been constructed substantially in accordance with the Plans and Specifications and the Construction Schedule (as each may have been modified in accordance with this Agreement) and all applicable Government Approvals; and there shall exist no Unsatisfactory Work.
     8. The Construction Consultant shall have reviewed and approved the disbursement requested in the Request for Loan Advance delivered by Lead Borrower with respect to such Loan. Such Request for Loan Advance shall include copies of all documents, contracts, invoices, bills, construction records, lien waivers, Change Orders, and drawings, plans and specifications as the Construction Consultant shall reasonably require, to enable the Construction Consultant to timely review each Request for Loan Advance.
     9. Borrower shall have provided the Construction Consultant, Administrative Agent and the Lenders, or their representatives, prompt and reasonable access to the Project, in order to inspect the Construction Work then completed.

     10. Administrative Agent shall have received the following items in connection with each Loan:
          (a) A Request for Loan Advance as provided in Section 2.6(4) and 4.24.2 duly executed by an Authorized Officer of Borrower, together with the required attachments thereto;
          (b) Such invoices, contracts and other supporting data as Administrative Agent may reasonably require to evidence that all Project Costs for which disbursement is sought have been incurred and are then due and payable;
          (c) Except for Liens insured against pursuant to the Title Policies, (i) sworn unconditional waivers of lien from contractors, subcontractors, materialmen, suppliers and vendors, covering all work for which funds have been advanced pursuant to a prior disbursement and (ii) at Administrative Agent’s election, sworn conditional waivers of lien from contractors, subcontractors, materialmen, suppliers and vendors, covering all work of such Persons for which funds are being advanced pursuant to the then current Request for Loan Advance, all in compliance with the Lien Law;
          (d) Copies of any Change Orders which have not been previously furnished to Administrative Agent and the Construction Consultant, all of which shall be subject to Administrative Agent’s review and approval in accordance with this Agreement;
          (e) Copies of all subcontracts and purchase orders which have been executed or modified, amended and/or supplemented since the last Loan, together with (i) any Bonds or Subguard Polices relating to such subcontracts (to the extent required under this Agreement), (ii) a certificate by an Authorized Officer of Borrower certifying that the delivered items are true, accurate and complete copies of the originals thereof, and (iii) Consents and Agreements in the applicable form attached to the General Assignment from each Major Contractors who has entered into a Major Contract but has not previously delivered a Consent and Agreement;
          (f) Inventory of materials and equipment stored on the Project and evidence that Borrower has complied with all of the requirements of Section 4.8 relating to such stored materials;
          (g) Copies of all Government Approvals (to the extent required as of such date) not previously delivered to Administrative Agent, certified by an Authorized Officer of Borrower;
          (h) If any material dispute arises between or among Borrower, the Construction Manager or any Major Contractor, a written summary of the nature of such dispute;
          (i) If the Budget shall have been modified, copies of all such modifications, all of which shall be subject to Administrative Agent’s review and approval in accordance with this Agreement;

          (j) Copies of all amendments to the Construction Schedule not previously delivered to Administrative Agent, all of which shall be subject to Administrative Agent’s review and approval in accordance with this Agreement;
          (k) Promptly after the completion of the construction of the foundation or other support elements for the Construction Work, Borrower shall provide to Administrative Agent a current survey of the Land showing all improvements located thereon and complying with the requirements set forth in Part A, paragraph 11 and shall obtain a foundation endorsement to the Title Policies in form satisfactory to Administrative Agent insuring that all foundations and other support elements are located within applicable property and setback lines and do not encroach upon any easements or rights of way; and
          (l) To the extent not previously delivered to Administrative Agent, evidence showing compliance with the insurance provisions of Section 3.1.
     11. All of the conditions set forth in Part A above shall remain satisfied and all applicable conditions in Article 4 shall have been satisfied, including the application of all Operating Revenues in accordance with Section 4.6.
     12. The Loans shall be In Balance, and all material actions required to have been undertaken or obtained prior to the date of such disbursement pursuant to the Permitting Schedule and the Marketing Plan and Schedule shall have been undertaken or obtained as applicable.
     13. Operating Revenues shall have been applied in accordance with Sections 4.1(1) and 4.6(1).
     14. To the extent not previously delivered to Administrative Agent, Borrower shall provide evidence of the payment of all costs, expenses and other charges covered by previous Requests for Loan Advances for which advances of Loans have previously been made.
     15. Administrative Agent has reasonably determined withholding such disbursement in whole or in part is not required by the Lien Law.
     16. Such other documents and items as Administrative Agent may reasonably request.

SCHEDULE 7.6
PERMITTING SCHEDULES
(See Attached)

SCHEDULE 7.27
ORGANIZATIONAL CHART

SCHEDULE 7.32
TENANT IMPROVEMENT ALLOWANCES
(See Attached)